SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ____)

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TENNANT COMPANY
(Name of the Registrant as Specified In Its Charter)

N/A
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Tennant Company
701 N. Lilac Drive
Minneapolis, Minnesota 55422

March 11, 2013

Dear Shareholder,

On behalf of your Board of Directors and management, I am pleased to invite you to attend the 2013 Annual Meeting of Shareholders of Tennant Company to be held on Wednesday, April 24, at 10:30 a.m. (CDT) at the Golden Valley Country Club in Golden Valley, Minnesota.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting.  We have elected, where possible, to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules.  We believe that providing our proxy materials over the Internet reduces the environmental impact of our Annual Meeting without limiting our shareholders’ access to important information about Tennant.

Whether or not you plan on attending the meeting, we encourage you to vote promptly.

We appreciate your continued confidence in Tennant, and we look forward to seeing you at the meeting.

Sincerely,

H. Chris Killingstad
President and Chief Executive Officer

Table of Contents

Proxy Statement…………………………..............................………...…................................…………………………...	1

Board of Directors Information and Qualifications
Information and Qualifications……….........................................……………………………...........…...………………..	5
Meeting Attendance…………….………………………………….....................................................................................	10
Director Independence………………………......................................................................................................................	10
Board Leadership Structure…..……………………............................................................................................................	11
Board’s Role in Risk Oversight…..……………..................................................................................................................	12
Board Committees……………………………......................................................................................................................	13
Board and Committee Member Nominations and Appointments……………...............................................................	15
Communication with the Board of Directors……….…………………………………………………………….............	16
Committee Charters and other Governance Documents…………………………………………………………..........	16
Director Compensation……………………………………………………………………………….................................	17
Item 1 – Election of Directors………………………………………………………………………..................................	19

Audit Committee and Independent Registered Public Accounting Firm Information
Fees Paid to Independent Registered Public Accounting Firm….…………………………………………………....	20
Audit Committee Report…………………………………………………………………………………………..............	20
Item 2 – Ratification of Independent Registered Public Accounting Firm………………………………………......	21

Executive Compensation Information
Compensation Discussion and Analysis………………………………………………………………………….........	22
Summary Compensation Table……………………………………………………………………………………..........	37
Grants of Plan-Based Awards in 2012………………………………………………………………..............................	39
Outstanding Equity Awards at 2012 Fiscal Year-End………………………………………………............................	40
Option Exercises and Stock Vested in 2012……………………………………………………………………….........	41
Pension Benefits for 2012…………………………………………………………………………………………...........	42
Non-Qualified Deferred Compensation in 2012…………………………………………………………………...........	42
Potential Payments upon Termination or Change in Control……………………………………………………........	43
Item 3 – Advisory Approval of Executive Compensation…………………………………..…………………….......	48

Item 4 – Approve the Tennant Company Amended and Restated 2010 Stock Incentive Plan, as Amended
Historic Run Rate Information………………………………………………………………………………...….............	49
Shares Available for Grant under Equity Compensation Plans…………………………………………………….....	50
Summary of the Amended 2010 Plan……………..….………...…………………………………………………...........	50
Equity Compensation Plan Information Table……………………………………………………….............................	56

Item 5 – Approve the Tennant Company 2014 Short-Term Incentive Plan
Summary of 2014 Short-Term Incentive Plan………………………………………………………...............................	57
New Plan Benefits Table..……………………………………..………………………………………………….............	59

Other Information
Security Ownership of Certain Beneficial Owners and Management………………………………..........................	60
Section 16(a) Beneficial Ownership Reporting Compliance…………….……………………………………….........	62
Related-Person Transaction Approval Policy……………………………………………………………………........	62
Political Contribution Policy……………………………………………..………………………………………............	63
Shareholder Proposals……………………………………………………………………………………………............	63

Appendices
Amended and Restated 2010 Stock Incentive Plan, as Amended…..…………………………………………….....	A-1
2014 Short-Term Incentive Plan…………………………………………………………………………………............	B-1

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	10:30 a.m. Central Daylight Time Wednesday, April 24, 2013

Place:	Golden Valley Country Club 7001 Golden Valley Road Golden Valley, Minnesota 55427

Items of Business:	(1)Elect four directors to a three-year term;

(2)Ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2013;

(3)Advisory approval of executive compensation;

(4)Approve the Tennant Company Amended and Restated 2010 Stock Incentive Plan, as Amended; and

(5)Approve the Tennant Company 2014 Short-Term Incentive Plan.

Who May Vote:	You may vote if you were a shareholder of record as of the close of business on March 1, 2013.

Proxy Voting:
It is important that your shares are voted, whether or not you attend the meeting.  Please vote your shares, as instructed in the Notice of Internet Availability of Proxy Materials, by voting over the Internet as promptly as possible.  You may also request a paper proxy card, which will include a reply envelope, to submit your vote by mail or to vote by telephone as described in the Notice of Internet Availability of Proxy Materials.  Your prompt response will help reduce solicitation costs incurred by us.

March 11, 2013	Heidi M. Wilson, Secretary

TENNANT COMPANY PROXY STATEMENT

Why did I receive a Notice of Internet Availability of Proxy Materials?

Tennant Company (“we,” “us,” “our,” “the Company”), on behalf of our Board of Directors (“Board”), is supplying this Proxy Statement in order to obtain your Proxy vote in connection with the Annual Meeting of Shareholders.

The Annual Meeting will be held at the Golden Valley Country Club, 7001 Golden Valley Road, Golden Valley, Minnesota, on Wednesday, April 24, 2013, at 10:30 a.m. Central Daylight Time.

The Notice of Internet Availability of Proxy Materials is being mailed to shareholders on or about March 11, 2013.

How do I access the proxy materials?

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies to our shareholders.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice.  Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials, and vote, on the Internet.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

What is a Proxy?

The Proxy serves as a ballot for elections to our Board, as well as listing information about any other items to be discussed and voted on at the Annual Meeting.  It allows an authorized agent to act on your behalf in the event you do not attend the Annual Meeting in person.

Who is entitled to vote?

You may vote if you owned shares of our Common Stock as of the close of business on March 1, 2013.  As of March 1, 2013, there were 18,498,218 shares of Common Stock outstanding, each entitled to one vote.

How do I vote?

You may vote in one of four ways:

1.      By Internet

You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week, until 11:59 p.m. (EDT) on April 23, 2013.  Please have your Notice of Internet Availability of Proxy Materials or, if you have requested one, your Proxy Card, in hand and the last four digits of your social security number available to verify your identity.  Follow the instructions provided to obtain your records and create an electronic ballot.

2.      By Phone

Request a Proxy Card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.  Then you may call 1-800-690-6903 by using any touch-tone phone, 24 hours a day, 7 days a week, until 11:59 p.m. (EDT) on April 23, 2013.  Have your Proxy Card in hand when calling.  You will need to provide the last four digits of your social security number to verify your identity.  Follow the voice prompts to cast your vote.

3.      By Mail

Request a Proxy Card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.  Mark, sign and date your Proxy Card and return it in the postage-paid envelope that will be provided, or return it to Tennant Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

4.      In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting.  Paper ballots will be available for voting at the meeting.  See below for instructions on voting in person if your shares are held through a third party.

What happens if my shares are held in an account at a brokerage firm, bank, broker-dealer or similar organization?

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization.  The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.  You should follow the instructions received from that organization to vote your shares.  Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Can my broker vote my shares on my behalf without receiving voting instructions from me?

The election of directors, the advisory approval of executive compensation, the approval of the Amended and Restated 2010 Stock Incentive Plan, as Amended, and the approval of the 2014 Short-Term Incentive Plan will be considered proposals on which your broker does not have discretionary authority to vote.  Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on these matters, your broker or other nominee will not be able to vote your shares on these matters.

Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted on these matters.  You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

What happens if my shares are held in the Tennant Company Retirement Savings Plan?

If your shares are held in the Tennant Company Retirement Savings Plan (“Savings Plan”), your vote will be communicated to the Trustee who will vote all shares held in the Savings Plan in proportion to votes cast by all participants who submit voting instructions.  Your Proxy Card includes shares you hold in the Savings Plan.  To be effective, your voting instructions must be received by the Trustee by April 20, 2013.  Shares held in the Savings Plan may not be voted in person.

Can the Trustee vote my shares on my behalf without receiving voting instructions from me?

The Trustee will vote all shares held in the Savings Plan in proportion to votes cast by all participants who submit voting instructions timely.  You should vote your shares by following the instructions described above and set forth on your Proxy Card.

How is my Proxy voted?

Shares represented by Proxy will be voted in the following manner:

•	As specified by the Proxy; or

•
Where a Proxy is submitted, but no specification is given, shares will be voted as the Board recommends, which is that you vote FOR each of the nominees listed in Item 1 (election of directors), FOR Item 2 (ratification of independent registered public accounting firm), FOR Item 3 (advisory approval of executive compensation), FOR Item 4 (approve the Tennant Company Amended and Restated 2010 Stock Incentive Plan, as Amended) and FOR Item 5 (approve the Tennant Company 2014 Short-Term Incentive Plan).

Why should I vote?

Your vote is important!  It ensures that your ownership interests are represented even if you are unable to attend the Annual Meeting in person.  A promptly voted Proxy will save us additional solicitation expense.

May I revoke my Proxy or change my vote?

Proxies may be revoked at any time before being voted at the Annual Meeting.  The Proxy may be revoked or changed only by use of the following methods:

•	Sending a signed, written notice of revocation, dated later than the Proxy, to the attention of the Secretary at the Company’s address listed on page 4 of this Proxy Statement;

•	Sending a signed Proxy, dated later than the prior Proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

•	Voting again by telephone or on the Internet prior to the Annual Meeting; or

•	Attending the Annual Meeting, revoking your Proxy and voting in person. Your attendance at the Annual Meeting will not revoke your Proxy unless you revoke your Proxy.

•	For shares held in an account at a brokerage firm, bank, broker-dealer or other similar organization, or in the Savings Plan, see restrictions described above.

How many votes are needed to hold the Annual Meeting?

The meeting can take place when holders of a majority of the outstanding shares of common stock, either in person or by Proxy, are present at the meeting.  This is known as a quorum.  Abstentions and broker non-votes will be counted as present when determining whether a quorum exists.

What is a broker non-vote?

Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.

How many votes are needed to elect directors?

As established by Minnesota Statute 302A.215, the affirmative vote of a plurality of outstanding shares of common stock present and entitled to vote is required to elect each director nominated.  The director nominees with the most votes will be elected.  If you (or a broker), either in person or by Proxy, withhold your vote or do not give authority to vote for a director, your shares will not be voted in favor of such director nominee.

How many votes are needed to ratify KPMG as the independent registered public accounting firm for our Company?

The affirmative vote of the holders of a majority of outstanding shares of common stock present and entitled to vote is required to ratify the appointment of KPMG as our independent registered accounting firm (provided that the number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares).  For this purpose, a shareholder voting through a Proxy who abstains with respect to ratification of KPMG is considered to be present and entitled to vote, and is in effect a negative vote; however, broker non-votes will not be counted as votes on this matter and will have no effect.

How many votes are needed to approve the advisory approval of executive compensation?

The approval on this matter is advisory and not binding on the Company.  The Company will consider shareholders to have approved our executive compensation if the number of votes cast FOR this proposal exceed the number of votes cast AGAINST it.  For this purpose, a shareholder who abstains with respect to this proposal and any broker non-votes on this proposal will have no effect.

How many votes are needed to approve (i) the Tennant Company Amended and Restated 2010 Stock Incentive Plan, as Amended, and (ii) the Tennant Company 2014 Short-Term Incentive Plan?

The affirmative vote of the holders of a majority of the outstanding shares of common stock present and entitled to vote is required to approve the Tennant Company Amended and Restated 2010 Stock Incentive Plan, as Amended, and the Tennant Company 2014 Short-Term Incentive Plan, respectively, (provided that the number of shares voted in favor of each proposal constitutes more than 25% of the outstanding shares).  For this purpose, a shareholder voting through a Proxy who abstains with respect to approval of the Amended and Restated 2010 Stock Incentive Plan, as Amended, or the approval of the 2014 Short-Term Incentive Plan, as the case may be, is considered to be present and entitled to vote, and is in effect a negative vote.

Under New York Stock Exchange rules, the votes cast on the proposal to approve the Amended and Restated 2010 Stock Incentive Plan, as Amended, must exceed 50% of all shares entitled to vote.  Accordingly, a shareholder who does not give authority to a Proxy to vote, including a broker non-vote, on the approval of this proposal shall have the effect of a negative vote.

Who will pay the cost of this Proxy solicitation?

We will bear the cost of solicitation.  Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission.  No additional compensation will be paid to such persons for such solicitation.  We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending Proxy materials to beneficial owners of shares.

What address should I use for correspondence with the Company?

Our principal executive office is located at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota, 55440-1452.

BOARD OF DIRECTORS INFORMATION AND QUALIFICATIONS

Directors Whose Terms Expire in 2013 (Class III Directors):

	AZITA ARVANI, 50	Director Since 2012
• Head of Partnering and Alliances for Nokia Siemens Networks, a mobile broadband company, since September 2012. Head of Innovation Strategy for Nokia Siemens from September 2011 – August 2012.
• Principal and Founder of Arvani Group Inc., a boutique business consulting firm specializing in the mobile and wireless industry, from 2002 to 2011.
• Vice President, Business Development and Strategy, for ActiveSky, provider of an online mobile multimedia application development and distribution platform, from 2000 to 2001.
• Held various senior technical and business positions, including Director, Corporate Business Strategy, for Xerox Corporation, a business process and document management company, from 1996 to 2000.
• Member of the Governance and Executive Committees.

Qualifications:
Ms. Arvani, through her work with Nokia Siemens Networks, brings extensive experience in disruptive technologies. As a consultant and executive leader, she has helped a diverse set of companies develop and commercialize game-changing technologies which will be of significant value as we evolve our Orbio® water-based and other sustainable cleaning technologies.

First time nomination for election by shareholders:
This is the first time that Ms. Arvani has been nominated for election by shareholders.  In 2012, the Board retained a search firm to assist in the identification of candidates with expertise in developing and commercializing disruptive technologies, and Ms. Arvani was identified through that search.  After a review of the candidates identified, on October 1, 2012, the Board, upon recommendation of the Governance Committee, appointed Ms. Arvani as a member of our Board.

	WILLIAM F. AUSTEN, 54	Director Since 2007

• Group President for Bemis Company, Inc., the largest flexible packaging company in the Americas and a major international manufacturer of pressure-sensitive materials used for labels, decoration and signage, since May 2012.  Vice President, Operations, for Bemis from 2004 to April 2012.

• President and Chief Executive Officer for Morgan Adhesives Company from 2000-2004.
• Held various positions with General Electric Company from 1980-2000, culminating in General Manager, Switch Gear Business.
• Member of the Audit, Compensation and Executive Committees.

Qualifications:
Mr. Austen brings a broad strategic perspective as one of the top leaders at Bemis Company where he serves as Group President, Global Operations.  He is a talented leader in global manufacturing and operations with experience in global mergers, acquisitions and business integration.  This experience is relevant to our business due to our international operations and growth through acquisitions.

	JAMES T. HALE, 72	Director Since 2001
• Corporate Governance Consultant since 2004.
• Executive Vice President, General Counsel and Corporate Secretary for Target Corporation from 2000-2004. Senior Vice President, General Counsel and Corporate Secretary for Target from 1981-2000.
• Held various Vice President positions with General Mills, Inc., from 1979-1981. • Practiced law at Faegre & Benson LLP from 1966-1979.
• Chair of the Governance Committee, member of the Compensation and Executive Committees.

Qualifications:
Mr. Hale, a corporate governance expert and the former General Counsel and Executive Vice President of Target Corporation, has significant experience working with public company corporate governance.  As part of his past legal experience in private practice and in-house at General Mills, Inc. and Target Corporation, he also acquired significant experience with mergers and acquisitions, an important component of our growth strategy.

	H. CHRIS KILLINGSTAD, 57	Director Since 2005

• President and Chief Executive Officer for Tennant Company since 2005.
• Vice President, North America, for Tennant from 2002-2005.
• Held various senior management positions with The Pillsbury Company, including Senior Vice President and General Manager, from 1990-2002.
• International Business Development Manager for PepsiCo Inc. from 1982-1990.
• Financial Manager for General Electric from 1978-1980.

Qualifications:
Mr. Killingstad, our President and CEO, through his work with General Electric, PepsiCo Inc. and The Pillsbury Company, as well as with the Company, has led global expansion and turnaround efforts and has developed expertise in the areas of product innovation, brand marketing and building strong leadership teams.  He has also developed and grown start-up enterprises within a corporate environment, a skill that he is applying to our chemical-free business expansion.

Directors Whose Terms Expire in 2014 (Class I Directors):

	CAROL S. EICHER, 54	Director Since 2008

• Business President for Coating Materials and Building and Construction for The Dow Chemical Company, a manufacturer and seller of chemicals, plastic materials, agricultural and other specialized products and services, since September 2012.  Business Group Vice President for Building and Construction for Dow Chemical from August 2010 to August 2012.  Business Director, Performance Monomers, for Dow Chemical from April 2009 to July 2010.

• Vice President/Global Business Director, Primary Materials and Process Chemicals, Rohm and Haas Company, a developer of solutions for the specialty materials industry acquired by Dow Chemical in 2009, from 2003 to July 2010.   General Manager, Americas & Europe, Electronics, Organic Specialties, for Rohm and Haas from 2001-2003.  Business Director, Organic Specialties, for Rohm and Haas from 2000-2001.
• Held various senior management positions with Ashland Chemical Company, a division of Ashland, Inc., from 1992-2000.
• Held various management positions with E.I. DuPont de Nemours and Company, Inc., from 1979-1992.

• Member of the Audit, Governance and Executive Committees.

Qualifications:
Ms. Eicher brings a wealth of global manufacturing, operations and merger and acquisition experience from her senior leadership positions at The Dow Chemical Company, Rohm and Haas Company, Ashland Chemical Company and E.I. DuPont de Nemours and Company, Inc.  In these positions she has led expansion efforts in developing countries and can provide insights as to the issues we may face as we expand our presence in Brazil, India, China, the Middle East and other developing countries.

	DAVID MATHIESON, 58	Director Since 2006
• Principal of David Mathieson LLC, a company offering management consulting, project management and interim management, since October 2012 and from September 2010 to May 2011.

• Executive Vice President and Chief Financial Officer for Comverge, Inc., a clean energy company providing demand management solutions in the form of peaking and base load capacity to electric utilities, grid operators and associated electricity markets, from May 2011 to October 2012.
• Senior Vice President and Chief Financial Officer for RSC Holdings, Inc., a provider of equipment rental services, from January 2008 to May 2010.
• Vice President and Chief Financial Officer for Brady Corporation, an international manufacturer and marketer of identification solutions and specialty materials, from 2003-2007.  European Finance Director for Brady Corporation from 2001-2003.
• Held various executive positions with Honeywell International, Inc., from 1981-2001, including Vice President and Chief Financial Officer of Honeywell Europe.
• Chair of the Audit Committee, member of the Governance and Executive Committees.

Qualifications:
Mr. Mathieson, a Scottish native, has extensive management experience and global financial expertise from his consulting, executive and financial roles with David Mathieson LLC, Comverge, Inc., RSC Holdings, Inc., Brady Corporation, Honeywell, Inc., and other multinational public companies.  In addition, he has led global acquisition teams and implemented systematic processes to measure and enhance operational effectiveness, a skill set that has proved invaluable to us as we continue to cut costs and make our internal operations more scalable.

\	DONAL L. MULLIGAN, 52	Director Since 2009
• Executive Vice President and Chief Financial Officer for General Mills, Inc., the world’s sixth largest food company, since 2007.

• Held various executive positions with General Mills from 2001-2007, including Vice President Financial Operations for the International division; Vice President Financial Operations for Operations and Technology and Vice President and Treasurer.

• Served as Chief Financial Officer, International, for The Pillsbury Company from 1999-2001.
• Held various international positions with PepsiCo Inc. and YUM! Brands, Inc., including Regional CFO, Americas, Finance Director, Asia, and Finance Director, Canada, from 1987-1998.

• Member of the Audit, Compensation and Executive Committees.

Qualifications:
Mr. Mulligan is the Executive Vice President and Chief Financial Officer for General Mills, Inc.  He was selected by the Board not only because of his financial expertise and his various senior financial and operations leadership positions at large multinational public companies, but also because of his knowledge in developing, marketing and branding innovative products, which is particularly relevant to our current business, which involves the regular introduction of new and innovative products to the market.

	STEPHEN G. SHANK, 69	Director Since 2000 Lead Director Since 2009

• Retired Chief Executive Officer and Chair of the Board for Capella Education Company, an accredited online university offering undergraduate and graduate degree programs; current member of Board of Directors of Capella.

• Chair for Capella from 1993 to February 2010. CEO for Capella from 1993 to March 2009.
• Chairman and Chief Executive Officer for Tonka Corporation from 1979-1991, and General Counsel from 1974-1978. • Practiced law at Dorsey & Whitney LLP from 1972-1974.
• Lead Director, Chair of the Compensation and Executive Committees, member of the Governance Committee.

Qualifications:
Mr. Shank has a unique background and skills that qualify him not only to be on the Board, but to serve in the role of Lead Director.  He was a corporate lawyer with Dorsey & Whitney LLP, a well-recognized Minneapolis law firm, served as General Counsel and then became the CEO of Tonka Corporation, and developed and took public one of the first successful accredited online universities, Capella Education Company.  He recently retired as CEO and Chair of Capella but continues to serve on Capella’s board.  He is able to devote considerable attention to our Company matters and brings a visionary yet disciplined approach to our business.

Director Nominees for Terms Expiring in 2015 (Class II Directors)

	STEVEN A. SONNENBERG, 60	Director Since 2005
• Executive Vice President, Emerson Electric Company, and President for Emerson Process Management, a worldwide technology and engineering company, since October 2008.

• President for Rosemount, Inc., a business unit of Emerson Electric Company, from 2002 to October 2008.  Held various positions with Rosemount and Emerson, including General Manager for Rosemount China and President for Emerson Process Management Asia Pacific, from 1992-2002.

• Member of the Compensation, Governance and Executive Committees.

Qualifications:
Mr. Sonnenberg is an expert in global sales, operations and expansion.  His leadership roles with Emerson Electric Company and its various divisions have helped him acquire a specific expertise in process improvement, grounded in systems and metrics that are critical to successful, scalable growth and expansion, which applies directly to our recent process improvement and growth initiatives.  His experience with global acquisitions and joint ventures is particularly valuable as we grow our global business.

	DAVID S. WICHMANN, 50	Director Since 2009
• President, Operations and Technology, and Chief Financial Officer for UnitedHealth Group Incorporated, a diversified health and well-being company, since January 2011.

• Held various executive positions with UnitedHealth Group since 1998, including President, Operations and Technology, President, Commercial Market Group, President and Chief Operating Officer, UnitedHealthcare, President and Chief Executive Officer, Specialized Care Services, and Senior Vice President, Corporate Development.

• Partner, Arthur Andersen, from 1995-1998. • Chief Financial Officer for Advance Machine Company from 1992-1994.
• Member of the Audit, Compensation and Executive Committees.

Qualifications:
Mr. Wichmann was selected by the Board for his global financial and operations expertise.  In addition to being a seasoned senior executive with UnitedHealth Group Incorporated, he has experience across multiple businesses through his early consulting practice with Arthur Andersen and as Chief Financial Officer of a company in the same business segment as our Company.  His understanding of business processes, finance, accounting and internal controls adds discipline to our growth initiatives.

Meeting Attendance

During 2012, our Board met on five occasions.  All directors attended at least 85% of Board and respective Committee meetings on which they serve.

As set forth in our Corporate Governance Principles, all members of our Board are encouraged to attend all annual meetings of shareholders.  All directors attended the 2012 Annual Meeting of Shareholders.

Director Independence

Our Board uses criteria established by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission to determine director independence.  The Governance Committee reviews relevant information no less than annually to determine whether the Board members meet the applicable criteria.  Our Board has determined that Mmes. Arvani and Eicher and Messrs. Austen, Hale, Mathieson, Mulligan, Shank, Sonnenberg and Wichmann are independent based on the standards referred to above.

The only relationships that exist between our directors and our Company or management are ordinary course of business commercial transactions involving the purchase of the Company’s products and product maintenance services by companies that employ certain of our directors or our purchase of products and services from companies that employ certain of our directors.  These transactions were considered by our Board in determining the independence of our directors.

In 2012, the Board considered the fact that the following non-management directors are affiliated with entities that purchased goods and/or product maintenance services from us as follows: (i) Ms. Eicher’s employer, The Dow Chemical Company, or its affiliates, in the approximate amount of $450,947; (ii) Mr. Austen’s employer, Bemis Company, Inc., or its affiliates, in the approximate amount of $85,065; (iii) Mr. Mulligan’s employer, General Mills, Inc., or its affiliates, in the approximate amount of $250,200; and (iv) Mr. Sonnenberg’s employer, Emerson Electric Company, or its affiliates, in the approximate amount of $144,790; such amounts were less than 2% of our and their respective employer’s gross revenues (which, in each case, are greater than $1 million) for the year.

Based on the relevant facts and circumstances, neither Ms. Eicher nor Messrs. Austen, Mulligan or Sonnenberg has a material interest in these ordinary course of business transactions.

In addition, certain of our non-management directors are affiliated with entities that have business relationships with us where we purchase goods.  The Board also considered that the Company has purchased: (i) various machine parts from subsidiaries of Emerson Electric Company, Mr. Sonnenberg’s employer, in the approximate amount of $145,000; and (ii) vision insurance from a subsidiary of UnitedHealth Group, Mr. Wichmann’s employer, in the approximate amount of $113,000.

Based on the relevant facts and circumstances, Messrs. Sonnenberg and Wichmann do not have a material interest in these ordinary course of business commercial transactions.  In addition, the amounts we paid to each of these companies in 2012 were less than 2% of the respective company’s gross revenues (which are greater than $1 million).

The Board was provided with this information and concluded that none of the relationships interfere with the independence of these directors or present a conflict of interest.

Board Leadership Structure

Our Board has four standing committees: Audit, Compensation, Governance and Executive.  Each of the Board committees is comprised solely of independent directors with each committee having its own chair.

Our President and Chief Executive Officer (“CEO”), Mr. Killingstad, is a member of our Board.  However, as was the case with his predecessor, he does not serve as Chair of the Board.  He works closely with our Lead Director to set and approve the agenda of the Board meetings, to ensure that there is an appropriate flow of information to the Board, and to make sure that management properly and adequately addresses matters of interest to the Board.

Mr. Killingstad conducts the actual Board meetings but our Lead Director conducts the meetings of the Executive Committee of the Board, which consists of all non-management directors.  Currently, the positions of Lead Director and Chair of the Executive Committee are combined.

Our Board initially appointed Stephen Shank, Chair of the Executive Committee, as Lead Director in August 2009.  Our Board’s criterion for Lead Director is that he or she must be an independent director appointed by the Board.

The role of the Lead Director is to provide independent leadership to our Board, act as a liaison between the non-management directors and the Company and ensure that our Board operates independently of management.

The Lead Director is appointed for a one-year term and may serve successive terms, but our Board retains the right to remove or replace the Lead Director in its discretion.  The person serving as Chair of the Executive Committee shall typically also be the Lead Director, unless our Board decides otherwise.

The principal responsibilities assigned to the Lead Director include:

•	Chairing the Board in the absence of our CEO;

•	Organizing and presiding over all executive sessions of our Board;

•	Serving as liaison between the non-management members of the Board and our CEO;

•	In concert with our CEO and other directors, setting and approving the agenda for Board meetings, including approval of schedules to assure sufficient time for discussion of all agenda items;

•	In concert with our CEO and committee chairs, ensuring the appropriate flow of information to the Board and reviewing the adequacy and timing of documentary materials provided to the Board;

•	Communicating to management as appropriate the results of private discussions among independent directors;

•	Holding one-on-one discussions with individual directors where requested by the directors or the Board;

•	Ensuring his or her availability for consultation and direct communication with major shareholders, if requested by such shareholders; and

•	Carrying out other duties as requested by our Board.

Our Board has chosen this leadership structure because it believes that it fosters good communication between management and the Board, provides strong independent leadership to oversee and challenge management and provides the optimal level of Board involvement in strategic decision making and risk oversight.

Board’s Role in Risk Oversight

General

Our Board takes an active role in risk oversight of the Company both as a full Board and through its Committees.  The agendas for our Board and Committee meetings are specifically designed to include an assessment of opportunities and risks inherent in our operations, strategies and compensation plans.

Our Board meets in executive session after each regularly scheduled Board meeting to, among other things, assess the quality of the meetings and to collect feedback for our Lead Director to present to our CEO and management.  Such feedback includes any requests for specific information to assist our Board in carrying out its duties, including risk oversight.  We believe that the process followed by our independent directors and led by our Lead Director provides an appropriate level of Board oversight of risk.

Annual Risk Assessment Process

We conduct an annual enterprise-wide risk assessment.  A formal report is delivered to our Audit Committee and to our Board each December.  Risk assessment updates are provided at each regularly scheduled quarterly Audit Committee and Board meeting and more frequently if requested by a Committee, our Board or recommended by management.

The objectives for the risk assessment process include (i) facilitating the NYSE governance requirement that our Audit Committee discuss policies around risk assessment and risk management, (ii) developing and addressing a defined list of key risks to be shared with our Audit Committee, Board and management, (iii) reviewing management’s risk mitigation efforts, (iv) determining whether there are risks that require additional or higher priority mitigation efforts, (v) facilitating discussion of the risk factors to be included in Item 1A of our Annual Report on Form 10-K, and (vi) guiding the development of the next year’s audit plans.

Annually, we, working with our outsourced internal auditor and through members of an internal risk committee (“Risk Committee”) consisting of senior level staff from the legal, finance and risk departments, review our enterprise risk assessment process, conduct a detailed enterprise risk assessment, communicate the results of the risk assessment and recommend risk mitigation activities.

The process links the risk areas with our strategies, objectives and entity-level controls where senior management and global employees participate in risk identification, ranking and assessment of management preparedness to address identified risks.  The risk profiles and current and future mitigating actions are discussed and refined during subsequent discussions with management.

The internal auditor surveys key department and functional leaders from all functions and geographies and then, along with members of our Risk Committee, facilitates group meetings to identify and evaluate risks and the steps being taken to mitigate the risks.  Any identified risks are prioritized based on the potential exposure to the business and measured as a function of severity of impact and likelihood of occurrence.

Non-Ordinary Course Expenditure Policy

To monitor transactions that could potentially expose us to risk, our Board has a formal delegation of authority policy for non-ordinary course expenditures which specifies areas for which Board review and approval are required.

Compensation Risk Review

Annually, our Compensation Committee discusses our executive and non-executive employee compensation policies, practices and designs regarding the appropriateness of the level of enterprise risk associated with our incentive plans, including a review of the metrics and checks and balances that mitigate risks for inappropriate or fraudulent behavior which could potentially arise in connection with our plans, including our short-term and long-term incentive compensation plans and sales commission and incentive plans.  Such plans are administered within a framework reviewed by our Compensation Committee.

In February 2013, management presented our Compensation Committee with its analysis of the risks associated with our compensation policies and practices and its conclusion that such policies and practices are not reasonably likely to have a material adverse effect on us, and our Compensation Committee discussed this conclusion with management.

Board Committees

As mentioned above, we have four standing committees of our Board: Audit, Compensation, Governance and Executive.  Membership on these committees is limited to independent directors.

Our Board has determined that each of our committee members is free of any relationship that would interfere with their exercise of independent judgment and is an independent director within the meaning of the listing standards of the NYSE and applicable Securities and Exchange Commission regulations and, if applicable, certain Internal Revenue Code provisions.

Audit Committee

Our Audit Committee is comprised of David Mathieson (Chair), William F. Austen, Carol S. Eicher, Donal L. Mulligan and David S. Wichmann.

Our Board uses the listing standards of the NYSE to determine whether our Audit Committee members possess the requisite financial literacy to serve on the Committee.  Our Board has determined that all Audit Committee members are financially literate and independent.

At least one member of our Audit Committee must have accounting or related financial management expertise as required by NYSE rules.  Our Audit Committee endeavors to have at all times a member who qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Our Board has determined that Messrs. Mathieson, Mulligan and Wichmann satisfy the requirements of an “audit committee financial expert” and that their expertise has been acquired through training and relevant experience.

Our Audit Committee operates under a written charter adopted by our Board, which was most recently amended on December 14, 2010.  Our Audit Committee is required to meet no less than four times throughout the year and in 2012 met on ten occasions.

The primary functions of our Audit Committee are to oversee:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The independent registered public accounting firm’s qualifications, independence and performance;

•	The performance of our internal audit function;

•	Our system of internal controls over financial reporting;

•	Our risk assessment and management policies; and

•	Significant financial matters.

Compensation Committee

Our Compensation Committee is comprised of Stephen G. Shank (Chair), William F. Austen, James T. Hale, Donal L. Mulligan, Steven A. Sonnenberg and David S. Wichmann, all of whom meet the criteria for independence under the NYSE listing standards, Section 162(m) of the Internal Revenue Code and Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Our Compensation Committee operates under a written charter adopted by our Board, which was most recently amended on February 17, 2010.  Our Compensation Committee is required to meet no less than two times throughout the year and in 2012 met on three occasions.

The primary functions of our Compensation Committee are to assist us in maximizing shareholder value by ensuring that executive officers are compensated in accordance with our philosophy, objectives and policies.  Specifically, our Compensation Committee has established a total compensation policy that:

•	Supports our overall strategy and objectives;

•	Attracts and retains key executive officers;

•	Links total compensation to financial performance and the attainment of strategic objectives;

•	Provides competitive total compensation opportunities at a reasonable cost while enhancing short-term and long-term shareholder value creation;

•	Does not incent risk-taking behavior that would be likely to have a material adverse effect on our Company; and

•	Provides transparency consistent with good corporate governance practices.

Our Compensation Committee sets the compensation for our executive officers and evaluates their compensation against performance goals and objectives.  The Committee also reviews management’s process for assessing whether incentive compensation plans for both executive and non-executive employees are likely to have a material adverse effect on our Company.

In February 2013, our Compensation Committee conducted its annual review of our incentive plans and of management’s conclusion that the plans do not pose a level of risk that could have a material adverse effect on our Company.

In addition, the Committee recommends pay levels for non-management directors including retainers and fees for approval by our full Board.  Given the inherent conflict of directors setting their own pay levels, these recommendations take into consideration external market information, primarily in the form of competitive market data, received from Aon Hewitt (“Hewitt”), the Company’s independent compensation consultant.

Use of Outside Compensation Consultants

Our Compensation Committee engages outside compensation consultants to assist it in the performance of its duties.

In August of 2012, the Committee retained Hewitt to advise it on 2013 executive officer and non-management director compensation.  It selected Hewitt because it has one of the world’s largest global executive compensation operations and provides executive compensation expertise in the areas of tax, regulatory compliance, corporate governance, plan design and competitive intelligence regarding compensation plans and comparative metrics.  Hewitt’s services for 2013 are expected to be similar to what they provided in 2012, namely (i) making recommendations regarding the form and amounts of executive officer and non-management director compensation, (ii) providing market and performance data as a backdrop to the Committee’s decisions regarding executive officer and non-management director compensation, and (iii) advising the Committee as to best practices and recent legal, governance and regulatory considerations regarding executive officer and non-management director compensation.  Hewitt has performed services for our Compensation Committee since 2008.

Hewitt reports directly to our Compensation Committee and works collaboratively, as directed by the Chair of the Committee, with management.  Our Compensation Committee annually evaluates Hewitt’s ability to provide independent advice and has concluded that Hewitt was independent with regard to the services it provided to the Committee in 2012 because (i) it reported directly to the Committee, (ii) the Committee could solicit advice and consultation without management’s direct involvement and (iii) all of the services performed by Hewitt in 2012 were at the request of the Committee.

In addition, our Compensation Committee assessed Hewitt’s independence pursuant to Securities and Exchange Commission rules and concluded that no conflict of interest exists that would prevent Hewitt from independently advising the Compensation Committee.

Our Compensation Committee has established a process to limit potential conflicts of interest should management desire to seek advice from the Committee’s retained outside compensation consultant for non-executive compensation matters. Specifically, the Committee determined that if management desires to use the consultant to provide any advice on non-executive compensation matters, the consultant shall contact the Chair and inform the Chair of such request for non-executive compensation services.

The Committee delegated to the Chair the authority to make a decision as to whether the service is appropriate.  The Chair is required to inform the Committee of any such request or approval granted no later than at the next scheduled meeting of the Compensation Committee.

The outside consultant, no less than annually, must provide a summary to the Committee describing any non-executive compensation services provided to our Company.  No such services were provided in 2012.

Additional information about the role of the compensation consultant is set forth below under “Compensation Discussion and Analysis, Compensation Determination Process.”

Governance Committee

Our Governance Committee is comprised of James T. Hale (Chair), Azita Arvani, Carol S. Eicher, David Mathieson, Stephen G. Shank and Steven A. Sonnenberg.

Our Governance Committee operates under a written charter adopted by our Board, which was last amended on February 18, 2004.  Our Governance Committee does not have a required number of meetings.  In 2012, our Governance Committee met on three occasions.

The primary purpose of our Governance Committee is to:

•	Assist our Board in identifying individuals qualified to become Board members;

•	Determine the composition of our Board and its Committees;

•	Lead our Board in its annual review of the Board’s performance;

•	Regularly review and, when applicable, recommend to our Board changes to our Corporate Governance Principles, Articles of Incorporation, By-Laws and Board committee charters; and

•	Assist our Board in understanding and complying with new corporate governance laws, regulations and policies affecting our Company.

Executive Committee

Our Executive Committee is comprised of Stephen G. Shank (Chair), Azita Arvani, William F. Austen, Carol S. Eicher, James T. Hale, David Mathieson, Donal L. Mulligan, Steven A. Sonnenberg and David S. Wichmann, constituting all of the independent, non-management directors.  Mr. Shank, as Chair of the Executive Committee and Lead Director, presides at the Executive Committee meetings.

Our Executive Committee operates under a written charter adopted by our Board which was last amended on February 18, 2004.  Our Executive Committee is to meet no less than four times throughout the year and in 2012 met on four occasions following scheduled Board meetings, which constitute executive sessions.

The primary purpose of our Executive Committee is to review such matters and take such actions as are appropriate to be reviewed or taken by the non-management directors of our Board, including the annual review of our CEO’s performance, setting our CEO’s compensation, review and approval of our management succession plan and review and assessment of the risks and opportunities inherent in our strategic decision making.  In addition, our Executive Committee formulates feedback to be provided by our Lead Director to management after each meeting.  Such feedback includes future agenda items, requests for additional information and other recommendations.

Board and Committee Member Nominations and Appointments

Committee Appointments

Our Board appoints members of its Committees at least annually upon recommendation of our Governance Committee after taking into account the desires, experiences and expertise of individual directors, the recommendations of our CEO and the benefits of rotating Committee membership.

Director Nomination Process

Our Governance Committee is responsible for recommending nominees for election to our Board.  As required by our Corporate Governance Principles, this Committee is responsible for reviewing with our Board, on an annual basis, the requisite skills and characteristics of individual members.  The Committee must also balance the composition of our Board, as a whole, with the needs of our Company.

Our Governance Committee reviews all director nominees and recommends to our Board those persons whose attributes it believes are most beneficial to our Company.

The Committee’s assessment of each director nominee takes into consideration the needs of our Board, the ability to effectively represent the shareholders and stakeholders generally, as well as the following attributes:
•	Experience	•	Skills
•	Diversity	•	Competence
•	Integrity	•	Dedication

Our Board does not have a policy with regard to the consideration of diversity in identifying director nominees; however, as indicated

above, diversity is one of the factors that our Board takes into consideration when assessing director nominees.  In that regard, our Board defines “diversity” broadly to include race, gender, national origin, functional experience, geographic representation and personal skills and attributes.

Our Board looks for candidates who have public company experience, have a history of demonstrating strong and ethical leadership, are sufficiently senior and adept at understanding and evaluating strategic, financial and operational risks and have the expertise to create a well-rounded board.

Our Board has sought to identify, appoint and nominate for shareholder approval candidates with expertise in global expansion, global sales and marketing, mergers and acquisitions, manufacturing and operations, process improvement, financial expertise, executive compensation and change management, corporate governance and, most recently, experience in disruptive technologies.

The Committee also considers our Corporate Governance Principles, which include the following factors when considering director nominees:
•	The size of our Board	•	Other board service
•	Directors with job changes	•	Retirement
•	Director terms	•	Independence matters

Once a recommendation is made by our Governance Committee, it is reviewed by our full Board.  In making its decision to nominate directors, our Board considers all of the above factors.

Shareholder Nominations

Our Governance Committee will consider director candidates recommended by shareholders.  Shareholder recommendations must be accompanied by a sufficiently detailed description of the candidate’s background and qualifications.

The Committee will evaluate the candidate using the same aforementioned criteria.  To recommend a qualified candidate, shareholders should write to the Chair of the Governance Committee at our principal executive office listed below.

If a shareholder wishes to nominate a director other than a person nominated by our Board of Directors, under our Restated Articles of Incorporation a shareholder of record must submit to our secretary a written request that a person’s name be placed in nomination.  This request must be received not less than 75 days prior to the date fixed for the meeting, along with the written consent of the proposed nominee to serve as a director.

Communication with the Board of Directors

All interested parties, including shareholders, may communicate with the independent members of our Board by writing to our Lead Director at:

ATTN: General Counsel, Mail Drop #29
Tennant Company
701 North Lilac Drive
P. O. Box 1452
Minneapolis, MN 55440-1452

All of the communications will be delivered to our General Counsel who will forward communications to our Lead Director to address the matter.

Committee Charters and Other Governance Documents

All four standing Committee Charters, as well as other governance documents including our Corporate Principles and Business Ethics Guide, are available online by following these instructions:

•	Go to our website at www.tennantco.com

•	Click on “Company”

•	Click on “More about NYSE:TNC” under “For Investors”

•	Click on “Corporate Governance”

•	Click on “Charters and Principles”

Director Compensation for 2012

Since the Board Year (the period between annual shareholders’ meetings) commencing with the 2012 annual shareholders’ meeting, our non-management directors received the following compensation for their services: (i) an annual $10,000 cash stipend to our Lead Director/Chair of our Executive Committee and Chairs of our Audit and Compensation Committees; (ii) an annual $5,000 cash stipend to the Chair of our Governance Committee; (iii) an annual retainer of $40,000; (iv) meeting fees of $1,500 per Board and Committee meeting; (v) an annual grant of restricted shares with a fair market value of $45,000 as of the grant date; and (vi) an annual grant of stock options with a fair market value of $45,000 as of the grant date.

Fees earned may be paid in cash or elected to be deferred under the Tennant Company Executive Non-Qualified Deferred Compensation Plan.  For additional information on this plan, see the Non-Qualified Deferred Compensation discussion under “Compensation Discussion and Analysis, Compensation Elements, Other Plans, Agreements and Special Payments, Non-Qualified Deferred Compensation.”

With the exception of meeting fees, all other compensation paid to our directors who join the Board between annual shareholder meetings is pro-rated for partial years of Board service.

This non-management director compensation package is reviewed periodically by our Compensation Committee and our Board using external data derived from the outside compensation consultant’s review of proxy and survey data from the same sources as used in the executive compensation determination process.  See “Compensation Discussion and Analysis, Compensation Determination Process.”

Our Board has adopted a stock ownership goal for non-management directors of five times their annual cash retainer paid by our Company, to be attained within five years from the date of election to our Board.  Progress toward these ownership grants is measured once each year at the time of the February Board meeting.

Ownership levels are calculated by adding (i) the value of the shares held directly by the director, (ii) the estimated after-tax value of restricted shares and (iii) the potential gains from vested and unvested options, as of the close of market on December 31 of the year immediately preceding the year of calculation.  Directors who have served on our Board for five years or more have achieved their goals.  Newer Board members are on pace for achieving their ownership targets within the five-year period.

Director Compensation for 2013

No changes to the value of the non-management director compensation package are expected to be made for 2013.

The table below summarizes compensation paid to each person who served as a non-management director during fiscal 2012:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)(5)	Option Awards ($)(4)(5)	Total ($)
Azita Arvani(1)	24,027	25,361	25,088	74,476
William F. Austen	56,500	44,992	45,001	146,493
Jeffrey A. Balagna(2)	55,000	44,992	45,001	144,993
Carol S. Eicher	65,500	44,992	45,001	155,493
James T. Hale	63,000	44,992	45,001	152,993
David Mathieson	77,000	44,992	45,001	166,993
Donal L. Mulligan	65,500	44,992	45,001	155,493
Stephen G. Shank	78,000	44,992	45,001	167,993
Steven A. Sonnenberg	56,500	44,992	45,001	146,493
David S. Wichmann	68,500	44,992	45,001	158,493

____________________

(1)
Ms. Arvani was appointed to the Board on October 1, 2012.  As such, she was entitled to receive a pro-rated annual compensation package, including a grant of stock options and restricted shares that, pursuant to our equity award approval policy, occurred on the first day of the next open window period after her appointment to the Board, which was October 30, 2012.

(2)	Mr. Balagna resigned from the Board of Directors effective October 1, 2012.

(3)	Includes annual retainer, meeting fees and fees to committee chairs paid in cash, even if any amounts were deferred.

(4)
The valuation of stock and option awards is calculated using the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718.  See Footnote 15 – "Share-Based Compensation" to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012, for the assumptions used in such valuation.

(5)	The table below shows the aggregate number of stock awards and option awards held by each person as of December 31, 2012.

OUTSTANDING STOCK AND OPTION AWARDS

Name	Outstanding Shares (#)	Outstanding Options (#)
Azita Arvani	679	1,411
William F. Austen	7,511	12,975
Jeffrey A. Balagna(1)	0	0
Carol S. Eicher	5,230	9,934
James T. Hale	15,458	14,537
David Mathieson	7,942	13,551
Donal L. Mulligan	3,229	7,266
Stephen G. Shank	16,114	16,537
Steven A. Sonnenberg	9,424	16,021
David S. Wichmann	3,721	7,922

____________________

(1)	In connection with Mr. Balagna’s resignation from the Board on October 1, 2012, his unvested equity awards became fully vested pursuant to the terms of his award agreements.

ITEM 1 – ELECTION OF DIRECTORS

Our Restated Articles of Incorporation state that directors are elected for staggered three-year terms, with approximately one-third of the directors elected each year.

At the Annual Meeting, four directors are to be elected.  If elected, each will serve a three-year term to expire at the time of the Annual Meeting in 2016 and, in each case, until their successors are elected and have qualified.  Each nominee has expressed his or her willingness to serve.  In the event that any of the nominees is not a candidate at the Annual Meeting, it is the intention of the named Proxies on the Proxy Card to vote in favor of the remaining named nominees and to vote for a substitute nominee selected by our Governance Committee.

Our Board, upon recommendation of our Governance Committee, has designated Azita Arvani, William F. Austen, James T. Hale and H. Chris Killingstad as nominees for election at the 2013 Annual Meeting to serve a three-year term expiring in 2016.

Our Board of Directors, upon recommendation of our Governance Committee, recommends a vote FOR each of the director nominees.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM INFORMATION

Fees Paid to Independent Registered Public Accounting Firm

The following table represents fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements, certain audit-related services, tax services and all other fees paid to KPMG for the years ended December 31, 2012 and 2011:

Description of Fees	2012 Amount	2011 Amount
Audit Fees(1)	$1,094,606	$1,203,896
Audit-Related Fees	—	—
Tax Fees(2)	458,059	493,253
All Other Fees(3)	6,608	8,110
Total	$1,559,273	$1,705,259
____________________

(1)
Audit Fees for 2012 and 2011 include professional services rendered in connection with the audit of our consolidated financial statements, including quarterly reviews, statutory audits of certain of our international subsidiaries and the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Tax Fees for 2012 and 2011 consisted primarily of international tax compliance and consulting services.

(3)
All Other Fees for 2012 consisted of review of the Company’s new shelf registration statement and miscellaneous international services.  All Other Fees for 2011 consisted primarily of miscellaneous international services.

Our Audit Committee has adopted a Pre-Approval Policy for Non-Audit Services, which appears on our website as an exhibit to the Audit Committee charter.  All audit-related, tax and other non-audit services were performed in compliance with the Pre-Approval Policy.  Our Audit Committee has determined that the provision of the above non-audit services was compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Report

Our Audit Committee’s meetings are designed to facilitate and encourage private communication between the Committee and our independent registered public accounting firm, KPMG.  In addition, the Committee complied with its charter responsibilities and reviewed and discussed the audited consolidated financial statements with management.  Our Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by the applicable Public Company Accounting Oversight Board standards.

Our independent registered public accounting firm also provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding independence, and the Committee discussed with our independent registered public accounting firm the firm’s independence.

Based upon the Committee’s discussion with management and our independent registered public accounting firm and the Committee’s review of audited consolidated financial statements and the report of our independent registered public accounting firm to the Committee, the Committee recommended that our Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Members of our Audit Committee

David Mathieson (Chair)	William F. Austen	Carol S. Eicher
Donal L. Mulligan	David S. Wichmann

ITEM 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the shareholders will vote on the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2013.

KPMG is an independent registered public accounting firm that has audited our accounts annually since 1954.  We have been advised that a representative of the firm will attend the Annual Meeting.  The representative will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm so desires.

Our Board of Directors, upon recommendation of our Audit Committee, recommends a vote FOR ratification of KPMG LLP as our independent registered public accounting firm.

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

The Compensation Committee of our Board (the “Committee”) administers and makes decisions regarding our executive compensation and benefit programs.  The following discussion should be read in conjunction with the Summary Compensation Table and related tables and footnote disclosure setting forth the compensation of our CEO and other executive officers named in the Summary Compensation Table (the “Named Executives”).

Overview of 2012 Performance

We had solid performance in 2012 despite continued global economic challenges.  We saw strong performance in the Americas and year-over-year improvements in incentive operating profit, adjusted earnings per share, working capital and incentive return on invested capital.  Although we experienced a decline in revenue over last year, our operational excellence initiatives and strong expense controls produced increased incentive operating profit.  See also our Annual Report on Form 10-K for the year ended December 31, 2012, for more details on our 2012 financial performance.

Performance Measure	2010	2011	2012	Change (2012 vs. 2011)

Incentive Operating Profit*	$36,900,000(1)	$53,900,000(2)	$62,700,000(3)	16.3% improvement

Revenue	$668,000,000	$754,000,000	$739,000,000	2.0% decline

Adjusted EPS**(4)	$1.31	$1.95	$2.08	6.7% improvement

EPS (GAAP)	$1.80	$1.69	$2.18	29.0% improvement

Working capital (as a percentage of sales)	23.5%	23.3%	23.1%	20 basis point improvement

Incentive Return On Invested Capital**	18.9%(1)	27.4% (2)	29.4% (3)	200 basis point improvement

*Incentive Operating Profit is GAAP OP as adjusted for certain extraordinary items or unusual or non-recurring events.  For further explanation of Incentive OP, see “Compensation Discussion and Analysis, Key Compensation Decisions for 2012, 2012 Short-Term Incentive.”

** Incentive Return On Invested Capital and Adjusted Earnings Per Share each exclude adjustments, if any, presented on the supplemental non-GAAP financial table to our earnings releases for the years ended December 31, 2010, 2011 and 2012, and/or any non-operational special items disclosed separately on the face of the Company’s financial statements.

____________________

(1) The Committee exercised discretionary authority by reducing the Incentive OP achievement to deduct profits that were due to the reversal of an unused portion of the 2008 restructuring charge.  The foregoing change made to Incentive OP impacts Incentive ROIC as Incentive OP is the numerator in the Incentive ROIC calculation.

(2) The Committee exercised discretionary authority by increasing the Incentive OP achievement to exclude a non-operating, predominately non-cash special charge related to the Hofmans product obsolescence.  The foregoing change made to Incentive OP impacts Incentive ROIC as Incentive OP is the numerator in the Incentive ROIC calculation.

(3) Excludes a gain on sale of a business and a restructuring charge, which essentially net to zero.  The foregoing change made to Incentive OP impacts Incentive ROIC as Incentive OP is the numerator in the Incentive ROIC calculation.

 (4) A reconciliation of Adjusted EPS and EPS (GAAP) is included in the supplemental non-GAAP financial tables to our earnings release for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on a Form 8-K on February 21, 2012, and our earnings release for the year ended December 31, 2012, as filed with the SEC on a Form 8-K on February 19, 2013.

For 2012, the Committee designed our 2012 Short-Term Incentive Plan (“STIP”) to focus management incentives on improving our Incentive Operating Profit (“Incentive OP”) and Working Capital (“WC”), consistent with the Company’s strategic initiatives to improve operational efficiencies.  For eligible employees in the United States, our Incentive OP goal was $72 million (weighted 70%) and our WC goal, as a percentage of sales, was 22.5% (weighted 30%).  Achieving these goals would have entitled our executive officers to earn 100% of their target payout.  For 2012, Incentive OP was $62.7 million, a 140 basis point improvement as a percent of revenue as compared to Incentive OP in 2011, but below the targeted Incentive OP set by the Committee.  WC, as a percentage of sales, was 23.1%, which represented a 20 basis point year-over-year improvement, but below the goal set by the Committee.  These results led the Committee to approve a payout of 64.8% of each Named Executive’s target bonus level, except for Mr. Eckert, whose bonus level was partially calculated based on the Incentive OP and WC goals established for the Americas business unit.  As a result of the Incentive OP and WC achievement for the Americas business unit, Mr. Eckert’s payout was 66.9% of his target bonus level.  Additional information on our 2012 STIP payout and calculation is discussed in the 2012 Short-Term Incentive section under “Key Compensation Decisions for 2012.”

With respect to the 2012-2014 Long-Term Incentive Plan (“LTIP”), the Committee, similar to prior years’ LTIPs, designed the plan to focus on stock appreciation for the 2012-2014 fiscal years through a mix of stock options, performance-based Restricted Stock Units (“RSUs”) and restricted stock.  The performance-based RSUs involve a variable payout in shares at the end of the three years based on performance against an established Incentive ROIC performance range for the Company.  The performance target used for the 2012-2014 RSUs was Incentive Return On Invested Capital relative to internal and peer group performance metrics (“Incentive ROIC”).  The peer group for each of the three years covered by the plan is the comparator group in effect at the time the Committee established the plan (the “Peer Group”).  For more details, see the 2012-2014 LTIP section under “Key Compensation Decisions for 2012” and the 2010-2012 LTIP and 2011-2013 LTIP sections under “Other Long-Term Incentive Compensation Vested or Outstanding.”

The structure of our compensation for our Named Executives is intended to reflect the level of achievement against the performance objectives established under our short-term compensation plans and provide incentive for achievement of the long-term goals, consistent with our compensation objectives.  From 2010 to 2012, changes in total target direct compensation for our Named Executives generally tracked changes in our Incentive OP, WC, Incentive ROIC and Adjusted Earnings Per Share (“EPS”).  Over time, we expect performance and total direct compensation to trend together; however, in any given year there may be some variability.  Total target direct compensation, as included in the tables below, includes base salary, short-term compensation at target performance and long-term compensation at target performance.  The table below illustrates the relationship between our performance and executive compensation.

Role of the Committee in the Compensation Process

The Committee ensures that our executive compensation and benefit programs are consistent with our compensation philosophy and other corporate goals and makes decisions regarding our Named Executives’ compensation and, subject to final approval from our Executive Committee, our CEO’s compensation.  It is responsible for approving our Named Executives’ Total Compensation and analyzing other benefits and perquisites for executive officers.

The Committee conducts a comprehensive review of Named Executive compensation in February of each year.  The Committee deliberates in executive session to determine the level of Total Compensation for our CEO to be recommended to our Executive Committee.  The Executive Committee of the Board completes an annual performance evaluation on Mr. Killingstad in February of each year and reviews other internal performance evaluations, a competitive market analysis and information provided by Hewitt and by our Vice President, Administration.  For the other Named Executives, the Committee takes into consideration the recommendations of our CEO based on Company performance and individual performance evaluations, competitive market data and feedback provided by Hewitt and by our Vice President, Administration.

Compensation Objectives

Our overall objective is to align executive compensation with the short-term and long-term operating goals of our Company and our shareholders.  In this connection, the Committee considered the response of our shareholders to the advisory “say-on-pay” vote received at the Annual Shareholders Meeting.  The 2012 advisory resolution on the compensation of our Named Executives was approved by 97.8% of the shares voted.  The Committee interpreted this vote as strong support for our compensation philosophy, design and decisions.  Although the Committee has altered the choice of metrics for our compensation program for 2013, it believes the new metrics continue to support our compensation philosophy, while incenting growth and continued improvement in operational efficiencies.

In addition to aligning with shareholders interests, we seek to offer a program that provides a comprehensive compensation package that is competitive with those of similarly sized U.S. durable goods manufacturing companies.  Our compensation programs take into account that an executive’s actual compensation level may be greater or less than average competitive levels based on our annual and long-term financial performance against pre-established goals, the individual’s performance and the individual’s scope of responsibilities.

Specifically, our compensation programs are designed to:

•	Create a relationship between pay and performance by providing a strong link between our short-term and long-term business goals and executive compensation;

•	Attract and retain high-caliber key executive officers who can create long-term financial success for our Company and enhance shareholder return;

•	Motivate executive officers to achieve our goals by placing a significant portion of pay at risk;

•	Align the interests of executive officers with those of our shareholders by providing a significant portion of compensation in stock-based awards; and

•	Discourage risk-taking behavior that would be likely to have a material adverse effect on our Company.

Compensation Determination Process

The Committee typically meets three to four times a year to consider various aspects of executive officer and non-management director compensation.  Among other things, it decides how to allocate executive compensation among base salary, short-term and long-term variable pay (together, “Total Compensation”), and also determines the target level of Total Compensation for each executive.  The Committee seeks to set Total Compensation and the allocation between each element so that it is consistent with our compensation objectives.

When setting the executive officers’ Total Compensation, the Committee considers both internal and external data.  It receives information from our human resources department and our CEO regarding (i) each executive officer’s performance, tenure, experience, management capabilities and contributions to our operations, and (ii) the tactical and strategic value to us of specific skill sets of certain key executives.  In assessing our CEO’s compensation, the Committee and Executive Committee evaluate our Company’s financial performance against that of peer companies, our CEO’s performance against goals, strategic development of our Company and our CEO’s self-evaluation of his own performance.  The Committee receives external reference data, primarily in the form of competitive market data, from its outside compensation consultant.  Since 2008, the Committee has used Hewitt to provide such external market information.  See discussion regarding “Use of Outside Compensation Consultants” under the “Compensation Committee” description.  For 2012 and 2013, the Committee reviewed competitive market data drawn from the proxy data of the respective comparator group identified below, the survey data from the Hewitt Total Compensation MeasurementTM database (“Survey Data”) and Hewitt’s analysis of the collected data.

Comparator Group

The comparator group used for benchmarking 2012 Total Compensation for our Named Executives and for our non-management director compensation is comprised of companies that (i) have annual revenues approximately in line with ours, (ii) have a global presence, (iii) are in the same general industry as us, and (iv) are contained in Hewitt’s proprietary survey database, thereby giving the Committee access to detailed compensation and plan design information.  The Committee believes that this selection process to determine a relevant comparator group is appropriate and reflects best practice.  The Committee generally reviews the comparator group annually and makes changes where necessary to assure that the comparator group continues to meet the above criteria.

The 22 companies that made up our 2012 comparator group at the time the Committee established 2012 executive and non-management director compensation were:

Chart Industries, Inc.	Nordson Corporation
Circor International, Inc.	Omnova Solutions, Inc.
Donaldson Company, Inc.	Polaris Industries, Inc.
Esco Technologies, Inc.	Robbins & Myers, Inc.
Federal Signal Corporation	Sauer-Danfoss, Inc.
Flow International Corporation	The Middleby Corporation
H.B. Fuller Company	The Toro Company
Graco, Inc.	Tredegar Corporation
Johnson Outdoors, Inc.	Trimas Corporation
Kaydon Corporation	Valmont Industries, Inc.
Mueller Water Products, Inc.	Zep, Inc.

The chart below represents our position relative to the 2012 comparator group on three dimensions.

As part of the Committee’s regular review of the comparator group to assure that the included companies continue to meet the criteria described above, in August 2012, they decided to (i) remove Polaris Industries, Inc. and Johnson Outdoors, Inc. as they are no longer in the same Global Industry Classification Standard code as the Company, (ii) remove Donaldson Company, Inc. and Valmont Industries, Inc. as they have moved outside the Company’s size range, and (iii) add Actuant Corporation, Clarcor Inc. and Columbus McKinnon Corporation.  Therefore, the comparator group used for benchmarking 2013 Total Compensation for our Named Executives and for our non-management director compensation is comprised of the 2012 comparator group plus the changes described in the preceding sentence.

Factors Considered in Setting Compensation Levels

For 2012, the Committee used the external reference data described above to benchmark the positions of our Named Executives.  This data was used to provide a range of market compensation related to our compensation strategy, for positions of similar size and complexity.  This is one of the many factors considered by the Committee in setting compensation.  In addition to the data, the Committee also reviews strategic contributions, areas of responsibility, internal equity, the general economic climate and an individual’s performance against his or her performance objectives when setting compensation levels.

Based on the Committee’s review of the internal and external information, it placed our Named Executives into four tiers for Total Compensation.  The most highly paid Named Executive was our President and CEO, Chris Killingstad, due to his key role in setting the strategic direction of our Company, driving our Company’s overall performance and managing our Europe, Middle East and Africa business unit.  The next most highly paid Named Executive was our Chief Financial Officer, Thomas Paulson, due in part to the breadth of his responsibilities which include the typical accounting and finance functions, but also information technologies, business development, investor relations and currently our Asia Pacific business unit.  The Vice President, Americas, Andrew Eckert, and Vice President, Global Operations, Don Westman, comprised the third tier, and our Vice President, Administration, Thomas Dybsky, was in the fourth tier for Total Compensation.  The Committee considered these tiers when it set the 2012 short-term and long-term targets for our Named Executives.

Our compensation strategy is to target compensation levels within a competitive range around the 50th percentile in cash compensation (base salary plus short-term incentive) and the 75th percentile for long-term incentive, therefore resulting in a Total Compensation level targeted between the 50th and 75th percentile.  The Committee believes that this strategy provides sufficient short-term compensation to attract and retain competitive talent but also places a sufficiently large share of compensation in the form of equity and variable performance-based pay to drive long-term performance goals.

In addition, as part of the process in setting Total Compensation each year, the Committee determines the relative mix for each Named Executive between fixed compensation and variable compensation, as well as cash versus equity compensation, keeping in mind our compensation objectives.  Over the past several years, the Committee has increased the relative proportion of each executive officer’s variable and equity compensation in an effort to increase the amount of the executive officer’s Total Compensation that is at risk and tied to performance.  This reflects the Committee’s belief that as an executive officer’s scope and level within the organization increases so does their ability to impact our financial results and increase shareholder value.

The following chart provides information about the fiscal year 2012 target Total Compensation mix for our CEO individually, and the average of the remaining four Named Executives.

Target Pay Mix

Compensation Elements

We seek to achieve our compensation objectives using the following elements of compensation in our various short- and long-term compensation plans:

ELEMENT	TYPE	TERMS
Cash	Salary	• The fixed amount of compensation for performing day-to-day responsibilities. Generally eligible for increase annually, depending on market conditions, performance and internal equity.
Short-Term Incentive

• Provides the opportunity for competitively based annual cash incentive awards for achieving the Company’s, or relevant business unit’s, short-term financial goals and other strategic objectives measured over the current year.

Perquisites

• Annual gross perquisite allowance ranging from $12,000 to $25,000 in lieu of providing benefits such as financial planning, automobile expenses and club membership dues.

• Executive medical examinations made available.

Long-Term Incentive Compensation (100% Equity)	Restricted Stock (represents 15 – 20% of total annual award depending on plan year)

• Restricted Stock generally vests three years from the grant date.

• Currently, dividends are accumulated on Restricted Stock during the vesting period and paid on vesting.  Prior to December 31, 2010, dividends were paid when declared.

• Dividends on Restricted Stock are paid in cash and only on vesting.

Performance Based Restricted Stock Units (PRSUs) (represents 20 – 40% of total annual award depending on plan year)

• PRSUs generally vest three years from the grant date.

• The performance period for PRSUs is three years.

• Dividend equivalents are accumulated on PRSUs.

• PRSUs are paid in cash or shares of Tennant common stock on settlement (depending on the plan year).

	Non-qualified Stock Options (represents 40 – 65% of total annual award depending on plan year)	• Stock Options generally vest in equal installments over three years from the grant date and have a ten-year term.
Deferred Stock Units (“DSUs”) (for those who elect to defer a portion or all of their STIP or LTIP awards)

• For 2010 STIP deferrals, deferred portion was converted into deferred stock units at fair market value on the date of conversion of 120% of the amount deferred which pay out in stock three years following the year the award was earned.  This election was discontinued beginning with the 2011 STIP.

• For LTIP equity deferrals, funds are converted into deferred stock units at fair market value as of the date of conversion and pay out in stock.  This election was discontinued beginning with the 2011-2013 LTIP.

• For 2010-2012 LTIP cash deferrals, funds were converted into deferred stock units at fair market value as of the date of conversion and pay out in cash.  There is no cash component to LTIP awards beginning with the 2011-2013 LTIP.

ELEMENT	TYPE	TERMS
Retirement	Retirement Savings Plan

• A qualified 401(k) plan that provides participants with the opportunity to defer a portion of their compensation, up to tax code limitations, receive a Company matching contribution and receive a profit sharing contribution based on Company performance for a given year.

Pension Plan

• Provides retirement income for eligible participants based on years of service and highest average earnings up to tax code limitations.  This plan was frozen and closed to new employees as of December 31, 2000.

	Supplemental Retirement Savings benefits (provided under the Tennant Non-Qualified Deferred Compensation Plan)	• Extends an individual’s retirement savings, on a non-qualified basis, for compensation in excess of the tax code limitations under the same terms as the Retirement Savings Plan.
	Supplemental Pension benefits (provided under the Tennant Non-Qualified Deferred Compensation Plan)	• Provides retirement income, on a non-qualified basis, relating to compensation in excess of tax code limitations under the same formula as the qualified pension noted above.

Key Compensation Decisions for 2012

Base Salary

For 2012, consistent with the level of pay increases allocated to the overall employee population, the Committee approved 3% raises for all Named Executives, effective March 1, 2012.  For 2013, the Committee again approved 3% raises for all the Named Executives effective April 1, 2013, consistent with overall employee pay increases.

2012 Short-Term Incentive

Our 2012 STIP used Incentive OP (weighted 70%) and WC (weighted 30%) to evaluate our Company’s annual financial performance.  Incentive OP is determined by measuring gross sales minus operating expenses, which includes the cost of sales, research & development expenses and selling & administration expenses, and excludes certain extraordinary items.  WC is determined by calculating the 12-month average of: (Accounts Receivable + FIFO Inventory – Accounts Payable)/12 Months of Net Sales.  The Committee selected these metrics because they (i) balance growth and continued operational improvement, (ii) directly measure results that would be impacted by strong performance of management, and (iii) are broadly used by other companies, easily understood by investors and reflect compensation-setting best practices.  With respect to our STIP, the Committee has authority to interpret the plan and adjust the metrics and take other actions in its sole discretion to assure that the plan operates consistently with the Committee’s goals, so long as its actions do not cause awards under the plan to fail to qualify as performance-based compensation.

Generally, the STIP target payout for our executive officers is based 100% on the financial performance of our Company as a whole; however, for Vice President, Americas, 70% of the 2012 target bonus was tied to financial results of our Company as a whole and 30% of the 2012 target bonus was tied to the financial results of the Americas.  2012 STIP targets as a percentage of base salary are shown in the table below.

NAME	TARGET PAYOUT AS A % OF BASE SALARY
President and CEO	115%
Vice President and CFO	60%
Vice President, Administration	45%
Vice President, The Americas	50%
Vice President, Global Operations	50%

The 2012 Company Incentive OP goal was $72 million, a 33.6% increase over the 2011 actual Incentive OP result, and the Company WC goal, as a percentage of sales, was 22.5%, an 80 basis point increase over the 2011 actual WC result.  The performance metric for the Americas business unit generally required a proportionate level of performance by that unit substantially similar to that of our Company as a whole in order to achieve the target payout.  Our Named Executives would have earned 100% of their target bonus if our Company met these goals.

For 2012, Incentive OP was $62.7 million, a 140 basis point improvement as a percent of revenue as compared to Incentive OP in 2011, but below the targeted Incentive OP set by the Committee.  2012 Incentive OP excluded a gain on sale of a business and a restructuring charge, which essentially net to zero.  WC, as a percentage of sales, was 23.1%, which represented a 20 basis point year-over-year improvement, but below the goal set by the Committee.  These results led the Committee to approve a payout of 64.8% of each Named Executive’s target bonus level, except for Mr. Eckert, whose payout of 66.9% was partially calculated based on the Incentive OP and WC goals established for the Americas business unit.

2012-2014 LTIP

In February 2012, the Committee approved the 2012-2014 LTIP for executive officers with the following structure: (i) 40% non-qualified stock options, (ii) 40% performance-based restricted stock units (“RSUs”) using Incentive ROIC as the metric, and (iii) 20% restricted shares.  The performance-based RSUs involve a variable payout in shares at the end of the three years based on performance against an established Incentive ROIC performance range for the Company.  Incentive ROIC is defined as: Incentive Operating Profit / (Total Assets – Cash – Short-Term Investments) – (Total Liabilities – Debt) and is adjusted for certain extraordinary items.

The target 2012 LTIP awards continued to be set as a percentage of our Named Executives’ base salary at approximately the 75th percentile market levels (additional information is set forth above under “Factors Considered in Setting Compensation Levels”) and are shown in the table below.

NAME	TARGET PAYOUT AS A % OF BASE SALARY
President and CEO	275%
Vice President and CFO	125%
Vice President, Administration	100%
Vice President, The Americas	110%
Vice President, Global Operations	110%

The number of stock options granted to each Named Executive was calculated as follows: our Named Executives’ total target bonus in dollars, multiplied by 40% (the allocation of the 2012 LTIP to options), divided by the Black Scholes valuation, which was made pursuant to our equity award approval policy.  This calculation resulted in 37,824 non-qualified stock options being granted to our CEO, and an average of 7,846 non-qualified stock options to the other Named Executives.

The number of RSUs and restricted shares granted to each of our Named Executives was calculated by multiplying our Named Executives’ total target bonus in dollars by the percentage of the 2012 LTIP award allocated to RSUs or restricted shares (40% and 20%, respectively) and dividing that by $43.66 (the fair market value of our stock at the time of grant).  RSUs granted under the 2012 LTIP were 15,807 for our CEO and an average of 3,279 for all other Named Executives.  Restricted shares granted were 7,904 for our CEO and an average of 1,640 to the other Named Executives.

For specific grants to our Named Executives, see the Summary Compensation Table and the table relating to Grants of Plan-Based Awards in 2012.  For an explanation of why the grant size varied by Named Executive, see above section on “Factors Considered in Setting Compensation Levels.”

Other Long-Term Incentive Compensation Vested or Outstanding

2010-2012 LTIP

The 2010-2012 LTIP for executive officers, which was established in February 2010, had the following structure: (i) 65% non-qualified stock options, (ii) 20% performance-based RSUs, and (iii) 15% restricted shares.  The performance-based RSUs were designed to incent long-term operational performance.

While the allocation of awards among stock options, RSUs and restricted shares was different in the 2010-2012 LTIP, as compared to the 2011-2013 and 2012-2014 LTIPs, the structure of these plans is otherwise similar.  A Named Executive’s target payout under the 2010-2012 LTIP was set as the same percentage of their base salary as is set forth in the chart above.  Additionally, the process for setting the Peer Group and calculating the internal and Peer Group Incentive ROIC are the same as described under the 2012-2014 LTIP.

The performance-based RSUs were to be paid in cash at the end of the three years if the performance target was achieved.  The performance target used for the 2010-2012 RSUs was an Incentive ROIC metric relative to internal and Peer Group performance metrics.  Our executive officers were eligible to receive 0-200% of their performance-based RSU target.

To obtain a threshold payment under the RSU portion of the 2010 LTIP (or 50% payment), the Company’s three-year average Incentive ROIC from 2010-2012 needed to be 14%.  In order to receive the target payout (or 100% payment) for the RSU portion of the 2010 LTIP, the Company’s three-year average Incentive ROIC of 17% needed to be achieved.  For a payout beyond 100%, the internal target Incentive ROIC needed to be achieved and the Company’s three-year average Incentive ROIC performance needed to exceed the 50th percentile of the Peer Group.  The Named Executives were eligible to receive up to 200% of their target RSU award, which would be paid if the Company’s three-year average Incentive ROIC performance met or exceeded the 75th percentile of the Peer Group.

Payout of RSU Component for 2010-2012 LTIP

The following table reflects the potential payout of the RSU component under the 2010-2012 LTIP pursuant to the restricted stock unit agreements issued to the Named Executives at the time of grant.  Calculation of the potential payout was determined using the closing price of the Company’s common stock on December 31, 2012, or $43.95.

NAME	THRESHOLD AWARD (50%) ($)	TARGET AWARD (100%) ($)	MAXIMUM AWARD (200%) ($)
President and CEO	289,609	579,217	1,158,434
Vice President and CFO	75,924	151,847	303,694
Vice President, Administration	50,564	101,129	202,258
Vice President, The Americas	45,378	90,757	181,514
Vice President, Global Operations	62,013	124,027	248,054

On February 12, 2013, the Committee determined that the Incentive ROIC metric relative to internal performance was achieved with a three-year average Incentive ROIC of 25.2% and authorized a payout of 100% of the Named Executives’ performance-based RSUs.  The Committee is unable to determine the Incentive ROIC performance relative to the Peer Group until it receives year-end Peer Group performance data, estimated to be sometime in April 2013. It is currently estimated that our three-year ROIC ranking relative to the Peer Group will provide an additional payout of at least 50% over target.  The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing the additional amount of the payout to each Named Executive when such amounts are determined.

2011-2013 LTIP

For the 2011-2013 LTIP, in order to increase focus on long-term improved profitability, the Committee increased by 20% the amount of shares tied to performance and approved the structure described above under the 2012-2014 LTIP.  The performance-based RSUs will be paid in shares, rather than cash, at the end of the three years if the performance target is achieved and the Peer Group is determined as described in connection with the 2010-2012 LTIP.

The target 2011 LTIP awards were set as a percentage of our Named Executives’ base salary, with the same percentages as described above under the 2012-2014 LTIP.  The process for setting the Peer Group and calculating internal and Peer Group Incentive ROIC are the same as described above under the 2012-2014 LTIP.

Other Plans, Agreements and Special Payments

Executive officers may also receive payments through various other agreements and plans or in the event of special circumstances.  These agreements and plans are typically required in the competitive environment to attract and retain talent.

Retirement Plans

Our Named Executives are generally eligible to participate in the broad-based pension and welfare benefit programs that we sponsor, including the following qualified retirement plans:

Tennant Company Retirement Savings Plan (“Savings Plan”).  This plan is available to all eligible employees, as defined by the plan, and allows for pre-tax elective deferrals and a Company matching contribution of up to 3% of eligible compensation up to $250,000.  In addition, the plan allows profit sharing contributions by us based on the relevant metric set.  This additional profit sharing contribution is paid into each eligible employee’s account under the plan unless the amount exceeds 3.5% of eligible compensation, in which case, 3% is paid into the eligible employee’s account under the plan and the balance of the actual calculated profit sharing amount is paid in cash to the employee.  For 2012, the Incentive OP goal was $72 million and our Company achieved $62.7 million, which, under the terms of the plan, resulted in a profit sharing contribution equal to 2.35% of eligible compensation up to $250,000.

Tennant Company Pension Plan.  This plan is a non-contributory defined benefit retirement plan that covers only those employees, including Named Executives, who were active participants in the Pension Plan on December 31, 2000, and who elected to continue participation under the Pension Plan sponsored by our Company.  This plan was frozen and closed to new employees as of December 31, 2000.

Non-Qualified Deferred Compensation

In addition to tax-qualified retirement benefits provided under the plans referenced above, our executive officers are eligible for supplemental non-qualified benefits under the Tennant Company Executive Non-Qualified Deferred Compensation Plan.  The intention of this portion of the plan is to provide participating individuals with benefits that would otherwise be available to them under our tax-qualified plans but for the application of limitations on benefits to highly compensated employees imposed by the Internal Revenue Code of 1986.  In addition, the

Tennant Company Executive Non-Qualified Deferred Compensation Plan allows employee participants to defer the receipt of salary and certain incentive payments and non-management directors to defer their annual retainers and meeting fees.

Effective January 1, 2009, the Company amended and restated this plan to comply with the final regulations issued under Internal Revenue Code §409A.  Amounts deferred and vested under this plan prior to January 1, 2005 (the effective date of §409A) are subject to the terms of this plan as in effect prior to January 1, 2005, and are not subject to the terms of this plan, as restated effective January 1, 2005, or January 1, 2009.  Such amounts are “grandfathered” under §409A and are therefore not subject to §409A.  The plan is unfunded, meaning our obligation to make payments under the plan is unsecured.  Specifically, this plan permits the following:

Executive Officer and Non-Management Director Deferred Compensation

•
Executive officers may elect to defer three elements of their Total Compensation: base salary, STIP payouts and LTIP cash payouts.  Our Named Executives may elect to defer 0-25% of their base salary, 0-100% of their STIP payout and 0-100% of their LTIP cash payout.

•
Non-management directors may elect to defer all or a portion of their annual retainer and committee meeting fees.  They may elect to defer 0%, 50% or 100% of their annual retainer and 0% or 100% of their meeting fees.

•	The interest rate earned on deferrals in 2012 was 2.92%.

Defined Contribution Features

•	Certain management and executive employees may defer income on a pre-tax basis in excess of the deferral amounts allowed under our tax-qualified Savings Plan.

•
Participating management and executive employees may receive discretionary Company contributions under this plan in the form of excess profit sharing and matching contributions not available to them under the Savings Plan.

Defined Benefit Feature

•	A defined benefit portion of the plan is intended to provide benefits not otherwise available to participants in the frozen tax-qualified Tennant Company Pension Plan.

Participants’ accounts are fully vested at all times except that a participant forfeits all Company discretionary matching contributions and profit sharing contributions in the event of termination for cause.  Pursuant to this plan, “cause” means (i) the participant’s gross negligence, fraud, disloyalty, dishonesty or willful violation of any law or significant policy, to the extent committed in connection with the position or (ii) the participant’s failure to substantially perform (for reasons other than disability) the duties reasonably assigned or appropriate to his or her position.  In each case, the participant’s behavior must have resulted in a material adverse effect on our Company or an affiliate.

The plan came into existence on January 1, 2003, when we merged the Tennant Company Excess Benefit Plan into the Tennant Company Deferred Compensation Plan.  The Plan was amended on June 15, 2004, to add the non-management directors’ deferral component.  By Committee action, the Plan was subsequently amended on December 18, 2006, and again on December 17, 2008, to account for changes to the Internal Revenue Code §409A, which governs non-qualified deferral plans, and to allow deferral of payments upon settlement of DSUs in the form of stock units, and again on January 1, 2009, to comply with final §409A regulations.  As a result of these regulatory changes, the Plan accommodates different benefit commencement dates depending on when amounts were deferred or contributed and which account within the Plan was selected by the employee.  Benefits attributable to amounts contributed or deferred after January 1, 2003, and allocated to Account A, commence distribution within an administratively feasible time following the participant’s termination date, or if necessary to comply with Internal Revenue Code §409A, the payment will be delayed at least six months following termination.  Benefits attributable to amounts deferred by a participant after January 1, 2003, and allocated to

Account B, commence distribution on the date specified by the participant in the participant’s Deferral Election Agreement.  Such distribution may not be earlier than two years following the beginning of the plan year in which the deferrals first began, unless the participant terminates, in which case distribution may occur within an administratively practicable period following termination, or if necessary to comply with Internal Revenue Code §409A, the payment will be delayed at least six months following termination.

Benefits attributable to deferrals made after January 1, 2003, Company contributions and gains and losses credited thereon are payable in either a lump sum or in quarterly installments over a period of up to ten years.  Benefits attributable to deferrals made prior to January 1, 2003, are payable in accordance with the participant’s Deferral Election Agreement which was executed prior to January 1, 2003.

Executive Employment Agreements and Management Agreements

The Committee has determined that we should provide certain post-termination benefits to our executive officers to obtain the benefits of their services and attention to our affairs.  In exchange for the benefits we provide, our executive officers are required to agree to certain confidentiality, non-competition and cooperation covenants, which our Committee believes are valuable to us when an executive’s employment terminates.  In addition, the Committee believes that we should provide an inducement for our executive officers to remain in the service of our Company in the event of any proposed or anticipated change in control of our Company in order to facilitate an orderly transition in the event of a change in control of our Company, without placing the executive in a position where he or she is concerned about being terminated without compensation in connection with such a transaction.  We also require executive officers to sign a release of their claims against us as a condition to receiving payments from us, and this release and the other covenants are more likely to be enforceable as a result of the benefits we provide to employees under these agreements.  For these reasons, we have entered into Executive Employment Agreements and Management Agreements with our executive officers, including the Named Executives, the terms of which are described below under “Potential Payments upon Termination or Change in Control.”

Generally, the agreements only provide for benefits in the event the executive is terminated without cause; however, certain benefits are also provided if the executive voluntarily terminates his or her employment for good reason.  The Committee believes that a termination by an executive for good reason may be conceptually the same as termination by our Company without cause.  This is particularly true in the case of a change in control where a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits.  As a result, the definition of good reason in the context of a termination following a change in control is broader than the definition that applies to a termination prior to a change in control.  These good-reason definitions are described below under “Potential Payments upon Termination or Change in Control.”  No payments become due merely upon a change in control, but rather only if the executive officer’s employment is terminated without cause or if the executive officer terminates for good reason following the change in control, which is often referred to as a “double trigger.”

The form and level of benefits provided under these agreements have been approved by the Committee based on historical practices at our Company and general information about the level of benefits provided by other companies with whom we compete for executive talent.

Our equity awards for all employees generally provide for acceleration of vesting, or lapse of restrictions, upon a change in control.  The Committee believes that acceleration upon a change in control is appropriate to minimize the risk that executive officers might favor a particular transaction based on the likely impact on the executive officer’s equity awards, to increase the likelihood that the employees will remain with the Company after becoming aware of a pending or threatened change in control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.

2013 Compensation Plans

2013 STIP

For 2013, the Committee revised the plan design and will use Incentive OP reflected in dollars (weighted 70%) and Incentive OP reflected as a percentage of net sales (weighted 30%) to set performance targets and determine short-term incentive payments.  Incentive OP in dollars will be determined the same way Incentive OP was determined in 2012. Incentive OP as a percentage will be determined by dividing Incentive OP in dollars by our annual net sales.  The Committee believes the revised design appropriately incents continued improvement in operational efficiencies and growth.

2013-2015 LTIP

For the 2013-2015 LTIP, the Committee approved the same basic structure as the 2012 LTIP, but removed the Incentive ROIC Peer Group comparative element from the performance-based RSUs.  This change was made to simplify the plan design and reflected the Committee’s determination that a peer comparison may not be the most relevant performance factor given the Company’s Incentive ROIC ranking is in the top tier of its peers.  The payout of the performance-based RSUs will continue to incent Incentive ROIC improvement, but will be based solely on a three-year average Incentive ROIC compared to internal goals set by the Committee.  The Committee will consider the Company’s performance relative to our comparator group in setting the internal targets.  The performance-based RSUs will still involve a variable payout in shares at the end of the three years if the performance target is achieved.

Compensation Policies

Recoupment Policy

In February 2010, our Board added a recoupment policy to our cash incentive plan and our equity award agreements, which provides that, in the event our Company is required to restate its financial results, then our Board, in its discretion, may require certain recipients of such payments to forfeit their equity awards and pay back to our Company the net proceeds from any cash incentive payment and proceeds from the sale of shares received under the equity awards.  The amount of the repayment for any cash incentive award is the difference between the amount paid to the employee less the amount that would have been paid based on the restated results.  The policy is applicable to all employees designated as access persons under our insider trading policy (persons with access to detailed financial and other insider information, a group that includes all executive officers).  The amount of any equity award repayment may include dividends paid on the shares.

Prohibition on Hedging and Pledging

In February 2010, our Board amended our insider trading policy with respect to access persons  to prohibit speculative trading or hedging of positions in Tennant securities, including writing or trading in options, warrants or any other derivatives of Tennant securities, or entering into any transactions designed specifically to protect or hedge against a decrease in value of Tennant securities.  It also prohibits pledges of any Tennant securities (e.g., pledge to a bank or financial institution as collateral for a loan, or pledge to a broker in connection with a market transaction, such as a margin loan or prepaid forward sale contract).

Granting of Equity Awards

In December 2007, we adopted an equity award approval policy to ensure that all equity awards are approved pursuant to proper authority, following a consistent process, and are reflected in appropriate documentation.  Under the policy, equity awards that have an exercise price or number of shares that are based on the fair market value of our stock on the date of grant are only granted at times when trading is permitted under our insider trading policy.  This policy ensures that the exercise price or number of shares is determined by reference to a stock price that reflects current public information about our Company.  The policy includes procedures for granting equity awards to our executive officers and non-management directors, as well as all other employees.  Under our plans, the exercise price of stock options is based on the fair market value on the date of grant.  Our plans define fair market value as the closing price of our common stock on the preceding trading day.

Executive Officer Stock Ownership Guidelines

To align our executive officers’ interests with our shareholders’ interests, the Committee expects our executive officers to acquire significant equity ownership.  We adopted these guidelines in 1993 and revised them last in 2004.  The current guidelines require that within five years of service in an executive role, each executive must have achieved an equity ownership level equal to a specified multiple of his or her base salary.

The minimum equity ownership levels are five times annual base salary for our CEO and one times annual base salary for the other Named Executives.  Ownership levels are calculated based on actual shares owned plus the estimated after-tax value of restricted and unrestricted shares, deferred stock units, shares held under our benefit plans and potential gains from vested and unvested options.  The calculation uses a stock value as of the close of market on December 31 of the year immediately preceding the year of calculation.

Executive officers who have held executive positions with us for five years or more have achieved their goals.  Newer executive officers are on pace for achieving their ownership targets well within the five-year range.

Internal Revenue Code §162(m)

We seek to structure our compensation programs, where possible, to qualify for exemptions from the deduction limitations under Internal Revenue Code Section 162(m).  Section 162(m) limits the tax deductibility of compensation paid to our covered officers to $1 million per year.  This limitation does not apply to “performance-based compensation” that complies with Section 162(m).  One of the conditions for qualification as “performance-based compensation” is that our shareholders must approve the material terms of the performance measures and reapprove those material terms every five years.

Certain of our compensation programs, including our 2009 Short-Term Incentive Plan, our proposed 2014 Short-Term Incentive Plan as described in this proxy statement and our Amended and Restated 2010 Stock Incentive Plan, as Amended, are designed so that certain payments made under those plans qualify for the exemption from the deduction limitations of this section.  The Committee’s primary objective in designing and administering the Company’s compensation programs is to support and encourage the achievement of the Company’s long-term strategic goals and to enhance shareholder value as described above.  When consistent with this compensation philosophy, the Committee also intends to structure the Company’s compensation programs such that compensation paid thereunder generally will be tax deductible by the Company.  The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses.  Accordingly, the Committee has approved, and may in the future approve, compensation arrangements for executive officers that are not fully tax deductible.

Compensation Committee Interlocks and Insider Participation

The Committee is comprised entirely of independent, outside directors.  No employee of our Company serves on the Committee.  The Committee members have no interlocking relationships as defined by the SEC.

Compensation Committee Report

The Committee has discussed and reviewed the Compensation Discussion and Analysis with management.  Based upon this review and discussion, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of our Compensation Committee

Stephen G. Shank (Chair)	William F. Austen	James T. Hale
Donal L. Mulligan	Steven A. Sonnenberg	David S. Wichmann

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to, earned by or expensed with respect to each person who served as Chief Executive Officer or Chief Financial Officer, and the three other most highly compensated executive officers for 2012.  The individuals set forth in this table comprise the list of Named Executives.
Name and Principal		Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
H. Chris Killingstad	2012	643,114	1,035,222	689,740	479,596	—	99,458	2,947,130
President and Chief	2011	622,694	964,005	657,354	719,148	119	134,412	3,097,732
Executive Officer	2010	593,312	745,497	1,038,444	1,064,744	—	120,579	3,562,576

Thomas Paulson	2012	363,883	266,239	177,395	141,580	—	48,704	997,801
Vice President and	2011	353,364	252,767	172,344	212,921	22	55,570	1,046,988
Chief Financial Officer	2010	342,222	195,459	272,263	321,404	—	50,097	1,181,445

Thomas J. Dybsky	2012	302,879	177,303	118,130	88,384	215,488	36,915	939,099
Vice President,	2011	294,124	168,315	114,763	132,920	181,369	43,350	934,841
Administration	2010	284,850	130,168	290,207	201,069	140,130	41,656	1,088,080

Andrew J. Eckert	2012	307,512	197,998	131,916	102,890	—	53,194	793,510
Vice President,	2011	296,058	177,476	121,012	144,265	15	48,247	787,073
Americas

Don B. Westman	2012	337,657	217,427	144,845	109,480	—	38,975	848,384
Vice President,	2011	327,896	206,413	140,737	164,647	396	47,887	887,976
Global Operations	2010	317,558	159,621	222,319	248,852	—	44,636	992,986
____________________

(1)
Amounts represent the aggregate grant date fair value of restricted stock awards and performance-based restricted stock units that were granted in each fiscal year, as computed in accordance with FASB ASC Topic 718.  See Footnote 15 to our financial statements for the year ended December 31, 2012, for the assumptions used in this calculation.  Assuming the highest level of performance is attained, for 2012 the grant date fair value of the performance-based restricted stock units on the date of grant would have been as follows: Mr. Killingstad, $1,380,267; Mr. Paulson, $354,956; Mr. Dybsky, $236,375; Mr. Eckert, $263,968; and Mr. Westman, $289,902.

(2)
Amounts represent the aggregate grant date fair value of stock options that were granted in each fiscal year, as computed in accordance with FASB ASC Topic 718.  See Footnote 15 to our financial statements for the year ended December 31, 2012, for the assumptions used in this calculation.

(3)
For 2011 and 2012, amounts reflect payments earned under our 2011 and 2012 Short-Term Incentive Plan, respectively.  For 2010, amounts reflect payments earned under our 2010 Short-Term Incentive Plan and an additional contribution made under our Savings Plan based on annual Company performance.  As we exceeded our financial goals for 2010, all eligible employees, including our Named Executives, were entitled to receive, in addition to the 3% of eligible compensation matching contribution into their 401(k) account, an additional 0.60% of eligible compensation in cash.

(4)
Amounts represent the change in the present value of the accrued benefit for the last fiscal year.  The present value as of December 31, 2012, was calculated by discounting the accrued benefit payable at normal retirement age using a 3.81% discount rate for the Pension Plan benefit, and 3.49% for the Excess Benefit Plan, and the RP-2000 Combined Health Mortality Table for males and females, with generational mortality projected using Scale AA.  In 2011, amounts include above-market earnings on non-qualified deferred compensation, using 120% of the applicable federal long-term rate as the basis for market earnings.  The present value as of December 31, 2011, was calculated by discounting the accrued benefit payable at normal retirement age using a 4.4% discount rate for the Pension Plan benefit, and 4.3% for the Excess Benefit Plan, and the RP-2000 Combined Health Mortality Table for males and females, with generational mortality projected using Scale AA.  In 2010, amounts include above-market earnings on non-qualified deferred compensation, using 120% of the applicable federal long-term rate as the basis for market earnings.  The present value as of December 31, 2010, was calculated by discounting the accrued benefit payable at normal retirement age using a 5.4% discount rate for the Pension Plan benefit, and 5.2% for the Excess Benefit Plan, and the RP-2000 Combined Health Mortality Table for males and females, with generational mortality projected using Scale AA.

(5)	All Other Compensation for 2012 consists of the following:

	Savings Plan			Perquisites
				Perquisite		Gross
Name	Match ($)	Profit Sharing ($)	Excess ($)	Allowance ($) (a)	Travel ($) (b)	ups ($) (c)	Other ($) (d)	Total ($)
H. Chris Killingstad	7,500	5,875	59,506	26,475	—	—	102	99,458
Thomas Paulson	7,500	5,875	17,484	12,000	3,865	1,878	102	48,704
Thomas J. Dybsky	7,500	5,875	9,940	13,600	—	—	—	36,915
Andrew J. Eckert	7,500	5,875	10,795	12,000	11,389	5,533	102	53,194
Don B. Westman	7,500	5,875	13,498	12,000	—	—	102	38,975
____________________

(a)	In lieu of executive perquisites, we provided a cash payment. Amount also includes reimbursement by our Company for an executive medical examination for Messrs. Killingstad and Dybsky.

(b)
Travel expenses paid in connection with sales incentive trips where Messrs. Eckert and Paulson, and their respective spouses, were expected to entertain high-performing sales representatives, distributors or contractors and their respective spouses.

(c)	Amount represents the gross-up portion for travel expenses for Messrs. Eckert and Paulson, and their respective spouses.

(d)	Amounts represent life insurance premiums paid by our Company.

GRANTS OF PLAN-BASED AWARDS IN 2012

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
H. Chris Killingstad	2/24/2012	2/14/2012				7,903	15,807	31,614				690,134
	2/24/2012	2/14/2012							7,904			345,089
	2/24/2012	2/14/2012								37,824	43.66	689,740
	12/21/2012	(5)								9,375	42.70	0
	12/21/2012	(5)								7,854	42.70	0
			369,790	739,581	2,000,000
Thomas Paulson	2/24/2012	2/14/2012				2,032	4,065	8,130				177,478
	2/24/2012	2/14/2012							2,033			88,761
	2/24/2012	2/14/2012								9,728	43.66	177,395
			109,165	218,330	654,990
Thomas J. Dybsky	2/24/2012	2/14/2012				1,353	2,707	5,414				118,188
	2/24/2012	2/14/2012							1,354			59,116
	2/24/2012	2/14/2012								6,478	43.66	118,130
			68,148	136,296	408,888
Andrew J. Eckert	2/24/2012	2/14/2012				1,511	3,023	6,046				131,984
	2/24/2012	2/14/2012							1,512			66,014
	2/24/2012	2/14/2012								7,234	43.66	131,916
			76,878	153,756	461,268
Don B. Westman	2/24/2012	2/14/2012				1,660	3,320	6,640				144,951
	2/24/2012	2/14/2012							1,660			72,476
	2/24/2012	2/14/2012								7,943	43.66	144,845
			84,414	168,829	506,487
____________________

(1)	The threshold amount represents a minimum performance that results in a payout equal to 50% of the target award under our 2012 Short-Term Incentive Plan.

(2)	The amount represents the target amount under our 2012 Short-Term Incentive Plan.

(3)	The maximum payout under our 2012 Short-Term Incentive Plan is 300% of target and no Named Executive may receive a payout in excess of $2 million.

(4)	The exercise price is based on the closing price on the last trading day prior to the date of grant.

(5)	The amount represents a reload option that was granted upon exercise of a stock option with a reload feature.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
H. Chris Killingstad	9,375	—	42.70	02/19/2013
	7,854	—	42.70	02/19/2013
	19,200	—	20.815	02/17/2014
	209,251	—	10.08	02/27/2019
	77,055	38,528	24.21	02/26/2020
	13,186	26,371	40.21	02/25/2021
	—	37,824	43.66	02/24/2022
					25,961	1,140,986
							32,153(5)	1,413,124
Thomas Paulson	10,000	—	24.995	03/23/2016
	48,592	—	10.08	02/27/2019
	20,203	10,101	24.21	02/26/2020
	3,457	6,914	40.21	02/25/2021
	—	9,728	43.66	02/24/2022
					6,768	297,454
							8,351(5)	367,026
Thomas J. Dybsky	13,800	—	15.375	02/19/2013
	11,000	—	20.815	02/17/2014
	15,000	—	23.71	11/08/2015
	31,313	—	10.08	02/27/2019
	13,453	6,726	24.21	02/26/2020
	2,302	4,604	40.21	02/25/2021
	—	6,478	43.66	02/24/2022
					4,507	198,083
							5,561(5)	244,406
Andrew J. Eckert	3,022	—	27.34	02/17/2014
	15,000	—	23.71	11/08/2015
	11,107	—	10.08	02/27/2019
	12,075	6,037	24.21	02/26/2020
	2,428	4,854	40.21	02/25/2021
	—	7,234	43.66	02/24/2022
					4,566	200,676
							7,212(5) (6)	576,316
Don B. Westman	6,000	—	27.44	10/30/2016
	17,817	—	10.08	02/27/2019
	16,497	8,248	24.21	02/26/2020
	2,823	5,646	40.21	02/25/2021
	—	7,943	43.66	02/24/2022
					5,526	242,868
							6,820(5)	299,739
____________________

(1)	Stock options granted with a ten-year term become exercisable in 33.33% increments on each annual anniversary of the date of the grant.

(2)	Options vest in 33.33% increments on each annual anniversary of the date of the 2/26/2010, 2/25/2011 and 2/24/2012 grant dates.

(3)
Restricted stock awards granted on 2/26/2010 vested 100% on 2/26/2013.  Restricted stock awards granted on 2/25/2011 will vest 100% on 2/25/2014.  Restricted stock awards granted on 2/24/2012 will vest 100% on 2/24/2015.

(4)	The 2012 LTIP awards are reflected at target.

(5)
2010 LTIP award vested at target (100%) on 12/31/2012; however, a portion of the payout cannot be determined any earlier than April 2013.  It is currently estimated that our three-year ROIC ranking relative to the Peer Group will provide an additional payout of at least 50% over target.  The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing the additional amount of the payout to each Named Executive when such amounts are determined. The 2011 LTIP will vest on 12/31/2013 and the 2012 LTIP will vest on 12/31/2014 if the specified performance conditions are met.

(6)	Includes 2009 STIP DSU 20% premium award of 705 units granted on 2/26/2010 that vested on 2/26/2013 and 2010 STIP DSU 20% premium award of 475 units granted on 2/25/2011 that will vest on 2/25/2014.

OPTION EXERCISES AND STOCK VESTED IN 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. Chris Killingstad	47,200	1,203,706	47,182	2,040,326
Thomas Paulson	—	—	11,351	491,138
Thomas J. Dybsky	11,651	101,268	7,390	319,803
Andrew J. Eckert	11,745	280,205	6,632	287,001
Don B. Westman	10,000	332,902	8,968	388,121

Tennant Company Pension Plan

The Tennant Company Pension Plan provides fixed retirement benefits for certain employees of our Company.  The Plan is open to employees hired on or before December 31, 2000, who met the Plan’s participation requirements on or before that date and who elected to remain in the Plan after December 31, 2000.  No employees hired on or after January 1, 2001, are eligible to participate in this plan.  The Tennant Netherlands Pension Plan is still open for new enrollment.

Under our Pension Plan, the normal monthly retirement benefit is calculated as the participants’ years of credited services up to 30 years, times the difference between (a) 1.4% of the participants’ Final Average Monthly Earnings and (b) the lesser of .609% of the participants’ Final Average Monthly Earnings, 1/12 of the participants’ Final Average Compensation, or 1/12 of Social Security Covered Compensation.  Participants may retire with an unreduced benefit at age 65, or, if earlier, when the sum of their age and service is equal to or greater than 85.  Optional forms of benefit may be elected that are actuarially equivalent to the normal form of benefit.  Currently under ERISA, as amended, the maximum annual amount that can be paid during 2010 to any individual is $245,000.  Amounts in excess of that maximum as well as amounts based on compensation that are excluded from the Plan formula by ERISA or the terms of the Plan are covered under the Tennant Company Excess Benefit Plan.

Tennant Company Excess Benefit Plan

The Tennant Company Excess Benefit Plan is a component of the Tennant Company Executive Deferred Compensation Plan that provides additional retirement benefits for selected highly compensated employees participating in the Tennant Company Pension Plan.  Employees participating in the Excess Benefit Plan will receive a retirement benefit equal to the additional benefits which would have been provided under our Pension Plan if (a) the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code were not applicable, and (b) management bonuses were included in certified earnings, and (c) compensation deferred under the terms of our Executive Deferred Compensation Plan were included in certified earnings for the plan year in which such amounts would have been paid in the absence of the deferral.

PENSION BENEFITS FOR 2012

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
H. Chris Killingstad	Tennant Pension Plan	—	—
	Tennant Executive Deferred Compensation Plan	—	—
Thomas Paulson	Tennant Pension Plan	—	—
	Tennant Executive Deferred Compensation Plan	—	—
Thomas J. Dybsky	Tennant Pension Plan(1)	14.25	514,292
	Tennant Executive Deferred Compensation Plan(2)	14.25	450,699
Andrew J. Eckert	Tennant Pension Plan	—	—
	Tennant Executive Deferred Compensation Plan	—	—
Don B. Westman	Tennant Pension Plan	—	—
	Tennant Executive Deferred Compensation Plan	—	—
____________________

(1)
The present value as of December 31, 2012, was calculated by discounting the accrued benefit payable at normal retirement age using a 3.81% discount rate for our Pension Plan benefit, and 3.49% for our Excess Benefit Plan, and the RP-2000 Combined Health Mortality Table for males and females, with generational mortality projected using Scale AA.

(2)	Defined Benefit portion of our Non-qualified Deferred Compensation Plan. These amounts are not included in the Non-qualified Deferred Compensation Table.

Non-Qualified Deferred Compensation for 2012

Three elements of Total Compensation may be deferred: base salary, STIP payouts and LTIP payouts.  Our Named Executives may elect to defer 0-25% of their base salary, 0-100% of their STIP payout and 0-100% of their LTIP payout.

The interest rate for 2012 Non-Qualified Deferred Compensation was 2.92%.  This rate is based on the ten-year Treasury bond rate as of December 13, 2011, of 1.92 plus one percent.

NON-QUALIFIED DEFERRED COMPENSATION IN 2012

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)(3)
H. Chris Killingstad	—	59,506	11,655	405,481
Thomas Paulson	—	17,484	2,442	84,975
Thomas J. Dybsky	—	9,940	34,402(4)	560,402
Andrew J. Eckert	—	10,795	1,594	324,526
Don B. Westman	317,920 (1)	13,498	42,405	1,515,446
____________________

(1)	Amount represents 25% of Mr. Westman's 2012 base salary, 100% of his 2012 STIP and 100% of his 2010 LTIP.

(2)	Also included in the All Other Compensation column of the Summary Compensation Table.

(3)
In addition to amounts reported in the Summary Compensation Table for 2012, as reflected in Footnote 1 above, the following amounts were reported as compensation for our Named Executives in the Summary Compensation Table for prior years: (a) Mr. Killingstad: in 2006, $76 of Non-

Qualified Deferred Compensation Earnings and $35,583 of All Other Compensation; in 2007, $51,577 of All Other Compensation; in 2008, $35,076 of All Other Compensation; in 2009, $21,982 of All Other Compensation; in 2010, $79,264 of All Other Compensation; and in 2011, $89,422 of All Other Compensation; (b) Mr. Paulson: in 2006, $181 of All Other Compensation; in 2007, $8,791 of All Other Compensation; in 2008, $12,314 of All Other Compensation; in 2009, $6,303 of All Other Compensation; in 2010, $23,397 of All Other Compensation; and in 2011, $26,580 of All Other Compensation; (c) Mr. Dybsky: in 2006, $208 of Non-Qualified Deferred Compensation Earnings and $12,219 of All Other Compensation; in 2007, $19,390 of All Other Compensation; in 2008, $7,340 of All Other Compensation; in 2009, $2,720 of All Other Compensation; in 2010, $13,356 of All Other Compensation; and in 2011, $15,437 of All Other Compensation; (d) Mr. Eckert: in 2011, $15,108 of All Other Compensation; Mr. Eckert was not a Named Executive in years prior to 2011; and (e) Mr. Westman: in 2007, $30,000 of Salary, $145,281 of Non-Equity Incentive Plan Compensation and $2,640 of All Other Compensation; in 2008, $46,272 of Salary and $11,188 of All Other Compensation; in 2009, $64,488 of Salary, $226, 369 of Non-Equity Incentive Plan Compensation and $8,729 of All Other Compensation; in 2010, $79,224 of Salary, $68,320 of Stock Awards, $245,588 of Non-Equity Incentive Plan Compensation and $18,336 of All Other Compensation; and in 2011, $81,974 of Salary, $164,647 of Non-Equity Incentive Plan Compensation and $20,497 of All Other Compensation.

(4)	Includes deferred stock units that will be settled in Common Stock.

Potential Payments upon Termination or Change in Control

We are a party to agreements with our executive officers that together establish the terms of the employment relationship between us and the executive, the terms under which that relationship may be ended, and the rights and obligations of the parties after the employment relationship ends.  Collectively these agreements are referred to as the “Executive Agreements” and consist of an Executive Employment Agreement and a Management Agreement.  The Executive Agreements for executive officers paid in the United States were modified in 2008 in response to new interpretations and requirements under Sections 162(m) and 409A of the Internal Revenue Code.  The Management Agreements were reviewed in 2011 and the Committee approved certain modification to the terms of the Management Agreements that are described below and which became effective on January 1, 2012.  Except as noted below, none of the revisions were intended to materially increase the level of benefit collectively provided to each executive or to materially change the events triggering payment of the benefits.

The Executive Agreements address various termination of employment scenarios, including an executive’s involuntary termination without cause, an executive’s voluntary termination for good reason, and an executive’s death or disability.  No severance payments are made to executive officers who are terminated for cause.  An executive agrees under the Executive Agreements not to compete with us during employment or for a period of 12 months after employment ends, not to disclose our confidential information during or after employment for as long as the information retains its confidential nature, and not to solicit our employees or customers for a period of 12 months after employment ends.  Severance payments as described below under the Executive Agreements are conditioned on an executive remaining in compliance with these requirements, including an obligation to inform us of any potentially competitive activities during the 12-month post-employment period, and signing a release of claims in favor of the Company.  The Executive Agreements also provide that severance payments under those agreements will be reduced by the amount of any other severance compensation an executive is eligible to receive from us under any other agreement or plan of ours providing compensation in the event of involuntary termination.

As described below, our equity-based incentive plans and the award agreements under those plans also call for compensation to be provided under certain circumstances in connection with an executive officer’s termination of employment or a change in control of our Company.

Executive Employment Agreement

The Executive Employment Agreement describes the rights and obligations of our Company and the executive in connection with the executive’s separation from employment in situations other than following or in connection with a change in control.  Under the Executive Employment Agreement:

•	Upon any termination of employment, an executive will receive any earned but unpaid base salary and STIP payments for the preceding year.

•	Upon a termination due to death or disability, an executive (or beneficiary) will also receive base salary through the last day of the calendar month in which the termination occurs.

•
Upon termination by us without cause or by the executive for good reason, the executive is entitled to receive (i) an amount equal to one year’s base salary, (ii) an amount equal to a pro-rata portion of the award that would have been payable to the executive under the STIP for the year of termination had the executive been employed for the full year, based on the actual performance of objectives, with such amount before proration not to exceed an award based on target performance, and (iii) lump sum cash payment equal to 18 times our Company’s portion of the monthly premiums for group medical/dental coverage and group life insurance coverage.

•
The timing of the payment of the foregoing amounts is as follows: The executive is paid his or her base salary in accordance with our regular payroll practices for a period of 12 consecutive months following the date of termination.  If the payment of base salary exceeds the amount that would cause it to be considered a deferral of compensation under Section 409A of the Internal Revenue Code, the excess will be paid in a lump sum within 2½ months of the termination date.  The executive’s STIP payment is made at the normal payment date, but in no event later than 2½ months after the end of the STIP plan year.  The medical, dental and group life insurance contributions will be paid for a period of up to 12 months after the termination date, unless the executive is no longer eligible for COBRA continuation coverage or fails to timely pay the employee portion of such premiums.

For purposes of the Executive Employment Agreement, “cause” means (i) executive’s material breach of the agreement that is not remedied within 30 days after receiving written notice from us, (ii) an executive’s dishonest act(s) intended to result in gain or personal enrichment at our expense, (iii) an executive’s persistent, willful and deliberate failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us, or (iv) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to us or our reputation.

For purposes of the Executive Employment Agreement, “good reason” means the occurrence of the following without executive’s consent: (i) our material breach of the agreement, or (ii) a material diminution in the executive’s authority, duties or responsibilities other than for cause or on account of disability; provided that in either case the executive gives us notice within 90 days of the first occurrence of the condition and we fail to remedy it within 30 days after receipt of written notice.

Management Agreement

Recognizing the need to retain executive officers in our business if there is a possible change in control, and in order to facilitate an orderly transition in the event of an actual change in control, the Management Agreement provides for severance compensation if an executive is terminated under certain circumstances after or in connection with a change in control.  Under the Management Agreement:

•
If within three years of a change in control an executive is involuntarily terminated without cause or terminates his or her employment for good reason, then change in control severance compensation consists of (i) an amount equal to three times the executive’s annual compensation, (ii) a pro-rata payment of the executive’s STIP award for the year of termination, assuming all performance targets had been met, and (iii) an amount equal to 18 times the Company’s portion of the monthly premium cost (as of the termination date) for group medical, dental and basic life insurance coverage, to the extent executive was covered by such plans on the termination date (pursuant to the revisions effective January 1, 2012, this cash payment is in lieu of Company-subsidized benefits continuation during the COBRA continuation period).  The payments will be made in a lump sum within 2½ months after the termination date.

•
If an executive is involuntarily terminated or terminates his or her employment for good reason prior to an event that would otherwise constitute a change in control, such termination is in connection with or in anticipation of a change in control, and a change in control ultimately occurs, then change in control severance compensation will be payable consistent with the first bullet point above, except that the severance pay will be paid within 2½ months after the change in control.

•	If an executive’s employment is terminated due to death or disability, the executive (or beneficiary) will receive base salary paid through the end of the month in which termination occurs.

Pursuant to the revisions effective January 1, 2012, our Company no longer pays severance compensation if the executive voluntarily terminates employment without good reason during the 13th month after a change in control.

For purposes of the Management Agreement, “cause” is defined more narrowly than under the Executive Employment Agreement, and means (i) an executive’s persistent, willful and deliberate failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us, or (ii) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to us or our reputation.

For purposes of the Management Agreement, “good reason” is defined more broadly than under the Executive Employment Agreement, and includes the following in addition to the factors cited in the Executive Employment Agreement: (i) the executive’s duties, responsibilities, or authority are materially diminished as compared to his or her duties, responsibilities, or authority before the change in control, for reasons other than cause or disability, including but not limited to a material reduction in executive’s budget authority or number of direct reports or executive’s removal from any position or office held; (ii) a material reduction in executive’s base salary or target incentive opportunity; (iii) a material reduction in the authority, duties, or responsibilities of the person to whom executive reports; (iv) we fail to obtain assumption of the Management Agreement by any successor; (v) we require the executive to relocate to any place other than a location within 25 miles of the location at which the executive performed duties immediately prior to the change in control; or (vi) we require that the executive travel on Company business to a substantially greater degree than required immediately prior to the change in control. For good reason to exist, the executive must give us notice within 90 days of the first occurrence of the good reason condition, we must fail to remedy it within 30 days after receipt of written notice and the executive must resign within six months following the date the executive provided written notice. Pursuant to the revisions effective January 1, 2012, the good reason definition was expanded and clarified, based on peer company data provided by the compensation consultant, and the notice and remedy periods for the Management Agreement and the Executive Employment Agreement are the same.

For purposes of the Management Agreement, “annual compensation” means (i) the executive’s highest annual base salary rate, as established by our Company, in effect during the term of the Management Agreement, plus (ii) the higher of (a) the executive’s target short-term incentive plan award for the plan year that includes the termination date or (b) the average short-term incentive plan award payable to the executive by our Company for the three full plan year period ending immediately prior to the plan year that includes the termination date (or the entire period that executive participated in the short-term incentive plan, if less than three full plan years).  For this purpose, annual compensation is calculated prior to any deductions for any elective deferrals the executive may have made to a deferred compensation plan of our Company.  (Prior to the revisions effective January 1, 2012, annual compensation was based on an average of taxable compensation from our Company during the executive’s five taxable years preceding the change in control.)

For purposes of the Management Agreement, “change in control” means (i) 50% or more of our directors are individuals who were not appointed by our Board to fill vacancies on the Board or were not supported by our Board for election by our shareholders or, pursuant to revisions effective January 1, 2012, were elected or appointed by our Board in connection with an actual or threatened proxy contest, (ii) 35% or more of our common stock or of the voting power of our securities generally is acquired or beneficially owned by an individual, entity or group (subject to certain exceptions for certain affiliates and employee benefit plans), (iii) we consummate a merger with or into another entity, unless the voting securities of the surviving entity are more than 50% controlled by our shareholders prior to the merger and in substantially the same proportions, and no individual, entity or group beneficially owns more than 35% of the surviving entity, (iv) we consummate an exchange of our voting securities for cash, securities or other property, unless our shareholders receive in the exchange voting securities of a parent corporation that are more than 50% owned by our shareholders prior to the exchange in substantially the same proportions, and no individual, entity or group beneficiary owns more than 35% of the parent corporation, (v) we consummate a sale or other disposition of all or substantially all of our assets, (vi) our shareholders approve a definitive plan to liquidate or dissolve the Company, (vii) we enter into an agreement relating to a change in control as described in clauses (i) through (v) above and such change in control occurs within two years of such agreement, or (viii) a tender or exchange offer or proxy contest is commenced that results, within two years, in a change in control described in clauses (i) or (ii) above.

Change in control severance compensation under the Management Agreement, as well as any other compensation under other plans or agreements that are contingent upon a change in control, may be reduced to the extent necessary to avoid excise taxation to the executive and non-deductibility to our Company under federal income tax laws applicable to “parachute payments.”

Our equity incentive plans allow for acceleration of stock options upon an executive’s death, disability or retirement and upon a change in control of our Company.  Upon death or disability, options generally become exercisable in full, and may be exercised at any time, or from time to time, within five years of the executive’s date of death or date of termination due to disability.  Upon retirement, options generally become exercisable in full and may be exercised within three months of the date of termination due to the executive’s retirement, or any such longer period as the Committee administering the plan may permit.  For purposes of our equity compensation plans, “retirement” is generally defined as termination on or after age 55, provided that the executive has been employed by us or our affiliates for at least ten years, or termination of employment on or after age 62, provided, under certain plans, that the executive has given us at least six months’ prior written notice of such termination.  Upon a change in control, options generally become exercisable in full, subject to our right to cash out the options by paying the spread.

The plans generally allow for a pro-rata portion of any restricted stock units to be paid out upon an executive’s death, disability or retirement.  The payment is based on the extent to which achievement of performance targets were satisfied at the end of the performance period and pro-rated for length of employment within the performance period.  Upon a change in control, restricted stock units will immediately vest and be paid in full.

A pro-rata share of restricted stock is generally payable upon the executive’s death, disability or retirement.  The executive, or his or her successor, shall be entitled to the number of shares of restricted stock under outstanding awards, pro-rated for the portion of the term of the awards during which the executive was employed.  All restrictions are lifted with respect to such pro-rated shares.  Upon a change in control, restricted stock will immediately vest in full.

Assuming that a termination event or change in control occurred on December 31, 2012, the total compensation that would have been payable pursuant to the Executive Agreements, including the revisions to the Management Agreement effective January 1, 2012, to each Named Executive who was employed by us on such date is:

PAYMENTS DUE UPON TERMINATION WITHOUT CAUSE
OR TERMINATION FOR GOOD REASON

Name	Base Salary ($)	STIP ($)	Benefits ($)	Total ($)
H. Chris Killingstad	646,227	479,596	12,209	1,138,032
Thomas Paulson	365,644	141,580	12,209	519,433
Thomas J. Dybsky	304,345	88,384	12,056	404,785
Andrew J. Eckert	309,000	102,890	18,955	430,845
Don B. Westman	339,291	109,480	12,209	460,980
____________________

PAYMENTS DUE UPON TERMINATION WITHIN
THREE YEARS OF THE CHANGE IN CONTROL EVENT(1)

Name	Average Annual Compensation ($)	STIP Target ($)	Benefits ($)	Total ($)
H. Chris Killingstad	4,685,934	739,581	12,209	5,437,724
Thomas Paulson	1,920,188	218,330	12,209	2,150,727
Thomas J. Dybsky	1,426,967	136,296	12,056	1,575,319
Andrew J. Eckert	1,433,067	153,756	18,955	1,605,778
Don B. Westman	1,654,477	168,829	12,209	1,835,515
____________________

(1)
Named Executives would also have accelerated vesting of unvested restricted stock and stock options.  Refer to the Additional Potential Benefits Upon Change in Control or Termination Due to Death, Disability or Retirement table directly below.

ADDITIONAL POTENTIAL BENEFITS UPON CHANGE IN CONTROL
OR TERMINATION DUE TO DEATH, DISABILITY OR RETIREMENT

Name	Value of Accelerated Equity Awards under Change in Control ($)(1)	Value of Accelerated Equity Awards upon Death, Disability or Retirement ($)(1)
H. Chris Killingstad	4,003,467	2,854,784
Thomas Paulson	1,044,401	746,908
Thomas J. Dybsky	695,486	497,376
Andrew J. Eckert	695,961	479,835
Don B. Westman	852,869	609,925
____________________

(1)	Amounts reflect the acceleration of restricted stock and restricted stock unit awards, as well as stock options outstanding as of December 31, 2012.

ITEM 3 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

At our 2011 Annual Meeting of Shareholders, we conducted a non-binding advisory vote regarding the frequency with which we would conduct future non-binding advisory votes on the compensation of our Named Executives, as required by Section 14A of the Exchange Act.  At the meeting, shareholders expressed their preference for an annual non-binding advisory vote on executive compensation every year until the next vote with respect to frequency, which will be no later than the Company’s Annual Meeting of Shareholders in 2017, and, consistent with that preference, our Board of Directors determined that we will conduct such votes on an annual basis.

Tennant’s guiding compensation philosophy is to maintain programs that will attract, retain, motivate and reward high-caliber key executive officers who can create long-term financial success for our Company and enhance shareholder return.  Our Compensation Committee bases its executive compensation decisions on the following core objectives:

•	Align executive compensation with the short-term and long-term goals of our Company and our shareholders;

•	Correlate compensation with Company performance; and

•	Provide a comprehensive compensation package that is competitive with those of similarly sized U.S. durable goods manufacturing companies.

We believe that our Company’s long-standing executive compensation programs have been effective at motivating the achievement of strong results even during challenging economic times, creating a relationship between pay and performance and aligning the interests of executive officers with those of our shareholders while discouraging risk-taking behavior that would be likely to have a material adverse effect on our Company.

Compensation actions taken in fiscal 2012 for our Named Executives featured:

•	Base salary increases consistent with entire employee population or to remain competitive within the market for the applicable level of responsibility;

•
STIP performance goals were aligned with our Company’s focus on operational improvement, including incentive operating profits and the management of inventories, accounts receivable and accounts payable;

•	Continued the cap on STIP payout levels; and

•	Increased the amount of shares tied to performance-based metrics as part of our LTIP.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” and associated compensation tables for a more detailed discussion of how the Company’s compensation programs reflect our overarching compensation philosophy and objectives.

Our Company is presenting shareholders with the opportunity to submit an advisory approval on our executive compensation program for our Named Executives by voting on the following resolution:

“RESOLVED, that the shareholders of Tennant Company approve, on an advisory basis, the compensation paid to the Company’s Named Executives as disclosed in the “Compensation Discussion and Analysis” section, and compensation tables and narrative discussion contained in the “Executive Compensation Information” section in this Proxy Statement.”

This advisory approval will not be binding on our Compensation Committee or our Board.  However, they will carefully consider the outcome of the vote.  If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and consider them in making future decisions about executive compensation arrangements.

Our Board of Directors, upon recommendation of our Compensation Committee, recommends a vote FOR the advisory resolution approving the compensation of our Company’s Named Executives.

ITEM 4 – APPROVE THE TENNANT COMPANY AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN, AS AMENDED

INTRODUCTION

Our Board, upon recommendation of our Compensation Committee of the Board (the “Committee”), approved an amendment and restatement of the Tennant Company Amended and Restated 2010 Stock Incentive Plan (the “Amended 2010 Plan”) to be effective upon shareholder approval at the Annual Meeting.  The amended and restated Amended 2010 Plan (i) increases the number of shares available under the Amended 2010 Plan from 1,500,000 shares to 2,600,000 shares and (ii) retains a fungible share pool design; however, full value awards will be counted as two and fifteen hundredths shares against the pool, instead of one and seventy-four hundredths shares as under the current Amended 2010 Plan.  As of December 31, 2012, 680,420 shares remain available for issuance under the Amended 2010 Plan.  By approving the amended and restated Amended 2010 Plan, shareholders are also reapproving the performance metrics that can be used for awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.  The list of performance measures reflects the following additional measures: revenue, receivables, operating expense and working capital.

The Committee and Board believe that stock-based compensation programs are a key element in achieving our continued financial and operational success.  Our compensation programs have been designed to motivate key personnel to produce a superior shareholder return.

HISTORIC RUN RATE INFORMATION

We continue to manage our run rate of awards granted over time to levels we believe are reasonable in light of changes in our business and the number of outstanding shares, while ensuring that our overall executive compensation program is competitive, relevant and motivational.

The following table sets forth information regarding awards granted and earned and the run rate for each of the last three fiscal years.
Amounts in Thousands
Fiscal Year Ended December 31	2010	2011	2012
Stock options granted	385,860	153,936	150,779
Service-based restricted stock and restricted stock units granted	41,015	29,875	62,524
Performance-based equity awards earned	—	—	—
Weighted average basic common shares outstanding during the fiscal year	18,805,494	18,832,693	18,544,896
Run rate	2.27%	0.98%	1.15%

SHARES AVAILABLE FOR GRANT UNDER EQUITY COMPENSATION PLANS

The table below shows, as of March 1, 2013, the shares reserved for issuance of outstanding awards and available for future grant under each of our equity compensation plans in which our employees and non-management directors are eligible to participate.  The table also shows the number of shares that will be available for future grants under each equity compensation plan following approval of the amended and restated Amended 2010 Plan by our shareholders.
	Current		After Approval of Amended and Restated 2010 Plan, as Amended
	Shares Reserved for Issuance of Outstanding Awards(1)	Shares Available for Future Awards	Shares Reserved for Issuance of Outstanding Awards	Shares Available for Future Awards
1995 Plan (Terminated)	41,847	—	41,847	—
1999 Plan (Terminated)(2)	49,030	—	49,030	—
Non-Employee Director Stock Option Plan (Terminated)	30,461	—	30,461	—
2007 Plan (Terminated)(3)	768,408	—	768,408	—
Amended 2010 Plan(3)	720,455	356,205	720,455	1,456,205
Total	1,610,201	356,205	1,610,201	1,456,205
____________________

(1)	Shares reserved for issuance of outstanding awards at March 1, 2013 consist of the following:

	Types of Awards
	Options/SARs	Full Value Awards	Weighted Average Exercise Price of Options/SARs	Weighted Average Term to Expiration
1995 Plan (Terminated)	41,847	—	22.89	2.21
1999 Plan (Terminated)(2)	49,030	—	23.08	1.79
Non-Employee Director Stock Option Plan (Terminated)	9,922	20,539	24.00	2.91
2007 Plan (Terminated)(3)	697,425	70,983	16.57	6.36
Amended 2010 Plan(3)	433,900	286,555	42.79	8.73
____________________

(2)
The 1999 Plan is terminated, except that it remains available for grants of reload options upon exercise of previously granted options with one-time reload features.  As described below, we have not granted options with reload features since 2004 and have no plans to grant options with reload features in the future.

(3)
The 2007 Plan was terminated and our Company makes no equity grants out of such plan; however, any shares that return to the 2007 Plan as a result of an award terminating, expiring, being exchanged, being forfeited or being settled in cash in lieu of shares shall instead become available under the 2010 Plan.

Summary of the Amended 2010 Plan

The amended and restated Amended 2010 Plan will be effective when approved by our shareholders at the Annual Meeting.

The Amended 2010 Plan is similar to our prior equity compensation plans and contains the following key terms:

•	The aggregate number of shares that a participant may receive in any combination of options and stock appreciation rights in any year is 250,000.

•	Contains an exception from the minimum three-year vesting period for awards granted to attract or retain key employees for up to 75,000 shares.

•
In addition to prohibiting other forms of “repricings” without shareholder approval, it also prohibits cash buyouts of options and stock appreciation rights that are not “in the money” and prohibits a voluntary surrender of options and stock appreciation rights in connection with a subsequent regrant of “in the money” options or stock appreciation rights without shareholder approval.

•
Prohibits the payment of dividends and dividend equivalents on awards of options and stock appreciation rights, and payout of dividend payments or dividend equivalent payments on unvested awards that are subject to performance-based vesting conditions.

•	All awards must be issued at fair market value and, as a result, prohibits discounted awards.

•	The Committee, consisting of independent directors, administers the Amended 2010 Plan.

•	Designed to permit performance-based awards intended to comply with the requirements of Section 162(m) of the Internal Revenue Code regarding deductibility of executive compensation.

•	Shareholders previously approved the performance measures set forth in the Amended 2010 Plan.

A copy of the amended and restated Amended 2010 Plan is attached to this Proxy Statement as Appendix A, and this discussion is qualified in its entirety by reference to the full text of the amended and restated Amended 2010 Plan.

Purpose of the Amended 2010 Plan

The purpose of the Amended 2010 Plan is to promote the interests of our Company and our shareholders by providing key personnel of our Company and our affiliates with an opportunity to acquire a proprietary interest in our Company and reward them for achieving a high level of corporate performance and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of our Company and our affiliates.  In addition, the opportunity to acquire a proprietary interest in our Company will aid in attracting and retaining key personnel of outstanding ability.  The Amended 2010 Plan is also intended to provide the non-management directors serving on our Board with an opportunity to acquire a proprietary interest in our Company, to compensate these non-management directors for their contributions to our Company and to aid in attracting and retaining non-management directors.

Administration

The Amended 2010 Plan is administered by the Committee.  The Committee has the authority to establish, amend and waive rules relating to the Amended 2010 Plan and to determine the timing and identity of participants, the amount of any awards and other terms and conditions of awards.  The Committee may delegate its responsibilities under the Amended 2010 Plan to members of our management or to others with respect to the selection and grants of awards to employees who are not deemed to be officers, directors or 10% shareholders of our Company under applicable Federal securities laws.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the Committee be “outside directors.”  The Amended 2010 Plan provides that directors serving on the Committee must be “outside directors” within the meaning of Section 162(m) of the Code.

Eligibility

All employees of our Company and our affiliates are eligible to receive awards under the Amended 2010 Plan.  As of December 31, 2012, we had approximately 2,816 employees.  Awards, other than incentive stock options (see “Types of Awards” below), also may be awarded by the Committee to individuals who are not employees but who provide services to us or our affiliates in the capacity of a non-management director or an independent contractor.

Number of Shares Available for Issuance under the Amended 2010 Plan

As of March 1, 2013, the total number of shares of our Common Stock available for distribution under the Amended 2010 Plan was 1,500,000, subject to adjustment for future stock splits, stock dividends and similar changes in our capitalization, of which 915,972 shares have been issued or are reserved for issuance pursuant to outstanding awards under the Amended 2010 Plan and 356,205 shares are available for future awards.  If the amendment and restatement of the Amended 2010 Plan is approved by the shareholders, the total number of shares remaining available for distribution under the Amended 2010 Plan will increase by 1,100,000 shares to 2,600,000.

We have used a fungible share pool design for the Amended 2010 Plan.  As a result, all shares subject to stock options and stock appreciation rights will count as one share against the pool of authorized shares, whereas all other awards, such as restricted stock and performance units, count as one and seventy-four hundredths shares against the pool of authorized shares.  If the amendment and restatement of the Amended 2010 Plan is approved by the shareholders, all shares subject to stock options and stock appreciation rights will count as one share against the pool of authorized shares, whereas all other awards, such as restricted stock and performance units, count as two and fifteen hundredths shares against the pool of authorized shares.

Any shares of our Common Stock subject to an award under the Amended 2010 Plan or the 2007 Plan that expire unexercised, that are forfeited, terminated or canceled, that are settled in cash, for which the terms and conditions of the Award are not met or otherwise do not result in the issuance of shares of Common Stock, may again be used for an award under the Amended 2010 Plan; provided that the gross number of shares with respect to which a stock appreciation right has been exercised may not again be awarded under the plan if such exercise is settled in shares.

No participant may receive (i) any combination of stock options and stock appreciation rights relating to more than 250,000 shares in the aggregate or (ii) performance units relating to more than 100,000, in any year under the Amended 2010 Plan.

The closing sale price of a share of our Common Stock on the New York Stock Exchange on March 1, 2013, was $46.81 per share.

Types of Awards

The types of awards that may be granted under the Amended 2010 Plan include incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance units, and other stock-based awards.  Subject to certain restrictions applicable to incentive stock options, awards will be exercisable by the recipients at such times as are determined by the Committee, but in no event may the term of an award be longer than ten years after the date of grant.

In addition to the general characteristics of all of the awards described in this proxy statement, the basic characteristics of awards that may be granted under the Amended 2010 Plan are as follows:

Incentive and Non-Qualified Stock Options.  Both incentive and non-qualified stock options may be granted to recipients at such exercise prices as the Committee may determine but not less than 100% of their fair market value (as defined in the Amended 2010 Plan) as of the date the option is granted.  We determine fair market value of our Common Stock based on the closing price of our stock on the New York Stock Exchange on the day preceding the date of grant; however, if the grant of an option occurs after the close of market, then we use the closing price of our stock on that day.  Stock options may be granted and exercised at such times as the Committee may determine, except that, unless applicable federal tax laws are modified, the aggregate fair market value of the shares of our Common Stock with respect to which incentive stock options may first become exercisable in any calendar year for any employee may not exceed $100,000 under the Amended 2010 Plan or any other plan we have in effect.  Additional restrictions apply to an incentive stock option granted to an individual who beneficially owns more than 10% of the combined voting power of all classes of our stock.

The purchase price payable upon exercise of options may be paid in cash, or, if the Committee permits, by reducing the number of shares delivered to the participant or by delivering stock already owned by the participant (where the fair market value of the shares withheld or delivered on the date of exercise is equal to the option price of the stock being purchased), or in a combination of cash and such stock, unless otherwise provided in the related agreement.  The participants may also simultaneously exercise options and sell the stock purchased upon such exercise pursuant to brokerage or similar relationships and use the sale proceeds to pay the purchase price.

Stock Appreciation Rights.  The value of a stock appreciation right granted to a recipient is determined by the appreciation in our Common Stock, subject to any limitations upon the amount or percentage of total appreciation that the Committee may determine at the time the right is granted.  The recipient receives all or a portion of the amount by which the fair market value of a specified number of shares, as of the date the stock appreciation right is exercised, exceeds a price specified by the Committee at the time the right is granted.  The price specified by the Committee must be at least 100% of the fair market value of the specified number of shares of our Common Stock to which the right relates determined as of the date the stock appreciation right is granted.  A stock appreciation right may be granted in connection with a previously or contemporaneously granted option, or independent of any option.

Performance Units.  Performance units entitle the recipient to payment in amounts determined by the Committee based upon the achievement of specified performance targets during a specified term.  With respect to recipients who are “covered employees” under Section 162(m) of the Code, such performance targets will consist of one or any combination of two or more of revenue or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profits after taxes), economic profit, inventory, receivables, total or net operating asset turnover, operating income, operating expense, total shareholder return, return on equity, return on invested capital and working capital, each of which may be expressed on a current value basis, or a growth rate or relative to a designated peer group or index of comparable companies, and any such targets may relate to one or any combination of two or more of corporate, group, unit, division, affiliate, or individual performance.

Payments with respect to stock appreciation rights and performance units may be paid, as determined by the Committee, in cash, shares of our Common Stock, or a combination of cash and shares, and payments with respect to performance units may also be paid in deferred stock units providing for deferred payments of cash and shares.  The Committee may require or permit participants to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under the Amended 2010 Plan.

Restricted Stock and Other Stock-Based Awards.  Our Common Stock granted to recipients may contain such restrictions as the Committee may determine, including provisions requiring forfeiture and imposing restrictions upon stock transfer.  Awards of restricted stock may, in the discretion of the Committee, provide the participant with dividends and voting rights prior to vesting.  No award of restricted stock may vest earlier than three years from the date of grant, except where the Committee approves a shorter vesting period in the case of an award to attract a new executive, an issuance of restricted stock in exchange for other compensation or other limited circumstances described in the Amended 2010 Plan.  The Committee may also from time to time grant awards of unrestricted stock or other stock-based awards such as awards denominated in stock units, securities convertible into stock, and phantom securities.

No Future Grants of Reload Options.  Certain options previously issued under our prior plans provide for the issuance of “reload” options pursuant to which, subject to the terms and conditions established by the Committee and any applicable requirements of Exchange Act Rule 16b-3 or any other applicable law, the participant will, either automatically or subject to subsequent Committee approval, be granted a new option when the payment of the exercise price of the original option, or the payment of tax withholdings, is made through the delivery to us of shares held by such participant.  The reload option will be a fully vested option to purchase the number of shares provided as consideration for the exercise price and in payment of taxes in connection with the exercise of the original option, will have a per share exercise price equal to the fair market value of a share as of the date of exercise of the original option, and will otherwise have terms and conditions as contained in the original option.  Reload options do not increase the net equity position of a participant and an option grant may only be reloaded once.  We have not granted options with reload features since March 1, 2004, and we do not intend to grant options with reload features in the future.  In order to honor our contractual obligation to issue a reload option upon a qualifying exercise of the outstanding options with reload features, the 1999 Stock Incentive Plan will remain available for such grants.

Acceleration of Awards, Lapse of Restrictions

The Committee may accelerate vesting requirements, performance periods, and the expiration of the applicable term or restrictions, and adjust performance targets and payments, upon such terms and conditions as are set forth in the participant’s agreement, or otherwise in the Committee’s discretion, which may include, without limitation, acceleration resulting from a “change of control” or a “fundamental change” (as those terms are defined in the Amended 2010 Plan), or the participant’s death, disability or retirement.

Duration, Adjustments, Modifications, Terminations

The Amended 2010 Plan provides that all awards are subject to agreements containing the terms and conditions of the awards.  Such agreements will be entered into by the recipients of the awards and the Company on or after the time the awards are granted and are subject to amendment, including unilateral amendment by the Committee, unless such amendments are determined by the Committee to be materially adverse to the participant and are not required as a matter of law.  No amendment shall reduce the exercise price of, or “reprice,” any outstanding award, without shareholder approval.  The Amended 2010 Plan prohibits amendments to options or stock appreciation rights that provide for a cash buyout of any such award that is not “in the money” or that makes any option or stock appreciation right subject to a voluntary surrender and subsequent regrant of an “in the money” option or stock appreciation right.

The Amended 2010 Plan will remain in effect until the tenth anniversary of its effectiveness, which will occur upon shareholder approval, or such earlier date on which the Amended 2010 Plan is terminated.  The Amended 2010 Plan also gives the Board the right to amend, modify, terminate or suspend the Plan, except that amendments to the Plan are subject to shareholder approval if needed to comply with the New York Stock Exchange listing rules.

In the event of a “fundamental change,” recapitalizations, stock dividends, stock splits or other relevant changes, the Committee has the discretion to adjust the number and type of shares available for awards or the number and type of shares and amount of cash subject to outstanding awards, the option exercise price of outstanding options, and outstanding awards of performance units and payments with regard thereto.  Adjustments in performance targets and payments on performance units are also permitted upon the occurrence of such events as may be specified in the related agreements, which may include a “change of control.”  Under the Amended 2010 Plan, the Committee may cancel outstanding options and stock appreciation rights generally in exchange for cash payments to the recipients in the event of a “fundamental change” (defined as certain dissolutions, liquidations, mergers, consolidations, statutory share exchanges, or other similar events involving the Company).

New Plan Benefits

No benefits or amounts have been granted, awarded or received under the Amended 2010 Plan that were subject to shareholder approval.  The Committee will determine the number and types of awards that will be granted under the Amended 2010 Plan at a future time.  Thus, it is not possible to determine the benefits that will be received by eligible participants if the Amended 2010 Plan is approved by our shareholders.

Federal Tax Considerations

The following summary sets forth the tax events generally expected for United States citizens under current United States federal income tax laws in connection with awards under the Amended 2010 Plan.

Incentive Stock Options.  A recipient will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted under the Amended 2010 Plan.  If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise.  Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a long-term capital gain or loss.  We will not be entitled to a deduction with respect to a disposition of the shares by a recipient after the expiration of the statutory holding periods.

Except in the event of death, if shares acquired by a recipient upon the exercise of an incentive stock option are disposed of by such recipient before the expiration of the statutory holding periods (a “disqualifying disposition”), such recipient will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option.  We will be entitled to a deduction at the same time and in the same amount as the recipient is deemed to have realized ordinary income.  Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively.  Such capital gain or loss will be long-term or short-term based upon how long the shares were held.  If the recipient pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the recipient will be treated as having made a disqualifying disposition of such shares, and the tax consequence of such disqualifying disposition will be as described above.

The foregoing discussion applies only for regular tax purposes.  For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option, the tax consequences of which are discussed below.

Non-Qualified Stock Options.  A recipient will realize no taxable income, and we will not be entitled to any related deduction, at the time a non-qualified stock option is granted under the Amended 2010 Plan.  At the time of exercise of a non-qualified stock option, the recipient will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price.  Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Stock Appreciation Rights and Performance Units.  Generally: (a) the recipient will not realize income upon the grant of a stock appreciation right or performance unit award; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction, in the year cash or shares of Common Stock are delivered to the recipient upon exercise of a stock appreciation right or in payment of the performance unit award; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of Common Stock received on the date of issuance.  The federal income tax consequences of a disposition of unrestricted shares received by the recipient upon exercise of a stock appreciation right or in payment of a performance unit award are the same as described below with respect to a disposition of unrestricted shares.

Restricted and Unrestricted Stock.  Unless the recipient files an election to be taxed under Section 83(b) of the Code: (a) the recipient will not realize income upon the grant of restricted stock; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction, when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire.  If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

With respect to awards of unrestricted stock: (a) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction upon the grant of the unrestricted stock; and (b) the amount of such ordinary income and deduction will be the fair market value of such unrestricted stock on the date of grant.

When the recipient disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Withholding.  The Amended 2010 Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes.  In lieu of cash, the Committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

Our Board of Directors, upon recommendation of our Compensation Committee, recommends a vote FOR approval of the Tennant Company Amended and Restated 2010 Plan, as Amended.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, as of December 31, 2012.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
Equity compensation plans approved by security holders	1,531,619	$24.16	680,420
Equity compensation plans not approved by security holders	—	—	—
Total	1,531,619	$24.16	680,420
____________________

(1)
Amount includes outstanding awards under the 1995 Stock Incentive Plan, the 1997 Non-Employee Director Stock Option Plan, the 1999 Stock Incentive Plan, the 2007 Stock Incentive Plan and the Amended 2010 Stock Incentive Plan, each as amended (the “Plans”).  Amount includes shares of Common Stock that may be issued upon exercise of outstanding stock options under the Plans.  Amount also includes shares of Common Stock that may be paid in cash upon exercise of outstanding stock appreciation rights under the Plans.  Amount also includes shares of Common Stock that may be issued upon settlement of restricted stock units and deferred stock units (phantom stock) under the Plans.  Stock appreciation rights, restricted stock units and deferred stock units may be settled in cash, stock or a combination of both.  Column (a) includes the maximum number of shares that could be issued upon a complete distribution of all outstanding stock options and stock appreciation rights (1,191,421) and restricted stock units and deferred stock units (340,198).

(2)	Column (b) includes the weighted-average exercise price for outstanding stock options and stock appreciation rights.

ITEM 5 – APPROVE THE TENNANT COMPANY 2014 SHORT-TERM INCENTIVE PLAN

Our Board of Directors, upon recommendation of the Compensation Committee, approved the Tennant Company 2014 Short-Term Incentive Plan (the “2014 STIP”) on February 13, 2013, subject to shareholder approval.  The purpose of the 2014 STIP is to promote our objective of linking pay and performance by providing cash awards to designated members of the management team to encourage them to produce a superior return for our shareholders.  The 2014 STIP gives the Compensation Committee and a management committee consisting of one or more of our Chief Executive Officer, Vice President of Administration, Chief Financial Officer and other senior management team members (the “Management Committee”) discretion to choose one or more appropriate performance measures by which to measure the performance of our management team members in any given performance period.  The performance measures are set at the beginning of each performance period.

The basic features of the 2014 STIP are summarized below.  The 2014 STIP operates in an identical manner to the STIP currently in effect for our executive officers and management team for 2013.  The 2014 STIP will not become effective unless approved by our shareholders.  The 2014 STIP is a five-year plan that can be used for awards in 2014 and future years.  Our Compensation Committee retains the authority to establish compensation programs for our executive officers from time to time in order to incentivize our executive officers, including alternative programs that may be established if our shareholders do not approve the 2014 STIP.

A copy of the 2014 STIP is attached to this Proxy Statement as Appendix B, and this discussion is qualified in its entirety by reference to the full text of the 2014 STIP.

Administration.    The Compensation Committee, all of whose members are independent, outside directors, will administer the 2014 STIP to the extent that awards relate to executive officers, and the Management Committee will administer the 2014 STIP to the extent that awards relate to other members of our management team.  The Compensation Committee and the Management Committee, as applicable, are collectively referred to as the “Committee.”  The Committee will have the authority to grant cash incentive awards upon such terms, consistent with the terms of the 2014 STIP, as it considers appropriate, to eligible employees.  The Committee will have authority to interpret all provisions of the 2014 STIP, to establish, amend, waive and rescind rules and regulations relating to the administration of the 2014 STIP and to make all other determinations necessary or advisable for the administration of the 2014 STIP.

Eligibility.    Any executive officer and any other member of our management team designated by the Committee from time to time is eligible to participate in the 2014 STIP.  The Committee determines which executive officers or other management team members, as the case may be, will participate in the plan for a given year or other performance period.  In 2012, approximately 157 employees (including executive officers) were selected to participate in the current STIP, and participation in the 2014 STIP is expected to be comparable.

Determination of Performance Measures.    Awards may be based on one or more of the following performance measures chosen by the Committee:
•	revenue;
•	earnings per share before income tax (profit before taxes);
•	net earnings or net earnings per share (profit after taxes);
•	economic profit, defined as net operating profit after taxes less a charge for the net assets used in the business;
•	inventory;
•	receivables;
•	total or net operating asset turnover;
•	operating income;

•	operating expense;
•	total shareholder return;
•	return on equity;
•	return on invested capital; and
•	working capital.

In addition, for any award to a participant who is not a covered officer under Section 162(m) of the Internal Revenue Code or that is not intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code, the performance measures may include, alone or in combination with the performance measures listed above, such other targets as the Committee may determine.

The Committee may select different performance measures for different participants in any performance period.  In addition to selecting the performance measures, the Committee will also approve the level of attainment required to earn a payment under an award.  The required level of attainment can be measured as an absolute amount, on a per share basis, as a growth rate, as a change from a prior performance period or relative to a designated peer group or index of comparable companies.  The performance measure may be tied to corporate, group, unit, division, affiliate or individual performance.  In recent years, the Committee has selected incentive operating profit and working capital as the performance metrics for annual cash incentives.

Determination of Cash Incentive Amounts.  The degree of attainment for each participant to receive an award will be determined by Committee at the beginning of the performance period.  At the end of the performance period, the Committee will certify the degree to which performance measures were attained and pay out any earned awards in the form of cash payments.  The Committee has discretion to exclude the effects of extraordinary items, unusual or non-recurring events, changes in accounting principles, realized investment gains or losses, discontinued operations, acquisitions, divestitures, material restructuring or impairment charges and any other items the Committee determines is necessary to compute performance on a comparative basis, so long as such adjustments to awards qualifying as performance-based compensation under Section 162(m) of the Internal Revenue Code will not disqualify the award.

Maximum Payments.    The maximum amount payable under the 2014 STIP to any covered officer under Section 162(m) of the Internal Revenue Code for any year cannot exceed $2 million.

Amendments.    The Committee may at any time terminate, suspend or modify the 2014 STIP.  Amendments are subject to approval of the shareholders only if such approval is necessary to maintain the 2014 STIP in compliance with the requirements of Section 162(m) of the Internal Revenue Code.

Tax Matters.     As described in the Compensation Discussion and Analysis section of this Proxy Statement, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to our covered officers to $1 million per year.  This limitation does not apply to “performance-based compensation.”   One of the conditions for qualification as “performance-based compensation” is that the shareholders must approve the material terms of the performance measures and reapprove those material terms every five years. Amounts paid under the objective performance measures established under the 2014 STIP will, under current tax law, continue to qualify as performance-based compensation if shareholders approve the 2014 STIP.

Plan Benefits.  The 2014 STIP will be effective January 1, 2014, so long as it is approved by shareholders at the 2013 annual meeting of shareholders.  As a result, the first awards granted under the 2014 STIP will relate to fiscal 2014.  Amounts payable under the 2014 STIP for fiscal 2014 are not determinable because the performance measures and target opportunities will not be set by the Committee until early in fiscal 2014.  However, the benefits paid under the current STIP for fiscal 2012 (which are the same benefits reported under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in this Proxy Statement) are as follows:

NEW PLAN BENEFITS
Short-Term Incentive Plan

(Benefits Paid under Current STIP)
Name and Position	Fiscal 2012 Benefits Paid ($)
H. Chris Killingstad President and Chief Executive Officer	479,596
Thomas Paulson Vice President and Chief Financial Officer	141,580
Thomas J. Dybsky Vice President, Administration	88,384
Andrew J. Eckert Vice President, The Americas	102,890
Don B. Westman Vice President, Global Operations	109,480
Executive Officer Group (8 persons)	1,152,046
Non-Executive Officer Employee Group (143 persons)	1,828,819

Our Board of Directors, upon recommendation of our Compensation Committee, recommends a vote FOR approval of the Tennant Company 2014 Short-Term Incentive Plan.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 1, 2013, information regarding beneficial ownership (including shares subject to options and other convertible securities that are exercisable, will become exercisable, or otherwise will be settled within 60 days of March 1, 2013) by:

•	Beneficial owners of more than 5% of our Common Stock;

•	Ownership by directors and director nominees;

•	Ownership by the Named Executives as listed in the Summary Compensation Table; and

•	Ownership by all current directors and executive officers as a group.

Except as otherwise noted, the shareholders listed have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock(1)
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	1,694,835 shares in aggregate. Royce & Associates has sole voting power for 1,694,835 shares, shared voting power for 0 shares, sole investment authority for 1,694,835 shares and shared investment authority for 0 shares.(2)(3)	9.2%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,409,682 shares in aggregate. BlackRock has sole voting power for 1,409,682 shares, shared voting power for 0 shares, sole investment authority for 1,409,682 shares and shared investment authority for 0 shares.(2)(4)	7.6%
Vanguard Fiduciary Trust Company 500 Admiral Nelson Blvd. Malvern, PA 19355	1,287,874 shares in aggregate. Vanguard Fiduciary has sole voting power for 0 shares, shared voting power for 1,287,874 shares, sole investment authority for 0 shares and shared investment authority for 1,287,874 shares.(2)(5)	7.0%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,162,845 shares in aggregate. Vanguard Group has sole voting power for 27,400 shares, shared voting power for 0 shares, sole investment authority for 1,136,345 shares and shared investment authority for 26,500 shares.(2)(6)	6.3%
Neuberger Berman Group LLC Neuberger Berman LLC 605 Third Avenue New York, NY 10158	974,870 shares in aggregate. Neuberger Berman has sole voting power for 0 shares, shared voting power for 939,270 shares, sole investment authority for 0 shares and shared investment authority for 974,870 shares.(2)(7)	5.3%

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock(1)
H. Chris Killingstad	483,524 shares(8)(9)	2.6%
Thomas Paulson	114,478 shares(8)(10)	*
Thomas J. Dybsky	84,974 shares(8)(11)	*
Andrew J. Eckert	55,115 shares(12)	*
Don B. Westman	71,498 shares(8)(13)	*
Azita Arvani	679 shares	*
William F. Austen	21,014 shares(14)	*
Carol S. Eicher	12,892 shares(15)	*
James T. Hale	43,723 shares(16)	*
David Mathieson	26,689 shares(17)	*
Donal L. Mulligan	8,223 shares(18)	*
Stephen G. Shank	47,237 shares(19)	*
Steven A. Sonnenberg	23,249 shares(20)	*
David S. Wichmann	9,371 shares(21)	*
All directors and executive officers as a group (18 persons)	1,099,352 shares(8)(22)	5.7%
____________________

(1)	An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of the total.

(2)
The information set forth above as to the Amount and Nature of Beneficial Ownership is based upon Schedule 13G statements filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2012.

(3)
Includes various accounts managed by Royce & Associates, LLC, which have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the Company.

(4)
Blackrock, Inc., the parent holding company, reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our Common Stock.  No one person’s interest in our Common Stock is more than 5% of the total outstanding shares of Common Stock.

(5)
This number includes shares held in trust as of December 31, 2012, for the benefit of employees in certain of the Company’s employee benefit plans, all of which have been allocated to plan participants.  The plan trustee votes shares allocated to participant accounts as directed by participants.  Shares held by the trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the plan trustee in the same proportions as shares for which directions are received.  Shares held by the trustee on behalf of the plans may be disposed of by the plans or the trustee only in accordance with the terms of the plans.  For tender decisions, if no instruction is received from a participant, the shares will not be tendered.

(6)
The 27,400 shares over which The Vanguard Group has sole voting power and 26,500 shares over which it has shared dispositive power are beneficially owned by Vanguard Fiduciary Trust, its wholly-owned subsidiary, as the investment manager of collective trust accounts for which it directs the voting of the shares.

(7)
Neuberger Berman Group LLC and its related entities are deemed to beneficially own the shares as an investment advisor to many unrelated clients.  The Neuberger entities share power to make decisions whether to retain or dispose and vote the shares.

(8)	Includes shares allocated to the individual or group under the Tennant Profit Sharing and ESOP Plan.

(9)	Includes 383,014 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Killingstad.

(10)	Includes 99,053 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Paulson.

(11)	Includes 73,256 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Dybsky.

(12)	Includes 43,401 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Eckert.

(13)	Includes 56,856 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Westman.

(14)	Includes 10,703 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Austen.

(15)	Includes 7,662 shares covered by currently exercisable options or options exercisable within 60 days, granted to Ms. Eicher.

(16)	Includes 12,265 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Hale.

(17)	Includes 11,279 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Mathieson.

(18)	Includes 4,994 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Mulligan.

(19)	Includes 14,265 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Shank.

(20)	Includes 13,749 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Sonnenberg.

(21)	Includes 5,650 shares covered by currently exercisable options or options exercisable within 60 days, granted to Mr. Wichmann.

(22)	Includes 804,536 shares covered by currently exercisable options or options exercisable within 60 days, granted to executive officers (including Named Executives) and directors of our Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and executive officers file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission.  Directors and executive officers are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of copies of these forms furnished to us, and written representations from the directors and executive officers, all Section 16(a) filing requirements were met for the year ending December 31, 2012.

Related-Person Transaction Approval Policy

In February 2007, our Board adopted a written related-person transaction approval policy, which sets forth our Company’s policies and procedures for the review, approval or ratification of certain related-person transactions.  Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our Company or an executive is a participant and in which a related person has a direct or indirect interest, but exempts the following:

•
Payment of compensation by our Company to a related person for the related person’s service to our Company in the capacity or capacities that give rise to the person’s status as a “related person” (provided such compensation was approved by the Board or a Committee of the Board, if such approval was required);

•	Transactions available to all employees or all shareholders of our Company on the same terms; and

•	Transactions which, when aggregated with the amount of all other transactions between the related person and our Company, involve less than $120,000 in a fiscal year.

Our Board must approve any related-person transaction subject to this policy before commencement of the related-person transaction or, if the transaction is not identified prior to its commencement, the transaction must be submitted to our Board for ratification.  The Board will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related-person transaction:

•	Whether the terms are fair to our Company;

•	Whether the transaction is material to our Company;

•	The role the related person has played in arranging the related-person transaction;

•	The structure of the related-person transaction; and

•	The interests of all related persons in the related-person transaction.

Our Board may, in its sole discretion, approve or deny any related-person transaction.  Approval of a related-person transaction may be conditioned upon our Company and the related person taking such precautionary actions as our Board deems appropriate.

Political Contribution Policy

In December 2012, upon recommendation of the Governance Committee, our Board adopted a written Political Contributions and Public Policy Activities policy, which provides that:

•	the Company and its subsidiaries abide by laws governing Political Contributions and related activities;

•	the Company generally will not make direct Political Contributions;

•	if the Company wants to make direct Political Contributions, it must get advance approval from the Governance Committee; and

•	employees are forbidden from using Company property for political or public policy activities.

The policy is not intended to prohibit the Company from participating in trade associations, professional societies, industry groups and other tax-exempt organizations that represent the industries and business communities in which the Company operates.

Shareholder Proposals

Shareholder proposals intended to be presented at the 2014 Annual Meeting should be sent to our Corporate Secretary at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, MN 55440-1452.  Proposals must be received on or before November 14, 2013, to be eligible for inclusion in our Proxy Statement and form of Proxy relating to that meeting.

Shareholder proposals intended to be presented at the 2014 Annual Meeting, but not intended to be included in the Proxy Statement or form of Proxy for the meeting, must be received on or before January 24, 2014.  Proxies solicited by our Board for that Annual Meeting will authorize the named Proxies on the Proxy Card to use their discretion in voting the Proxies when any such proposals are presented at the meeting.

See Director Nomination Process for information and requirements on how to nominate a director or recommend a potential director candidate for consideration by our Governance Committee.

APPENDIX A

Tennant Company
Amended and Restated 2010 Stock Incentive Plan, as Amended

Tennant Company
Amended and Restated 2010 Stock Incentive Plan, as Amended

1.   Purpose.  The purpose of the Tennant Company Amended and Restated 2010 Stock Incentive Plan, as Amended (the “Plan”) is to promote the interests of the Company and its shareholders by providing key personnel of the Company and its Affiliates with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company and its Affiliates.  In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability.  The Plan is also intended to provide Non-Employee Directors with an opportunity to acquire a proprietary interest in the Company, to compensate Non-Employee Directors for their contribution to the Company and to aid in attracting and retaining Non-Employee Directors.

2.   Definitions.

2.1   The capitalized terms used elsewhere in the Plan have the meanings set forth below.

(a)  “Affiliate” means any corporation that is a “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and (f), or any successor provisions, and, for purposes other than the grant of Incentive Stock Options, any joint venture in which the Company or any such “parent corporation” or “subsidiary corporation” owns an equity interest.

(b)  “Agreement” means a written contract (i) consistent with the terms of the Plan entered into between the Company or an Affiliate and a Participant and (ii) containing the terms and conditions of an Award in such form and not inconsistent with the Plan as the Committee shall approve from time to time, together with all amendments thereto, which amendments may be unilaterally made by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and not required as a matter of law.

(c)  “Award” or “Awards” means a grant made under the Plan in the form of Restricted Stock, Options, Stock Appreciation Rights, Performance Units, Stock or any other stock-based award.

(d)  “Board” means the Board of Directors of the Company.

(e)  “Cause” shall mean termination for (i) the Participant’s material breach of any confidentiality, non-disclosure, non-solicitation, non-competition, invention assignment or similar agreement; (ii) an act or acts of dishonesty undertaken by the Participant and intended to result in gain or personal enrichment of the Participant at the expense of the Company; (iii) persistent failure by the Participant to perform the duties of the Participant’s employment, which failure is demonstrably willful and deliberate on the part of the Participant and constitutes gross neglect of duties by the Participant; or (iv) the indictment or conviction of the Participant for a felony if the act or acts constituting the felony are substantially detrimental to the Company or its reputation.

(f)  “Change of Control” means one of the following:

(i)  a majority of the directors of the Company shall be persons other than persons

(A)  for whose election proxies shall have been solicited by the Board, or

(B)  who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly created directorships;

(ii)  35% or more of (1) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”) or (2) the then outstanding Shares of Stock (“Outstanding Company Common Stock”) are acquired or beneficially owned (as defined in Rule 13d-3 under the Exchange Act, or any successor rule thereto) by any individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act), provided, however, that the following acquisitions and beneficial ownership shall not constitute Changes of Control pursuant to this Section 2(f)(ii):

(A)  any acquisition or beneficial ownership by the Company or a subsidiary of the Company, or

(B)  any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries, or

(C)  any acquisition or beneficial ownership by a parent entity of the Company (after giving effect to the merger or statutory share exchange) or its wholly owned subsidiaries, as long as they shall remain wholly owned subsidiaries, directly or indirectly of 100% of the Outstanding Company Voting Securities as a result of a merger or statutory share exchange that complies with Section 2(f)(iii)(A)(1), (2) and (3) or the exception in Section 2(f)(iii)(B) in all respects;

(iii)  the Company consummates

(A)  a merger of the Company with or into another entity, other than a merger in which

(1)  the persons who were the beneficial owners, respectively, of the Outstanding Company Voting Securities and Outstanding Company Common Stock immediately prior to such merger beneficially own, directly or indirectly, immediately after the merger, more than 50% of, respectively, the then outstanding common stock and the then outstanding voting power of the voting securities (or comparable equity interests) of the surviving entity in the merger or its direct or indirect parent entity in substantially the same proportions (except for those exercising statutory dissenters’ rights) as their ownership of the Outstanding Company Voting Securities and Outstanding Company Common Stock immediately prior to the merger,

(2)  if voting securities of the direct or indirect parent entity of the Company (after giving effect to the merger) are exchanged for Outstanding Company Voting Securities in the merger, all holders of any class or series of Outstanding Company Voting Securities immediately prior to the merger have the right to receive substantially the same per share consideration in exchange for their Outstanding Company Voting Securities as all other holders of such class or series (except for those exercising statutory dissenters’ rights), and

(3)  no individual, entity or group (other than a direct or indirect, parent entity that, after giving effect to the merger, directly or indirectly through one or more wholly owned subsidiaries, beneficially owns 100% of the outstanding voting securities of the entity resulting from the merger) beneficially owns, directly or indirectly, immediately after the merger, 35% or more of the voting power of the outstanding voting securities or the outstanding common stock of the entity (or comparable equity interests) resulting from the merger.

(B)  an exchange, pursuant to a statutory exchange of Outstanding Company Voting Securities held by shareholders of the Company immediately prior to the exchange, of shares of one or more classes or series of Outstanding Company Voting Securities for cash, securities or other property, except for voting securities of a direct or indirect parent entity of the Company (after giving effect to the statutory share exchange) owning directly, or indirectly through wholly owned subsidiaries, both beneficially and of record 100% of the Outstanding Company Voting Securities immediately after the statutory share exchange if (1) the persons who were the beneficial owners, respectively, of the Outstanding Company Voting Securities and the Outstanding Common Stock of the Company immediately before such statutory share exchange own, directly or indirectly, immediately after the statutory share exchange more than 50% of, respectively, the voting power of the then outstanding voting securities and the then outstanding common stock (or comparable equity interests) of such parent entity, and (2) all holders of any class or series of Outstanding Company Voting Securities immediately prior to the statutory share exchange have the right to receive substantially the same per share consideration in exchange for their Outstanding Company Voting Securities as all other holders of such class or series (except for those exercising statutory dissenters’ rights), or

(C)  a sale or other disposition of all or substantially all of the assets of the Company (in one transaction or a series of transactions); or

(iv)  the shareholders of the Company approve a definitive agreement or plan to liquidate or dissolve the Company.

Notwithstanding anything herein stated, no Change of Control shall be deemed to occur unless it would be deemed to constitute a change in ownership or effective control, or a change in the ownership of a substantial portion of the assets, of a business under Section 409A of the Code.

(g)  “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute, and the regulations promulgated thereunder.

(h)  “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3.1 and constituted so as to permit grants thereby to comply with Exchange Act Rule 16b-3 and Code Section 162(m), each member of which shall be (i) an independent director within the meaning of Rule 303A of the New York Stock Exchange Listed Company Manual, (ii) considered a non-employee director within the meaning of Exchange Act Rule 16b-3 or its successor provision and (iii) an outside director for purposes of Code Section 162(m).

(i)  “Company” means Tennant Company, a Minnesota corporation, or any successor to all or substantially all of its businesses by merger, consolidation, purchase of assets or otherwise.

(j)  “Deferred Stock Unit” or “DSU” means a derivative security, the value of which will be equal to the value of a Share, having such characteristics as the Committee may determine.

(k)  “Disability” means the disability of a Participant such that the Participant is considered disabled under any retirement plan of the Company which is qualified under Section 401 of the Code, or as otherwise determined by the Committee.

(l)  “Employee” means an employee (including an officer or director who is also an employee) of the Company or an Affiliate.

(m)  “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time or any successor statute.

(n)  “Exchange Act Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as now in force and in effect from time to time or any successor regulation.

(o)  “Fair Market Value” as of any date means, unless otherwise expressly provided in the Plan:

(i)  the closing sale price of a Share on the date immediately preceding that date or, if no sale of the Company’s Shares shall have occurred on that date, on the next preceding day on which a sale of Shares occurred

(A)  on the composite tape for New York Stock Exchange listed shares, or

(B)  if the Shares are not listed on the composite tape for New York Stock Exchange listed shares, on the principal securities exchange or other system on which the Shares are then listed or traded,

(ii)  if clause (i) is inapplicable, what the Committee determines in good faith to be 100% of the fair market value of a Share on that date, using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation.

However, if the applicable securities exchange or system has closed for the day at the time the event occurs that triggers a determination of Fair Market Value, whether the grant of an Award, the exercise of an Option or Stock Appreciation Right or otherwise, all references in this paragraph to the “date immediately preceding that date” shall be deemed to be references to “that date.” In the case of an Incentive Stock Option, if this determination of Fair Market Value is not consistent with the then-current regulations of the Secretary of the Treasury, Fair Market Value shall be determined in accordance with those regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 16.

(p)  “Fundamental Change” means a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or a statutory share exchange involving capital stock of the Company.

(q)  “Incentive Stock Option” means any Option designated as such and granted in accordance with the requirements of Code Section 422 or any successor provision.

(r)  “Insider” as of a particular date means any person who, as of that date is an officer of the Company as defined under Exchange Act Rule 16a-1(f) or its successor provision.

(s)  “Non-Employee Director” means a member of the Board who is not an Employee.

(t)  “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.

(u)  “Option” means a right to purchase Stock, including both Non-Statutory Stock Options and Incentive Stock Options.

(v)  “Participant” means a person or entity to whom an Award is or has been made in accordance with the Plan.

(w)  “Performance-Based Compensation” means an Award to a “covered officer” (as defined in Section 162(m)(3) of the Code) that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Code.

(x)  “Performance Period” means the period of time as specified in an Agreement over which Performance Units or any other Award subject to Performance Measures are to be earned.

(y)  “Performance Measures” means the performance measures established by the Committee in connection with the grant of an Award.  In the case of such grants intended to constitute Performance-Based Compensation, the Performance Measures shall consist of one or any combination of two or more of revenue, or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profit after tax), economic profit, inventory, receivables, total or net operating asset turnover, operating income, operating expense, total shareholder return, return on equity, return on invested capital and working capital, each of which may be expressed in absolute amounts, on a per share basis, as a growth rate, as a change from prior Performance Periods or relative to a designated peer group or index of comparable companies, and any such targets may relate to one or any combination of two or more of corporate, group, unit, division, affiliate or individual performance.  In addition, for any Award that is not intended to qualify as Performance-Based Compensation, the Award may be based on the attainment of such other targets as the Committee may determine.

(z)  “Performance Units” means an Award made pursuant to Section 11.

(aa)  “Plan” means this Tennant Company Amended and Restated 2010 Stock Incentive Plan, as may be amended and in effect from time to time.

(bb)  “Restricted Stock” means Stock granted under Section 7 so long as such Stock remains subject to one or more restrictions.

(cc)  “Retirement” means termination of employment, other than for Cause, on or after age 55, provided the Employee has been employed by the Company and/or one or more Affiliates for at least ten years, or termination of employment on or after age 62.

(dd)  “Section 16” or “Section 16(b)” means Section 16 or Section 16(b), respectively, of the Exchange Act or any successor statute and the rules and regulations promulgated thereunder as in effect and as amended from time to time.

(ee)  “Share” means a share of Stock.

(ff)  “Stock” means the common stock, par value $0.375 per share (subject to adjustment from time to time), of the Company.

(gg)  “Stock Appreciation Right” means a right, the value of which is determined in relation to the appreciation in value of Shares pursuant to an Award granted under Section 10.

(hh)  “Subsidiary” means a “subsidiary corporation,” as that term is defined in Code Section 424(f) or any successor provision.

(ii)  “Successor” with respect to a Participant means the legal representative of an incompetent Participant, and if the Participant is deceased, the estate of the Participant or the person or persons who may, by bequest or inheritance, or pursuant to the terms of an Award, acquire the right to exercise an Option or Stock Appreciation Right or to receive cash and/or Shares issuable in satisfaction of an Award in the event of the Participant’s death.

(jj)  “Term” means the period during which an Option or Stock Appreciation Right may be exercised or the period during which the restrictions or terms and conditions placed on Restricted Stock or any other Award are in effect.

(kk)  “Transferee” means any “family member” (as defined by the general instructions to Form S-8 under the Securities Act of 1933) of the Participant.

2.2   Gender and Number.  Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

3.   Administration and Indemnification.

3.1   Administration.

(a)  The Committee shall administer the Plan. The Committee shall have exclusive power to (i) make Awards, (ii) determine when and to whom Awards will be granted, the form of each Award, the amount of each Award, and any other terms or conditions of each Award consistent with the Plan, and (iii) determine whether, to what extent and under what circumstances, Awards may be settled, paid or exercised in cash, Shares or other Awards, or other property, or canceled, forfeited or suspended. Each Award shall be subject to an Agreement authorized by the Committee. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and acts of a majority of the members present at any meeting at which a quorum is present or the acts unanimously approved in writing by all members of the Committee shall be the acts of the Committee.

(b)  Solely for purposes of determining and administering Awards to Participants who are not Insiders, the Committee may delegate all or any portion of its authority under the Plan to one or more persons who are not Non-Employee Directors.

(c)  To the extent within its discretion and subject to Sections 15 and 16, the Committee may amend the terms and conditions of any outstanding Award.

(d)  It is the intent that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3, except in such instances as the Committee, in its discretion, may so provide.

If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 3.1(d), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applicable to Insiders to the extent permitted by law and in the manner deemed advisable by the Committee.

(e)  The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein. Consistent with its terms, the Committee shall have the power to establish, amend or waive regulations to administer the Plan. In carrying out any of its responsibilities, the Committee shall have discretionary authority to construe the terms of the Plan and any Award or Agreement made under the Plan.

3.2   Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified and held harmless by the Company, to the extent permitted by law, against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act, made in good faith, under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at the Company’s expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4.   Shares Available Under the Plan.

(a)  The number of Shares available for distribution under the Plan shall not exceed 2,600,000 (subject to adjustment pursuant to Section 4(d) and Section 16). Any Shares made subject to Awards of Options or Stock Appreciation Rights shall be counted against this number as one (1) Share for every one (1) Share granted. Any shares of Common Stock granted as an Award other than Options or Stock Appreciation Rights shall be counted against this number as two and fifteen hundredths (2.15) Shares for every one (1) Share granted. The Shares issued under the Plan may come from authorized and unissued shares or shares purchased in the open market.

(b)  Any Shares subject to the terms and conditions of an Award under the Plan that are not used because the terms and conditions of the Award are not met may again be used for an Award under the Plan by adding back to the number of Shares available for distribution under the Plan the number of Shares originally counted against the Plan for such Award; provided however, that the gross number of Shares with respect to which a Stock Appreciation Right has been exercised may not again be awarded under the Plan if such exercise has been settled in Shares.

(c)  Any unexercised or undistributed portion of any terminated, expired, exchanged, or forfeited Award, or any Award settled in cash in lieu of Shares shall be available for further Awards by adding back to the number of Shares available for distribution under the Plan the number of Shares originally counted against the Plan for such portion of an Award.

(d)  The provisions of Section 4(b) and 4(c) shall also apply to any awards granted under the Tennant Company 2007 Stock Incentive Plan that are outstanding on the effective date of the Plan.

(e)  For the purposes of computing the total number of Shares granted under the Plan, the following rules shall apply to Awards payable in Shares where appropriate:

(i)  each Award shall be deemed to be the equivalent of the maximum number of Shares that may be issued upon exercise of the particular Award;

(ii)  an Award payable in some other security shall be deemed to be equal to the number of Shares to which it relates;

(iii)  where the number of Shares available under the Award is variable on the date it is granted, the number of Shares shall be deemed to be the maximum number of Shares that could be received under that particular Award until the Award is settled; and

(iv)  where two or more types of Awards (all of which are payable in Shares) are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, each such joint Award shall be deemed to be the equivalent of the maximum number of Shares available under the largest single Award.

(f)  Notwithstanding anything to the contrary contained herein, (i) Shares tendered in payment of an Option shall not be added to the total number of Shares available for grant under the Plan, (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be added to the total number of Shares available for grant under the Plan, (iii) Shares that are repurchased by the Company with Option proceeds shall not be added to the total number of Shares available for grant under the Plan and (iv) all Shares covered by a Stock Appreciation Right, to the extent that it is exercised and settled in Shares, and whether or not Shares are actually issued to the Participant upon exercise of the Stock Appreciation Right, shall be considered issued under the Plan.

(g)  No fractional Shares may be issued under the Plan; however, cash shall be paid in lieu of any fractional Share in settlement of an Award.

(h)  The maximum number of Shares that may be issued pursuant to Options intended to be Incentive Stock Options shall be 2,600,000 (subject to adjustment pursuant to Section 16).

5.   Eligibility.  Participation in the Plan shall be limited to (i) Employees, (ii) individuals who are not Employees but who provide services to the Company or an Affiliate, including services provided in the capacity of a consultant, advisor or director, such as a Non-Employee Director and (iii) any individual the Company desires to induce to become an Employee or Non-Employee Director, provided that any such grant shall be contingent upon such individual becoming an Employee or Non-Employee Director, as the case may be. The granting of Awards is solely at the discretion of the Committee, except that Incentive Stock Options may only be granted to Employees. References herein to “employed,” “employment” or similar terms (except “Employee”) shall include the providing of services in any capacity or as a director. Neither the transfer of employment of a Participant between any of the Company or its Affiliates, nor a leave of absence granted to such Participant and approved by the Committee, nor any change in status from an Employee to a consultant of the Company shall be deemed a termination of employment for purposes of the Plan.

6.   General Terms of Awards.

6.1   Amount of Award.  Each Award shall be evidenced by a written or electronic Agreement setting forth the terms and conditions that apply to such Award. Each Agreement shall set forth the number of Shares of Restricted Stock, Stock or Performance Units subject to the Agreement, or the number of Shares to which the Option subject to the Agreement applies or with respect to which payment upon the exercise of the Stock Appreciation Right subject to the Agreement is to be determined, as the case may be, together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee acting in its sole discretion, which may include conditions on vesting, exercisability, lapsing of restrictions or payment that are tied to Performance Measures.

6.2   Vesting and Term.  Each Agreement, other than those relating solely to Awards of Shares without restrictions, shall set forth the Term of the Award and any applicable Performance Period, but in no event shall the Term of an Award be longer than ten years after the date of grant. The Committee may provide for such vesting conditions as the Committee, in its sole discretion, may determine, provided that (i) no Award of Options or Stock Appreciation Rights may vest in full earlier than three years from the date of grant, (ii) the restrictions or conditions on an Award of Restricted Stock may not lapse in their entirety earlier than three years from the date of grant and (iii) the Performance Cycle of a Performance Unit or other Award subject to Performance Measures may not be shorter than one year, except, in each of clauses (i) – (iii) above, in the case of (a) a shorter vesting period specifically approved by the Committee to attract a key executive to join the Company, (b) a shorter vesting period specifically approved in accordance with the Plan to attract or retain key employees, provided that Awards with respect to no more than 75,000 Shares shall be made in accordance with this clause (b), (c) upon a Change of Control if so provided by the Committee, (d) death, Disability or Retirement as provided in Section 6.4 or as otherwise provided by the Committee, (e) restricted stock issued in exchange for other compensation as approved by the Committee, (f) a substitute Award granted pursuant to Section 19, and (g) Awards issued to Non-Employee Directors. Acceleration of the vesting or exercisability of the Award, upon such terms and conditions as shall be set forth in the Agreement, which may, but need not, include, without limitation, acceleration in the event of the Participant’s death, Disability or Retirement or the occurrence of a Change of Control or a Fundamental Change. Acceleration of the Performance Period of Performance Units shall be subject to Section 11.2.

6.3   Transferability.  Except as provided in this Section, during the lifetime of a Participant to whom an Award is granted, only that Participant (or that Participant’s Successor) may exercise an Option or Stock Appreciation Right, or receive payment with respect to Performance Units or any other Award. No Award may be sold, assigned, transferred, exchanged or otherwise encumbered other than to a Successor in the event of a Participant’s death or pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the rules thereunder; any attempted transfer in violation of this Section 6.3 shall be of no effect. Notwithstanding the immediately preceding sentence, the Committee, in an Agreement or otherwise at its discretion, may provide that the Award (other than Incentive Stock Options) may be transferable, to the extent permitted by law, to a Transferee if the Participant does not receive any consideration for the transfer. Any Award held by a Transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof to the Transferee. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death, Disability or termination of employment of a Participant the references to “Participant” shall mean the original grantee of an Award and not any Transferee.

6.4   Termination of Employment.  Except as otherwise determined by the Committee or provided by the Committee in an Agreement, in case of a Participant’s termination of employment with the Company and all of its Affiliates, the following provisions shall apply:

(a)  Options and Stock Appreciation Rights

(i)  Death or Disability.  If a Participant who has been granted an Option or Stock Appreciation Rights shall die or if a Participant’s employment terminates because of Disability before such Option or Stock Appreciation Rights have expired, the Option or Stock Appreciation Rights shall become exercisable in full, and may be exercised by the Participant’s Successor at any time, or from time to time, within one year after the date of the Participant’s death or termination or employment due to Disability.

(ii)  Retirement.  If a Participant’s employment terminates because of Retirement, the Option or Stock Appreciation Rights shall become exercisable in full, and the Participant may exercise his or her Options or Stock Appreciation Rights at any time, or from time to time, within three months after the date of such termination if such termination results from the Participant’s Retirement; provided that if the Participant has provided the Company with six months’ prior written notice of the Participant’s intention to Retire, and if there are no special payments made by the Company as a retirement incentive or inducement, then the Options or Stock Appreciation Rights may be exercised at any time within five years after the Participant’s employment by the Company terminates due to Retirement.

(iii)  Cause.  If a Participant’s employment is terminated for Cause, the Award shall terminate immediately upon such termination for Cause.

(iv)  Reasons other than Death, Disability, Retirement or Cause.  If a Participant’s employment terminates for any reason other than death, Disability, Retirement or Cause, the unexercisable portion of any Award held by such Participant shall terminate at the date of termination of employment and any portion of such Award that was exercisable immediately prior to such termination shall remain exercisable for three months after termination of the Participant’s employment. If the Participant is a Non-Employee Director, the Option or Stock Appreciation Right shall remain exercisable until the expiration of the Term after such Non-Employee Director ceases to be a director of the Company but, unless otherwise provided in the Agreement, only to the extent that such Option or Stock Appreciation Right was exercisable immediately prior to such Non-Employee Director ceasing to be a director.

(v)  Notwithstanding the foregoing Sections 6.4(a)(i), (ii), (iii) and (iv), in no event shall an Option or a Stock Appreciation Right be exercisable after the expiration of the Term of such Award. Any Option or Stock Appreciation Right that is not exercised within the periods set forth in Sections 6.4 (i), (ii), (iii) and (iv), except as otherwise provided by the Committee in the applicable Agreement, shall terminate as of the end of the periods described in such Sections.

(b)  Performance Units.  If a Participant’s employment with the Company or any of its Affiliates terminates during a Performance Period because of death, Disability or Retirement, or under other circumstances provided by the Committee in its discretion in the applicable Agreement or otherwise, the Participant shall be entitled to a payment of Performance Units at the end of the Performance Period based upon the extent to which achievement of Performance Measures was satisfied at the end of such period (as determined at the end of the Performance Period) and prorated for the portion of the Performance Period during which the Participant was employed by the Company or any Affiliate. Except as provided in this Section 6.4(b) or in the applicable Agreement, if a Participant’s employment terminates with the Company and all of its Affiliates during a Performance Period, then such Participant shall not be entitled to any payment with respect to that Performance Period.

(c)  Restricted Stock Awards.  In case of a Participant’s death, Disability or Retirement, the Participant shall be entitled to receive a number of Shares of Restricted Stock under outstanding Awards that has been prorated for the portion of the Term of the Awards during which the Participant was employed by the Company and its Affiliates, and, with respect to such Shares, all restrictions shall lapse. Any Shares of Restricted Stock as to which restrictions do not lapse under the preceding sentence shall terminate at the date of the Participant’s termination of employment and such Shares of Restricted Stock shall be forfeited to the Company.

6.5   Rights as Shareholder.  Each Agreement shall provide that a Participant shall have no rights as a shareholder with respect to any securities covered by an Award unless and until the date the Participant becomes the holder of record of the Stock, if any, to which the Award relates.

6.6   Performance-Based Awards.  Any Award may be granted as a performance-based Award if the Committee establishes one or more Performance Measures upon which vesting, the lapse of restrictions or settlement in cash or Shares is contingent. With respect to any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish and administer Performance Measures in the manner described in Section 162(m) of the Code and the then current regulations of the Secretary of the Treasury.

7.   Restricted Stock Awards.

(a)  An Award of Restricted Stock under the Plan shall consist of Shares subject to restrictions on transfer and conditions of forfeiture, which restrictions and conditions shall be included in the applicable Agreement. The Committee may provide for the lapse or waiver of any such restrictions or conditions based on such factors or criteria as the Committee, in its sole discretion, may determine.

(b)  Except as otherwise provided in the applicable Agreement, the Shares subject to the Award of Restricted Stock shall be issued in the name of the Participant and each Stock certificate issued with respect to an Award of Restricted Stock shall either be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, or the Stock certificate or book-entry shall bear such legends with respect to the restricted nature of the Restricted Stock evidenced thereby as shall be provided for in the applicable Agreement.

(c)  Upon the lapse of the restrictions and conditions, unrestricted Shares shall be issued to the Participant or a Successor or Transferee.

(d)  A Participant or a Transferee with a Restricted Stock Award shall have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares of Restricted Stock.

8.   Other Awards.  The Committee may from time to time grant Stock and other Awards under the Plan including, without limitation, those Awards pursuant to which Shares are or may in the future be acquired, Awards denominated in Stock units, securities convertible into Stock and phantom securities. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards provided that such Awards shall not be inconsistent with the terms and purposes of the Plan. The Committee may, at its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

9.   Stock Options.

9.1   Terms of All Options.

(a)  An Option shall be granted pursuant to an Agreement as either an Incentive Stock Option or a Non-Statutory Stock Option. The purchase price of each Share subject to an Option shall be determined by the Committee and set forth in the Agreement, but shall not be less than the Fair Market Value of a Share as of the date the Option is granted (except as provided in Section 19).

(b)  The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, provided that to the extent permitted by law, the Agreement may permit a Participant to simultaneously exercise Options and sell the Shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from the sale as payment of the purchase price of the Shares. The purchase price may be paid in cash or, if the Committee so permits, through a reduction of the number of Shares delivered to the Participant upon exercise of the Option or delivery or tender to the Company of Shares (by actual delivery or attestation) held by such Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased pursuant to the Option), or a combination thereof, unless otherwise provided in the Agreement, provided that no fractional Shares will be issued or accepted. A Participant exercising an Option shall not be permitted to pay any portion of the purchase price with Shares if, in the opinion of the Committee, payment in such manner could have adverse financial accounting consequences for the Company.

(c)  Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. In no event shall any Option be exercisable at any time after the expiration of its Term. When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated.

(d)  No Participant may receive any combination of Options and Stock Appreciation Rights relating to more than 250,000 Shares in the aggregate pursuant to Awards in any year under this Plan.

9.2   Incentive Stock Options.  In addition to the other terms and conditions applicable to all Options:

 (a)  the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which Incentive Stock Options held by an individual first become exercisable in any calendar year (under the Plan and all other incentive stock option plans of the Company and its Affiliates) shall not exceed $100,000 (or such other limit as may be required by the Code) if this limitation is necessary to qualify the Option as an Incentive Stock Option, and to the extent an Option or Options granted to a Participant exceed this limit the Option or Options shall be treated as a Non-Statutory Stock Option;

(b)  an Incentive Stock Option shall not be exercisable more than ten years after the date of grant (or such other limit as may be required by the Code) if this limitation is necessary to qualify the Option as an Incentive Stock Option;

(c)  an Incentive Stock Option shall not be exercisable more than one year after termination of the Participant’s employment with the Company and its Affiliates if the Participant’s employment with the Company and its Affiliates terminates because of the Participant’s death or Disability or more than three months after termination of the Participant’s employment if the Participant’s employment terminates for any reason other than death or Disability;

(d)  the Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify this Option as an Incentive Stock Option; and

(e)  notwithstanding any other provision of the Plan to the contrary, no Participant may receive an Incentive Stock Option under the Plan if, at the time the Award is granted, the Participant owns (after application of the rules contained in Code Section 424(d), or its successor provision), Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the date of grant and (ii) that Option is not exercisable after the date five years from the date that Incentive Stock Option is granted.

10.  Stock Appreciation Rights.  An Award of a Stock Appreciation Right shall entitle the Participant (or a Successor or Transferee), subject to terms and conditions determined by the Committee, to receive upon exercise of the Stock Appreciation Right all or a portion of the excess of (i) the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over (ii) a specified price that shall not be less than 100% of the Fair Market Value of such Shares as of the date of grant of the Stock Appreciation Right. A Stock Appreciation Right may be granted in connection with part or all of, in addition to, or completely independent of an Option or any other Award under the Plan. If issued in connection with a previously or contemporaneously granted Option, the Committee may impose a condition that exercise of a Stock Appreciation Right cancels a pro rata portion of the Option with which it is connected and vice versa. Each Stock Appreciation Right may be exercisable in whole or in part on the terms provided in the Agreement. No Stock Appreciation Right shall be exercisable at any time after the expiration of its Term. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have lapsed or terminated. Upon exercise of a Stock Appreciation Right, payment to the Participant or a Successor or Transferee shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a Stock Appreciation Right. No Participant may receive any combination of Options and Stock Appreciation Rights relating to more than 50,000 Shares in the aggregate pursuant to Awards in any year under this Plan.

11.  Performance Units.

11.1  Initial Award.

(a)  An Award of Performance Units under the Plan shall entitle the Participant or a Successor or Transferee to future payments of cash, Shares, DSUs or a combination thereof, as determined by the Committee, based upon the achievement of specified levels of one or more Performance Measures. The Agreement may establish that a portion of a Participant’s Award will be paid for performance that exceeds the minimum target but falls below the maximum target applicable to the Award. The Agreement shall also provide for the timing of the payment.

(b)  Following the conclusion or acceleration of each Performance Period, the Committee shall determine the extent to which (i) Performance Measures have been attained, (ii) any other terms and conditions with respect to an Award relating to the Performance Period have been satisfied and (iii) payment is due with respect to an Award of Performance Units.

(c)  No Participant may receive Performance Units (or Shares, cash or DSUs in payment therefor) relating to more than 100,000 Shares pursuant to Awards of Performance Units in any year under this Plan.

11.2   Acceleration and Adjustment.  The Agreement may permit an acceleration of the Performance Period and an adjustment of Performance Measures and payments with respect to some or all of the Performance Units awarded to a Participant, upon the occurrence of certain events, which may, but need not include, without limitation, a Change of Control, a Fundamental Change, a recapitalization, a change in the accounting practices of the Company, a change in the Participant’s title or employment responsibilities, the Participant’s death, Disability or Retirement or, with respect to payments in Shares with respect to Performance Units, a reclassification, stock dividend, stock split or stock combination as provided in Section 16. The Agreement also may provide for a limitation on the value of an Award of Performance Units that a Participant may receive.

12.  Effective Date and Duration of the Plan.

12.1   Effective Date.  The Plan originally became effective upon shareholder approval at the 2010 Annual Meeting of Shareholders on April 28, 2010, and this amendment and restatement shall become effective on the date of approval by the requisite vote of shareholders at the 2013 Annual Meeting of Shareholders or any adjournment thereof.

12.2   Duration of the Plan.  The Plan shall remain in effect until all Stock subject to it shall be distributed, all Awards have expired or lapsed, the Plan is terminated pursuant to Section 15, or April 28, 2020, whichever occurs first (the “Termination Date”); provided, however, that Awards made before the Termination Date may be exercised, vested or otherwise effectuated beyond the Termination Date unless limited in the Agreement or otherwise. The date and time of approval by the Committee of the granting of an Award shall be considered the date and time at which the Award is made or granted, unless the approval specifies an alternative grant date that is later than the date and time of approval.

12.3   Effect on Prior Plans.  No new awards shall be granted to any Employee or Non-Employee Director under any other previously approved Company stock plan after the Plan becomes effective.

13.  Plan Does Not Affect Employment Status.

(a)  Status as an eligible Employee shall not be construed as a commitment that any Award will be made under the Plan to that eligible Employee or to eligible Employees generally.

(b)  Nothing in the Plan or in any Agreement or related documents shall confer upon any Employee or Participant any right to continue in the employment of the Company or any Affiliate or constitute any contract of employment or affect any right that the Company or any Affiliate may have to change such person’s compensation, other benefits, job responsibilities, or title, or to terminate the employment of such person with or without cause.

14.  Tax Withholding.  The Company shall have the right to withhold from any cash payment under the Plan to a Participant or other person (including a Successor or a Transferee) an amount sufficient to cover any required withholding taxes. The Company shall have the right to require a Participant or other person receiving Shares under the Plan to pay the Company a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings through a reduction in the number of Shares delivered or a delivery or tender to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

15.  Amendment, Modification and Termination of the Plan and Agreements.

(a)  Except as limited in (b) below, (i) the Board may at any time and from time to time terminate, suspend or modify the Plan and (ii) the Committee may at any time alter or amend any or all Agreements under the Plan to the extent permitted by law. Notwithstanding the foregoing, the Company shall submit any amendment of the Plan for shareholder approval if the rules of the New York Stock Exchange or other applicable laws or regulations require shareholder approval of such amendment.

(b)  No termination, suspension, or modification of the Plan will materially and adversely affect any right acquired by any Participant or Successor or Transferee under an Award granted before the date of termination, suspension, or modification, unless otherwise agreed to by the Participant in the Agreement or otherwise, or required as a matter of law; but it will be conclusively presumed that any adjustment for changes in capitalization provided for in Sections 11.2 or 16 does not adversely affect these rights. Except as provided in Section 16, in no event may any Option or Stock Appreciation Right granted under the Plan (i) be amended to decrease the exercise price or strike price thereof, as the case may be, (ii) be cancelled in conjunction with the grant of any new Option or Stock Appreciation Right with a lower exercise price or strike price, as the case may be, (iii) be amended to provide for a cash buyout of the Option or Stock Appreciation Right if such Option or Stock Appreciation Right is not “in the money,” (iv) be subject to a voluntary surrender and subsequent grant of “in the money” Option or Stock Appreciation Right or (v) otherwise be subject to any action that would be treated, for accounting purposes or under the rules of the New York Stock Exchange, as a “repricing” of such Option or Stock Appreciation Right, unless such amendment, cancellation or action is approved by the Company’s shareholders in accordance with the rules of the New York Stock Exchange.

16.  Adjustment for Changes in Capitalization.  In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, referred to as “ASC Topic 718”) that causes the per Share value of Shares to change, such as a stock dividend or stock split, the Committee shall cause there to be made an equitable adjustment to the number and kind of Shares or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards (including but not limited to the number and kind of Shares to which such Awards are subject, and the exercise or strike price of such Awards) to the extent such other Awards would not otherwise automatically adjust in the equity restructuring; provided, in each case, that with respect to Incentive Stock Options, no such adjustment shall be authorized to the extent that such adjustment would cause such Incentive Stock Options to violate Section 422(b) of the Code or any successor provision; provided further, that no such adjustment shall be authorized under this Section to the extent that such adjustment would cause an Award to be subject to adverse tax consequences under Section 409A of the Code. In the event of any other change in corporate capitalization, which may include a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company to the extent such events do not constitute equity restructurings or business combinations within the meaning of ASC Topic 718, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number.  In no event shall an outstanding Award be amended for the sole purpose of decreasing the exercise or strike price thereof, except in accordance with Section 15(b) of the Plan.

17.  Fundamental Change.  In the event of a proposed Fundamental Change, the Committee may, but shall not be obligated to:

(a)  if the Fundamental Change is a merger or consolidation or statutory share exchange, make appropriate provision for the protection of the outstanding Options and Stock Appreciation Rights by the substitution of options, stock appreciation rights and appropriate voting common stock of the corporation surviving any merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation; or

(b)  at least ten days before the occurrence of the Fundamental Change, declare, and provide written notice to each holder of an Option or Stock Appreciation Right of the declaration, that each outstanding Option and Stock Appreciation Right, whether or not then exercisable, shall be canceled at the time of, or immediately before the occurrence of the Fundamental Change in exchange for payment to each holder of an Option or Stock Appreciation Right, within ten days after the Fundamental Change, of cash equal to (i) for each Share covered by the canceled Option, the amount, if any, by which the Fair Market Value (as defined in this Section) per Share exceeds the exercise price per Share covered by such Option or (ii) for each Stock Appreciation Right, the price determined pursuant to Section 10, except that Fair Market Value of the Shares as of the date of exercise of the Stock Appreciation Right, as used in clause (i) of Section 10, shall be deemed to mean Fair Market Value for each Share with respect to which the Stock Appreciation Right is determined in the manner hereinafter referred to in this Section. At the time of the declaration provided for in the immediately preceding sentence, each Stock Appreciation Right and each Option shall immediately become exercisable in full and each person holding an Option or a Stock Appreciation Right shall have the right, during the period preceding the time of cancellation of the Option or Stock Appreciation Right, to exercise the Option as to all or any part of the Shares covered thereby or the Stock Appreciation Right in whole or in part, as the case may be. In the event of a declaration pursuant to Section 17(b), each outstanding Option and Stock Appreciation Right granted pursuant to the Plan that shall not have been exercised before the Fundamental Change shall be canceled at the time of, or immediately before, the Fundamental Change, as provided in the declaration. Notwithstanding the foregoing, no person holding an Option or a Stock Appreciation Right shall be entitled to the payment provided for in this Section 17(b) if such Option or Stock Appreciation Right shall have terminated, expired or been cancelled. For purposes of this Section only, “Fair Market Value” per Share means the cash plus the fair market value, as determined in good faith by the Committee, of the non-cash consideration to be received per Share by the shareholders of the Company upon the occurrence of the Fundamental Change.

18.  Dividends and Dividend Equivalents.  An Award (other than an Option or Stock Appreciation Right) may, if so determined by the Committee, provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award (both before and after the Shares subject to the Award are earned, vested or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares, as determined by the Committee; provided, however, that in no event shall any dividend payments or dividend equivalent payments be paid out with respect to any unvested Awards that are subject to performance-based vesting conditions.  Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Shares, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

19.  Corporate Mergers, Acquisitions, Etc.  The Committee may also grant Options, Stock Appreciation Rights, Restricted Stock or other Awards under the Plan in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, restricted stock or other award granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a Subsidiary is a party. The terms and conditions of the substitute Awards may vary from the terms and conditions set forth in the Plan to the extent as the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

20.  Unfunded Plan.  The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board of Directors shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor or Transferee. To the extent any person acquires a right to receive an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

21.  Limits of Liability.

(a)  Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

(b)  Except as may be required by law, neither the Company nor any member of the Board of Directors or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3.1(b) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

22.  Compliance with Applicable Legal Requirements.  No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the exchanges on which the Company’s Shares may, at the time, be listed.

23.  Deferrals and Settlements.  The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts.

24.  Other Benefit and Compensation Programs.  Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

25.  Beneficiary Upon Participant’s Death.  To the extent that the transfer of a Participant’s Award at death is permitted by this Plan or under an Agreement, (i) a Participant’s Award shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (ii) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law and this Plan. If no such designation of a beneficiary has been made, the Participant’s legal representative shall succeed to the Awards, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by this Plan or under an Agreement.

26.  Requirements of Law.

(a)  To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

(b)  If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not effect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

APPENDIX B

Tennant Company
2014 Short-Term Incentive Plan

1.   Purpose.  The purpose of the Tennant Company 2014 Short-Term Incentive Plan (the “Plan”) is to provide incentives to the management team of Tennant Company (the “Company”) and its subsidiaries to produce a superior return to the shareholders of the Company and to encourage such management team to make decisions based on the Company’s long-term success, leverage capital investments and successfully meet annual objectives.

2.   Definitions.  The terms defined in this section are used (and capitalized) elsewhere in the Plan.

“Award” means an award payable to a Participant pursuant to Section 4 hereof.

“Board” means the Board of Directors of the Company.

“Cause” shall mean termination for (i) the Participant’s material breach of any confidentiality, non-disclosure, non-solicitation, non-competition, invention assignment or similar agreement; (ii) an act or acts of dishonesty undertaken by the Participant and intended to result in gain or personal enrichment of the Participant at the expense of the Company; (iii) persistent failure by the Participant to perform the duties of the Participant’s employment, which failure is demonstrably willful and deliberate on the part of the Participant and constitutes gross neglect of duties by the Participant; or (iv) the indictment or conviction of the Participant for a felony if the act or acts constituting the felony are substantially detrimental to the Company or its reputation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee or the Management Committee, as applicable.

“Compensation Committee” means the Compensation Committee of the Board or such other Board committee as may be designated by the Board to administer the Plan.

“Covered Officer” includes all Participants whose compensation, in the Performance Period for which the Award is calculated, is or, in the Compensation Committee’s discretion, may be subject to the compensation expense deduction limitations set forth in Section 162(m) of the Code.

“Disability” means the disability of a Participant such that the Participant is considered disabled under any retirement plan of the Company which is qualified under Section 401 of the Code, or as otherwise determined by the Committee.

“Economic Profit” means net operating profit after taxes less a charge for the net assets used in the business.

“Eligible Employee” means any member of the management team of the Company or a subsidiary thereof.

“Executive Officer” means anyone who is an executive officer under the rules and regulations of the Securities Exchange Act of 1934, as amended.

“Management Committee” means a committee consisting of one or more of the Company’s Chief Executive Officer, Vice President of Administration, Chief Financial Officer and such other senior management team member who supervises a Participant, as such committee is constituted from time to time and for such purposes, all as determined by the Chief Executive Officer.

“Participant” means an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.

“Performance Period” means the Company’s fiscal year.

“Performance-Based Compensation” means an Award to a Covered Officer that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

“Retirement” means termination of employment, other than by death or Disability or termination for Cause, on or after age 55, provided the Participant has been employed by the Company and/or one or more affiliates for at least ten years, or termination of employment, other than for death or Disability or termination for Cause, on or after age 62.

3.   Administration.

3.1   Authority of Committee.  The Committee shall administer this Plan.  For all purposes under this Plan, the Committee shall refer to the Compensation Committee to the extent this Plan relates to Awards made to Executive Officers and shall refer to the Management Committee to the extent this Plan relates to Awards to Participants other than Executive Officers.  The Committee shall have exclusive power, subject to the limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan.  The Committee shall have the authority to interpret and implement this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable.  The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan.  A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee.

3.2   Indemnification.  To the full extent permitted by law, (i) no member or former member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members or former members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

4.   Awards.

4.1   Allocation of Awards.  Within 90 days following the commencement of each Performance Period, the Committee may select such Eligible Employees as they deem appropriate to participate in the Plan.  Eligible Employees selected to participate will be entitled to receive an award of bonus compensation based on the levels of attainment of performance measures selected by the Committee, within such 90-day period, consisting of one or any combination of two or more of revenue, or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profit after tax), Economic Profit, inventory, receivables, total or net operating asset turnover, operating income, operating expense, total shareholder return, return on equity, return on invested capital and working capital, each of which may be expressed in absolute amounts, on a per share basis, as a growth rate, as a change from prior Performance Periods or relative to a designated peer group or index of comparable companies, and any such targets may relate to one or any combination of two or more of corporate, group, unit, division, affiliate or individual performance (each, a “Performance Measure”).  In addition, for any Award that is not intended to qualify as Performance-Based Compensation, the Award may be based on the attainment of such other targets as the Committee may determine.

4.2   Attainment of Performance Measures.  The payment of an Award will be contingent upon the degree of attainment of such Performance Measures over the applicable Performance Period as are specified by the Committee.  The Committee may, in its discretion, modify the Performance Measures applicable to a Performance Period if it determines that as a result of changed circumstances, such modification is required to reflect the original intent of such Performance Measures.  Each Performance Measure may be adjusted if so determined by the Committee, to exclude the effects of extraordinary items, unusual or non-recurring events, changes in accounting principles, realized investment gains or losses, discontinued operations, acquisitions, divestitures, material restructuring or impairment charges and other items as the Committee determines to be required so that the operations results of the Company, group, unit, division or affiliate, as applicable, shall be computed on a comparative basis; provided that no such adjustment shall be made to an Award intended to qualify as Performance-Based Compensation if the effect of such adjustment would be to cause the Award to fail to qualify as Performance-Based Compensation.

4.3   Maximum Amount of Awards.  No Participant who is a Covered Officer shall be entitled to receive an Award payment for any Performance Period that exceeds $2,000,000 for the Performance Period.

4.4  Negative Discretion.  The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate an Award payable to any Participant for any reason, including changes in the position or duties of any Participant with the Company or any subsidiary of the Company during the Performance Period.

4.5   Payment of Awards.  Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the Performance Measures were attained and the Awards payable to Participants.  In the case of Awards intended to constitute Performance-Based Compensation, the Committee shall prescribe the degree of attainment of such Performance Measures required for the payment of an Award and that the Award shall be earned only upon, and to the extent that, Performance Measures as described in Section 4.1 are satisfied within the Performance Period for the Award. Each Participant shall receive payment in cash within two and a half months after the fiscal year-end following the determination in respect thereof made pursuant to this Section 4.5.  If the terms of the Award so provide, the Award may be settled in equity securities issued under the Company’s then-effective stock incentive plan.

5.   Effective Date of the Plan.  The Plan shall become effective as of January 1, 2014; provided that this Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present or represented and entitled to vote in person or by proxy on this matter at the 2013 annual meeting of the Company’s shareholders and that the affirmative vote is of a majority of the minimum number of outstanding shares of Common Stock of the Company necessary to constitute a quorum for the transaction of business at the meeting.  The Plan shall remain in effect until it has been terminated pursuant to Section 8.

6.   Right to Terminate Employment.  Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of a Participant with or without cause.  Employment with the Company remains “at will,” which means that all aspects of the job, including employment by the Company, may be changed or terminated by the Company at any time with or without cause.  Likewise, the Participant may terminate employment with the Company.

7.   Tax Withholding.  The Company shall have the right to withhold from cash or stock payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

8.   Amendment, Modification and Termination of the Plan.  The Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid.  Amendments are subject to approval of the shareholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation.  No Award may be granted during any suspension of the Plan or after its termination.

9.   Unfunded Plan.  The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan.  No Participant shall, by virtue of this Plan, have any interest in any specific assets of the Company or any of its direct or indirect subsidiaries.

10.   Other Benefit and Compensation Programs.  Neither the adoption of the Plan by the Committee nor its submission to the shareholders of the Company shall be construed as creating any limitation on the power of the Committee to adopt such other incentive arrangements as it may deem appropriate.  Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any subsidiary unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

11.   Termination of Employment.  Should a Participant’s employment terminate prior to the end of the Performance Period for any reason other than death, Disability or Retirement, the Participant will not be entitled to payment of an Award for the Performance Period.  If a Participant’s employment with the Company terminates by reason of death, Disability or Retirement, a prorated payment will be made within two and a half months following the end of the Performance Period, based upon the time the Participant served during the Performance Period.  The Award will be based on the performance over the entire Performance Period.  In the event of termination of the Participant’s employment by reason of death, Disability or Retirement, any election to receive payout in the form of equity securities under the Company’s stock incentive plan shall be null and void.

12.   Change of Job Within Company.  A Participant who is promoted or demoted to a position with different Performance Measures or performance targets will have a prorated Award based upon the time served in each job during the Performance Period, provided at least 90 days was served in each job.  If a Participant is in a position for less than 90 days during the Performance Period, the Award is based on the Performance Measures and performance targets of the job served in the longest.  A Participant who changes jobs that is no longer eligible for this Plan retains the right to receive a prorated Award under the Plan based on the length of time as a Participant provided at least 90 days was served as a Participant.  Notwithstanding the foregoing, no Award that is intended to qualify as Performance-Based Compensation shall be provided to a new hire or adjusted for a promotion, demotion or job change unless expressly approved by the Committee in accordance with the requirements of Section 162(m) of the Code and the regulations promulgated thereunder.

13.   Governing Law.  To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota and construed accordingly.

TENNANT COMPANY ANNUAL MEETING OF SHAREHOLDERS 10:30 a.m. CDT Wednesday, April 24, 2013 Golden Valley Country Club 7001 Golden Valley Road Golden Valley, MN 55427

Driving Directions:

FROM THE WEST:
Highway 55 East to Winnetka Avenue (stoplight). Left on Winnetka to Golden Valley Road. Right on Golden Valley Road for approximately one mile. Entrance to clubhouse on the right, just after the railroad tracks.

FROM THE EAST:
Downtown
Interstate 394 West to Highway 100 North. 100 North to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad tracks.

FROM THE SOUTH:
Interstate 494 West to Highway 100 North. 100 North to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad tracks.

FROM THE NORTH:
Highway 100 South to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad tracks.

Important Notice Regarding the Availability of Proxy Materials for the Annual meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

TENNANT COMPANY
ANNUAL MEETING OF SHAREHOLDERS
APRIL 24, 2013, 10:30 A.M.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas Paulson and Heidi M. Wilson, and each of them, as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them or either of them to represent and to vote, as designated herein, all the shares of Common Stock of Tennant Company (the “Company”) held of record by the undersigned on March 1, 2013, at the Annual Meeting of Shareholders to be held on April 24, 2013, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5.

This Proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Tennant Company Retirement Savings Plan (090984) (“Plan”).  This Proxy, when properly executed, will be voted as directed.  If voting instructions are not received by the proxy tabulator by April 20, 2013, the undersigned will be treated as directing the Plan’s Trustee to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote OR the shares will not be voted.

THESE INSTRUCTIONS, WHEN PROPERLY EXECUTED, WILL BE FOLLOWED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side.  See reverse for voting.

TENNANT COMPANY 701 NORTH LILAC DRIVE P.O. BOX 1452 MINNEAPOLIS, MN 55440-1452
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 23, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Tennant Company in mailing proxy materials, you can consent to receiving all shareholder communications, including future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 23, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TENNANT COMPANY
The Board of Directors recommends a vote FOR all nominees listed.
Vote On Directors

	1.	Election of Directors Nominees:			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominees(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		01)	Azita Arvani
		02)	William F. Austen
		03)	James T. Hale
		04)	H. Chris Killingstad
If elected, Ms. Arvani and Messrs. Austen, Hale and Killingstad will serve for a term of three years.

Vote On Proposals
The Board of Directors recommends you vote FOR the following proposals:
							For	Against	Abstain
2.	Ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2013.						☐	☐	☐

3.	Advisory approval of executive compensation.						☐	☐	☐

4.	Approve the Tennant Company Amended and Restated 2010 Stock Incentive Plan, as Amended.						☐	☐	☐

5.	Approve the Tennant Company 2014 Short-Term Incentive Plan.						☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)				Date	Signature (Joint Owners)			Date